UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Pacific Gas and Electric Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PG&E Corporation and Pacific Gas and Electric Company Joint Notice of 2009 Annual Meetings • Joint Proxy Statement

April 1, 2009

To the Shareholders of PG&E Corporation and Pacific Gas and Electric Company:

You are cordially invited to attend the 13th annual meeting of PG&E Corporation and the 103rd annual meeting of Pacific Gas and Electric Company. The meetings will be held concurrently on Wednesday, May 13, 2009, at 10:00 a.m., at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California.

The following Joint Proxy Statement contains information about matters to be considered at both the PG&E Corporation and Pacific Gas and Electric Company annual meetings. At the annual meetings, PG&E Corporation and Pacific Gas and Electric Company shareholders will be asked to vote on the election of directors and ratification of the appointment of the independent registered public accounting firm for 2009 for each company. The Boards of Directors and management of PG&E Corporation and Pacific Gas and Electric Company recommend that you vote "FOR" the nominees for directors and the ratification of the appointment of Deloitte & Touche LLP as each company's independent registered public accounting firm for 2009, as set forth in the Joint Proxy Statement.

PG&E Corporation shareholders also will be asked to vote on the proposals submitted by individual PG&E Corporation shareholders described in the Joint Proxy Statement. For the reasons stated in the Joint Proxy Statement, the PG&E Corporation Board of Directors and management recommend that PG&E Corporation shareholders vote "AGAINST" these proposals.

Your vote on the business at the annual meetings is important. For your convenience, we offer you the option of submitting your proxy and voting instructions over the Internet, by telephone, or by mail. Whether or not you plan to attend the annual meetings, please vote as soon as possible so that your shares can be represented at the annual meetings.

Sincerely,

Peter A. Darbee
Chairman of the Board, Chief Executive Officer,
and President of PG&E Corporation
President and Chief Executive Officer of
Pacific Gas and Electric Company

Joint Notice of Annual Meetings of Shareholders
of PG&E Corporation and Pacific Gas and Electric Company

April 1, 2009

To the Shareholders of PG&E Corporation and Pacific Gas and Electric Company:

The annual meetings of shareholders of PG&E Corporation and Pacific Gas and Electric Company will be held concurrently on Wednesday, May 13, 2009, at 10:00 a.m., at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California, for the purpose of considering the following matters:

1.
For PG&E Corporation and Pacific Gas and Electric Company shareholders, to elect the following nine individuals nominated by the respective Board of Directors to each serve as director on each Board for the ensuing year:
David R. Andrews	Maryellen C. Herringer	Forrest E. Miller
C. Lee Cox	Roger H. Kimmel	Barbara L. Rambo
Peter A. Darbee	Richard A. Meserve	Barry Lawson Williams
2.
For PG&E Corporation and Pacific Gas and Electric Company shareholders, to ratify each Audit Committee's appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2009 for PG&E Corporation and Pacific Gas and Electric Company,

3.
For PG&E Corporation shareholders only, to act upon proposals submitted by PG&E Corporation shareholders and described on pages 35 through 38 of the Joint Proxy Statement, and

4.
For PG&E Corporation and Pacific Gas and Electric Company shareholders, to transact any other business that may properly come before the meetings and any adjournments or postponements of the meetings. If such matters are raised by shareholders, those matters must be properly submitted consistent with the respective company's advance notice bylaws and other requirements relating to such matters.

This notice serves as the notice of annual meetings for those shareholders of PG&E Corporation or Pacific Gas and Electric Company who previously elected to receive their proxy materials in paper format. All other shareholders were sent an "Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 13, 2009 and Notice of Annual Meeting" ("Notice of Annual Meeting and Internet Availability of Proxy Materials") for PG&E Corporation or Pacific Gas and Electric Company, as applicable.

The Boards of Directors have set the close of business on March 16, 2009 as the record date for determining which shareholders are entitled to receive notice of and to vote at the annual meetings.

By Order of the Boards of Directors of
PG&E Corporation and Pacific Gas and Electric Company,

Linda Y.H. Cheng
Vice President, Corporate Governance and Corporate Secretary of
PG&E Corporation and
Pacific Gas and Electric Company

PG&E Corporation and Pacific Gas and Electric Company

Joint Proxy Statement

The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company (each a "Board" and together, the "Boards") are soliciting proxies for use at the companies' annual meetings of shareholders, including any adjournments or postponements.

This Joint Proxy Statement describes certain matters that management expects will be voted on at the annual meetings, gives you information about PG&E Corporation and Pacific Gas and Electric Company and their respective Boards and management, and provides general information about the voting process and attendance at the annual meetings.

A Notice of Annual Meeting and Internet Availability of Proxy Materials or a copy of the Joint Proxy Statement, a proxy card, and the 2008 Annual Report ("Annual Report") were mailed to shareholders beginning on or about April 1, 2009. The materials were sent to anyone who owned shares of common stock of PG&E Corporation and/or shares of preferred stock of Pacific Gas and Electric Company at the close of business on March 16, 2009. This date is the record date set by the Boards to determine which shareholders may vote at the annual meetings.

Questions and Answers

When and where will the annual meetings be held?

The annual meetings will be held concurrently on Wednesday, May 13, 2009, at 10:00 a.m., at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California. A map and directions to the meeting venue can be found at the back of this Joint Proxy Statement.

Why did the company mail a notice regarding the Internet availability of proxy materials instead of a full set of proxy materials?

PG&E Corporation and Pacific Gas and Electric Company have elected to provide access to their proxy materials over the Internet, in accordance with rules adopted by the Securities and Exchange Commission. This distribution process conserves natural resources and reduces the cost of printing and distributing the companies' proxy materials.

The proxy materials are available on the website referenced in the Notice of Annual Meeting and Internet Availability of Proxy Materials. For shareholders who prefer to access the proxy materials in printed form, the Notice also contains instructions on how to request a printed set of proxy materials by mail.

How do I vote?

You can attend and vote at the annual meetings, or the proxyholders will vote your shares as you indicate on your proxy. There are three ways to submit your proxy:

1.
By Internet.    Shareholders who have received a Notice of Annual Meeting and Internet Availability of Proxy Materials from PG&E Corporation or Pacific Gas and Electric Company, as applicable, may submit proxies over the Internet by following the instructions in the Notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

2.
By telephone.    If you request printed copies of the proxy materials by mail, you may submit proxies by calling the toll-free number found on the proxy card or voting instruction card.

3.
By mail.    If you request printed copies of the proxy materials by mail, you may submit proxies by completing, signing, and dating the proxy card or voting instruction card and mailing it in the postage-paid envelope provided.

If you submit your proxy over the Internet or by telephone, your vote must be received by 6:00 a.m., Eastern time, on Wednesday, May 13, 2009. These Internet and telephone voting procedures comply with California law.

If you submit your proxy by mail, your vote must be received by 10:00 a.m., Pacific time, on Wednesday, May 13, 2009.

What am I voting on and what are each Board's voting recommendations?

PG&E Corporation shareholders will be voting on the following items:

Item No.	Description	Board's Voting Recommendation
1	Election of Directors	For all nominees
2	Ratification of Appointment of the Independent Registered Public Accounting Firm	For this proposal
3-4	Shareholder Proposals	Against these proposals

Pacific Gas and Electric Company shareholders will be voting on the following items:

Item No.	Description	Board's Voting Recommendation
1	Election of Directors	For all nominees
2	Ratification of Appointment of the Independent Registered Public Accounting Firm	For this proposal

What vote is required to approve each item?

A majority voting standard applies to the election of each director nominee and to the approval of each other item described in this Joint Proxy Statement. A director nominee will be elected, and a proposal will be approved, if a majority of the shares represented and voting approve that nominee's election or the proposal. Abstentions will not be considered in determining whether a majority of the shares represented and voting have elected a director nominee or approved a proposal. Similarly, any broker non-votes (see definition below) that occur with respect to a proposal will not be considered in determining whether a majority of the shares represented and voting have approved that proposal. As explained below, broker non-votes do not apply to the election of directors and the ratification of the appointment of the independent registered public accounting firm.

In addition, the shares voting affirmatively must equal at least a majority of the required quorum. This means that the shares voting affirmatively must be greater than 25 percent of the outstanding shares entitled to vote. For this purpose, abstentions could prevent the election of a director nominee or the approval of a proposal, and broker non-votes that occur with respect to a proposal could prevent the approval of that proposal, if the number of shares voting affirmatively do not constitute a majority of the required quorum.

What is a broker non-vote?

If you hold your shares indirectly through a broker, bank, trustee, nominee, or other third party, that party is the registered holder of your shares and submits the proxy to vote your shares. You are the beneficial owner of the shares and typically you will be asked to provide your broker or other registered holder with instructions as to how you want your shares to be voted. Under the rules of the New York Stock Exchange, if you fail to provide your broker with voting instructions, your broker can use its discretion to vote your shares on certain routine matters, like the uncontested election of directors and the ratification of the appointment of the independent registered public accounting firm. However, your broker may not use its discretion to vote your shares on certain other matters, like shareholder proposals. When a broker votes your shares on routine matters but is unable to vote your shares on other matters because you have failed to provide instructions, a "broker non-vote" occurs with respect to these other matters.

What shares am I entitled to vote?

For PG&E Corporation registered shareholders, the shares that you are entitled to vote represent all the shares of PG&E Corporation common stock in your account as of the close of business on March 16, 2009, including shares in the PG&E Corporation Dividend Reinvestment and Stock Purchase Plan. For Pacific Gas and Electric Company registered shareholders, the shares that you are entitled to vote represent all the shares of Pacific Gas and Electric Company preferred stock in your account as of the close of business on March 16, 2009.

If you are a registered shareholder of both PG&E Corporation common stock and Pacific Gas and Electric Company preferred stock, you are entitled to vote separately for each company. If you receive more than one copy of the Notice of Annual Meeting and Internet Availability of Proxy Materials or more than one proxy card for either company, it means that your shares are held in more than one account. You should vote the shares in all of your accounts.

How many copies of the Joint Proxy Statement and Annual Report will I receive?

If you are a registered shareholder of PG&E Corporation common stock and/or Pacific Gas and Electric Company preferred stock, for each account you will receive one Notice of Annual Meeting and Internet Availability of Proxy Materials, unless you have requested paper copies of the proxy materials, in which case you will receive one Joint Proxy Statement, a proxy card, and one Annual Report.

If you are a beneficial owner of PG&E Corporation common stock and/or Pacific Gas and Electric Company preferred stock and you receive your proxy materials through Broadridge Investor Communication Solutions (Broadridge) and there are multiple beneficial owners at the same address, you may receive fewer Notices of Annual Meeting and Internet Availability of Proxy Materials or fewer paper copies of the Joint Proxy Statement and the Annual Report than the number of beneficial owners at that address. Securities and Exchange Commission rules permit Broadridge to deliver only one Joint Proxy Statement and one Annual Report to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at that same address.

If you receive your proxy materials through Broadridge and (1) you currently only receive one copy of the proxy materials at a shared address but wish to receive a separate copy of this Joint Proxy Statement and the Annual Report, or any future proxy statement or annual report, or (2) you share an address with other beneficial owners who also receive their proxy materials through Broadridge and wish to request delivery of a single copy of the annual report or the proxy statement to the shared address in the future, please contact the office of the Corporate Secretary of PG&E Corporation or Pacific Gas and Electric Company, as appropriate, at One Market, Spear Tower, Suite 2400, San Francisco, CA 94105, or call 1-415-267-7070.

Are proxy materials for the annual meetings available on-line?

Yes. You can go on-line at www.pgecorp.com/investors/financial_reports/ to access this 2009 Joint Proxy Statement and the 2008 Annual Report to Shareholders.

You also can vote your proxy on-line, as noted on page 1 of this Joint Proxy Statement. Specific voting instructions also are included on the Notice of Annual Meeting and Internet Availability of Proxy Materials and the proxy card.

What if I return my proxy but I do not specify how I want my shares voted?

The PG&E Corporation proxyholders will vote those shares "For" Items 1 and 2, and "Against" Items 3 and 4. The Pacific Gas and Electric Company proxyholders will vote those shares "For" Items 1 and 2.

What if I do not submit my proxy?

Your shares will not be voted if you do not provide a proxy or vote at the annual meetings.

Can I change my proxy vote?

Yes. You can change your proxy vote or revoke your proxy any time before it is exercised by (1) returning a signed proxy card with a later date, (2) entering a new vote over the Internet or by telephone, (3) notifying the Corporate Secretary of the appropriate company in writing, or (4) submitting a written ballot at the annual meetings.

Is my vote confidential?

Yes. PG&E Corporation and Pacific Gas and Electric Company each have adopted a confidential voting policy under which shareholder votes are revealed only to a non-employee proxy tabulator or an independent inspector of election, except (1) as necessary to meet legal requirements, (2) in a dispute regarding authenticity of proxies and ballots, (3) in the event of a proxy contest if the other party does not agree to comply with the confidential voting policy, and (4) where disclosure may be necessary for either company to assert or defend claims.

Who will count the votes?

Corporate Election Services will act as the proxy tabulators and the inspectors of election for the 2009 annual meetings. Corporate Election Services is independent of PG&E Corporation and Pacific Gas and Electric Company and the companies' respective directors, officers, and employees.

How many shares are entitled to vote at the annual meetings?

On March 16, 2009, there were 366,777,943 shares of PG&E Corporation common stock, without par value, outstanding and entitled to vote. Each share is entitled to one vote.

On March 16, 2009, there were 10,319,782 shares of Pacific Gas and Electric Company preferred stock, $25 par value, and 264,374,809 shares of Pacific Gas and Electric Company common stock, $5 par value, outstanding and entitled to vote. Each share is entitled to one vote.

A quorum is necessary to conduct business at each annual meeting. A majority of the shares entitled to vote at each meeting must be represented at the meeting in person or by proxy to constitute a quorum. Abstentions and broker non-votes will be considered in determining whether a quorum is present at each meeting.

May I attend the annual meetings?

All shareholders of record as of the close of business on March 16, 2009 may attend the annual meetings of PG&E Corporation and Pacific Gas and Electric Company. You must have an admission ticket to attend the annual meetings. Also, shareholders will be asked to present valid photo identification, such as a driver's license or passport, before being admitted to the meetings.

If you are a registered shareholder, your Notice of Annual Meeting and Internet Availability of Proxy Materials will be your admission ticket. Please bring this Notice to the meetings. If a broker, bank, trustee, nominee, or other third party holds your shares, please inform that party that you plan to attend the annual meetings and ask for a legal proxy. Bring the legal proxy to the shareholder registration area when you arrive at the meetings and we will issue an admission ticket to you. If you cannot get a legal proxy in time, we will issue you an admission ticket if you bring a copy of your brokerage or bank account statement showing that you owned PG&E Corporation or Pacific Gas and Electric Company stock as of March 16, 2009.

Cameras, tape recorders, and other electronic recording devices will not be allowed in the meetings, other than for PG&E Corporation and Pacific Gas and Electric Company purposes. No items will be allowed into the meetings that might pose a safety or security risk.

Real-time captioning services and assistive listening devices will be available at the meetings. Please note that real-time captioning materials are not reviewed by either company before they are presented to shareholders, in order to provide timely information to shareholders attending the meetings. Any documents created in the real-time captioning process cannot be relied upon as an accurate transcript of the annual meeting proceedings.

May I bring a guest to the annual meetings?

Each registered shareholder or beneficial owner may bring up to a total of three of the following individuals to the annual meetings: (1) a spouse or domestic partner, (2) legal proxies, (3) qualified representatives presenting the shareholder's proposal, or (4) financial or legal advisors.

Shareholders must notify the Corporate Secretary of the appropriate company in advance if they intend to bring any legal proxy, qualified representative, or advisor to the annual meetings. The notice must include the name and address of the legal proxy, representative, or advisor, and must be received at the principal executive office of the appropriate company by 5:00 p.m., Pacific time, on May 6, 2009, in order to allow enough time for the issuance of additional admission tickets. We recommend that shareholders send their notice by a method that allows them to determine when the notice was received at the principal executive office of the appropriate company.

How will the annual meetings be conducted?

The Chairman of the Board of PG&E Corporation will preside over the meetings and make any and all determinations regarding the conduct of the meetings.

All items of business described in this Joint Proxy Statement will be deemed presented at the annual meetings.

For each shareholder proposal, a qualified representative will have an opportunity to discuss that item. Shareholders will have an opportunity to raise other comments and questions regarding that proposal.

There will be a general question and answer period. Questions and comments should pertain to corporate performance, items for consideration at the meeting, or other matters of interest to shareholders generally. The meeting is not a forum to present general economic, political, or other views that are not directly related to the business of PG&E Corporation or Pacific Gas and Electric Company.

Shareholders will be recognized on a rotating basis. If you wish to speak, please raise your hand and wait to be recognized. When you are called upon, please direct your questions and comments to the company officer chairing the meetings. Each person called upon during the meetings will have a maximum of three minutes on any one question or comment.

How do PG&E Corporation and Pacific Gas and Electric Company select nominees for director?

The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each select nominees based on recommendations received from the PG&E Corporation Nominating and Governance Committee. The Committee's recommendations are based upon a review of the qualifications of Board candidates, and consultation with the PG&E Corporation Chairman of the Board or the Pacific Gas and Electric Company Chairman of the Board, as applicable, and the PG&E Corporation Chief Executive Officer.

The Committee receives recommendations for director nominees from a variety of sources, including shareholders, management, and Board members. The Committee reviews all recommended candidates at the same time and uses the same review criteria for all candidates.

Were any directors elected since the 2008 annual meetings?

During 2008, several positions on the Boards of PG&E Corporation and Pacific Gas and Electric Company became vacant following the 2008 annual meetings of shareholders. The Boards of Directors each elected two directors to fill those positions. Mr. Roger H. Kimmel was suggested by an executive officer of PG&E Corporation. Mr. Forrest E. Miller was identified through a third-party search firm and also was suggested by a non-management director of PG&E Corporation and Pacific Gas and Electric Company. Both Mr. Kimmel and Mr. Miller are nominated for re-election at the 2009 annual meetings.

Did the PG&E Corporation Nominating and Governance Committee use a third-party director search firm?

During 2008, the PG&E Corporation Nominating and Governance Committee retained an independent third-party search firm to assist in the identification and selection of qualified director candidates, given the fact that several Board positions became vacant following the 2008 annual meetings of shareholders. Based on an examination of the existing composition of the Boards, the qualifications of the current directors, the specific qualifications for director candidates that previously were approved by the Boards, and applicable stock exchange and other regulatory requirements regarding the independence and qualifications of the Boards as a whole and any key Board committees, the search firm conducted research and initial interviews with potential candidates, and provided the Committee and the PG&E Corporation Chairman of the Board with background information regarding a list of individuals who conformed with the applicable qualifications and characteristics.

What are the qualifications for director?

Board members should be qualified, dedicated, ethical, and highly regarded individuals who have experience relevant to the company's operations and understand the complexities of that company's business environment. The PG&E Corporation Nominating and Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current composition of each company's Board, and submits its recommendations to the applicable Board for review and approval.

In conducting this review, the Committee considers the requirements for director independence contained in each company's Corporate Governance Guidelines, as well as diversity, age, skills, and any other factors that it deems appropriate, given the current needs of the Board and that company.

May I recommend someone for PG&E Corporation and Pacific Gas and Electric Company to consider as a director nominee?

Shareholders may recommend a person to be a director of PG&E Corporation or Pacific Gas and Electric Company, as applicable, by writing to that company's Corporate Secretary. Each recommendation must include:

1.
A brief description of the candidate,

2.
The candidate's name, age, business address, and residence address,

3.
The candidate's principal occupation and the class and number of shares of the company's stock owned by the candidate, and

4.
Any other information that would be required under the rules of the Securities and Exchange Commission in a proxy statement listing the candidate as a nominee for director.

Recommended candidates may be required to provide additional information.

May I nominate someone to be a director during the annual meetings?

Each company's Bylaws require advance written notice of the intention to nominate an individual for director of either PG&E Corporation or Pacific Gas and Electric Company during an annual meeting. The notice for nominations to be made at the 2009 annual meetings must have been received at the principal executive office of the appropriate company by February 16, 2009. If you would like to nominate an individual for director of either PG&E Corporation or Pacific Gas and Electric Company during the 2010 annual meetings, your advance written notice of the nomination must be received at the principal executive office of the appropriate company no later than 5:00 p.m. Pacific time, on February 15, 2010.

While you should consult the appropriate company's Bylaws for specific requirements, your notice generally should include:

1.
A brief description of your nomination,

2.
Your name and address, as they appear in the company's records,

3.
The class and number of shares of the company's stock that you own,

4.
Any material interest you may have in the nomination,

5.
The nominee's name, age, business address, and residence address,

6.
The nominee's principal occupation and the class and number of shares of the company's stock owned by the nominee, and

7.
Any other information that would be required under the rules of the Securities and Exchange Commission in a proxy statement listing the nominee as a candidate for director.

If you wish to submit a nomination for a director candidate during the annual meetings, we recommend that you submit your advance written notice using a method that indicates when the notice was received at the principal executive office of the appropriate company.

Can shareholders make other proposals at the annual meetings?

Each company's Bylaws require advance written notice of the intention to make a shareholder proposal or bring other matters for action at an annual meeting. The notice for proposals and other matters to be considered by shareholders at the 2009 annual meetings must have been received at the principal executive office of the appropriate company by February 16, 2009. The companies did not receive timely advance written notice of any other shareholder matters that will be introduced at the annual meetings.

If you would like to introduce a shareholder proposal or other business at PG&E Corporation's or Pacific Gas and Electric Company's 2010 annual meeting, your proper advance written notice of the matter must be received at the principal executive office of the appropriate company no later than 5:00 p.m., Pacific time, on February 15, 2010. However, if the 2010 annual meeting of either company is scheduled on a date that differs by more than 30 days from the anniversary date of the 2009 annual meetings, your notice will be timely if it is received no later than the tenth day after the date on which that company publicly discloses the date of its 2010 annual meeting.

If you wish to submit a shareholder proposal or advance notice of other business to be brought before the 2010 annual meetings, we recommend that you use a method that indicates when the shareholder proposal or advance notice of other business was received at the principal executive office of the appropriate company.

Is there a different due date that applies if I want my shareholder proposal to be included in the proxy statement for the 2010 annual meetings?

Yes. If you would like to submit a proposal to be included in either company's proxy statement for the 2010 annual meetings, that company's Corporate Secretary must receive your proposal by 5:00 p.m., Pacific time, on December 2, 2009.

Where can I obtain information about the PG&E Corporation or Pacific Gas and Electric Company Bylaws, Corporate Governance Guidelines, and Code of Conduct?

The following documents are available in the Corporate Governance section of PG&E Corporation's website, www.pgecorp.com/aboutus/, or Pacific Gas and Electric Company's website, www.pge.com/about/:

•
PG&E Corporation's and Pacific Gas and Electric Company's respective Bylaws,

•
PG&E Corporation's and Pacific Gas and Electric Company's respective Corporate Governance Guidelines (the PG&E Corporation Corporate Governance Guidelines are also included in this Joint Proxy Statement),

•
PG&E Corporation's and Pacific Gas and Electric Company's respective codes of conduct and ethics that apply to each company's directors and employees, including executive officers, and

•
Charters of the following key Board committees: the companies' Audit Committees, the companies' Executive Committees, the PG&E Corporation Compensation Committee, the PG&E Corporation Finance Committee, the PG&E Corporation Nominating and Governance Committee, and the PG&E Corporation Public Policy Committee.

Shareholders also may obtain print copies of these documents by sending a written request to the Corporate Secretary of the appropriate company.

How much did this proxy solicitation cost?

PG&E Corporation and Pacific Gas and Electric Company hired D.F. King & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes. The estimated fee is $17,500 plus reasonable out-of-pocket expenses. In addition, PG&E Corporation and Pacific Gas and Electric Company will reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

What is the address of the principal executive office of PG&E Corporation or Pacific Gas and Electric Company?

PG&E Corporation
One Market, Spear Tower, Suite 2400
San Francisco, CA 94105

Pacific Gas and Electric Company
77 Beale Street, 32nd Floor
San Francisco, CA 94105

How do I contact the directors or officers of PG&E Corporation or Pacific Gas and Electric Company?

Correspondence to the PG&E Corporation and Pacific Gas and Electric Company Boards of Directors or any individual directors (including the non-employee directors as a whole, or the lead director) or officers should be sent in care of the Corporate Secretary to the principal executive office of the appropriate company. Correspondence addressed to either company's Board of Directors as a body, or to all of the directors in their entirety, will be sent to the lead director. The Corporate Secretary will regularly provide each Board with a summary of all such shareholder communications that the Corporate Secretary receives on behalf of that Board. A majority of the independent members of the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company have approved this process for shareholders to send communications to the Boards of Directors.

Are PG&E Corporation and Pacific Gas and Electric Company committed to good corporate governance practices?

PG&E Corporation and Pacific Gas and Electric Company have a commitment to good corporate governance practices. These practices provide a framework within which the Boards of Directors and management of PG&E Corporation and Pacific Gas and Electric Company can pursue the business objectives of those companies. The foundation for these practices is the independent nature of the Board and its fiduciary responsibility to the company's shareholders.

Our corporate governance practices are documented in Corporate Governance Guidelines that are adopted by the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company and that are updated from time to time as appropriate, and as recommended by the PG&E Corporation Nominating and Governance Committee.

The PG&E Corporation Corporate Governance Guidelines are included on the following pages. The Pacific Gas and Electric Company Corporate Governance Guidelines are identical to the PG&E Corporation Corporate Governance Guidelines in all material respects and, therefore, are not included in this Joint Proxy Statement. The Corporate Governance Guidelines for each company also are available in the Corporate Governance section of PG&E Corporation's website, www.pgecorp.com/aboutus/, or Pacific Gas and Electric Company's website, www.pge.com/about/.

Corporate Governance Guidelines

December 17, 2008

1.     Election of Directors

  All members of the Board of Directors of PG&E Corporation (the "Corporation") are elected each year and serve one-year terms. Directors are not elected for multiple-year, staggered terms.

2.     Composition of the Board

  The Board's membership is composed of qualified, dedicated, ethical, and highly regarded individuals who have experience relevant to the Corporation's operations and understand the complexities of the Corporation's business environment. The Board seeks to include a diversity of backgrounds, perspectives, and skills among its members. No member of the Board of Directors may be an employee of the American Stock Exchange or a floor member of that exchange.

3.     Independence of Directors

  All members of the Board have a fiduciary responsibility to represent the best interests of the Corporation and all of its shareholders.

  At least 75 percent of the Board is composed of independent directors, defined as directors who (1) are neither current nor former officers or employees of nor consultants to the Corporation or its subsidiaries, (2) are neither current nor former officers or employees of any other corporation on whose board of directors any officer of the Corporation serves as a member, and (3) otherwise meet the definition of "independence" set forth in applicable stock exchange rules. The Board must affirmatively determine whether a director is independent, and may develop categorical standards to assist the Board in determining whether a director has a material relationship with the Corporation, and thus is not independent. Such standards are set forth in Exhibit A to these Corporate Governance Guidelines.

4.     Selection of Directors

  The Board nominates directors for election at the annual meeting of shareholders and selects directors to fill vacancies which occur between annual meetings. The Nominating and Governance Committee, in consultation with the Chairman of the Board and the Chief Executive Officer (CEO) (if the Chairman is not the CEO), reviews the qualifications of the Board candidates and presents recommendations to the full Board for action.

5.     Characteristics of Directors

  The Nominating and Governance Committee annually reviews with the Board, and submits for Board approval, the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Corporation.

6.     Selection of the Chairman of the Board and the Chief Executive Officer

  The Chairman of the Board and the Chief Executive Officer are elected by the Board.

  Based on the circumstances existing at a time that there is a vacancy in the office of either the Chairman of the Board or the Chief Executive Officer, the Board will consider whether the role of Chief Executive Officer should be separate from that of Chairman of the Board, and, if the roles are separate, whether the Chairman should be selected from the independent directors or should be an employee of the Corporation.

7.     Assessing the Board's and Committees' Performance

  The Nominating and Governance Committee oversees the process for evaluating and assessing the performance of the Board, including Board committees. The Board conducts an evaluation at least annually to determine whether it and its committees are functioning effectively. The Board evaluation includes an assessment of the Board's contribution as a whole and specific areas in which the Board and/or management believes a better contribution could be made. The purpose of the review is to increase the effectiveness of the Board as a whole, not to discuss the performance of individual directors. The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee conduct annual evaluations, and any other permanent Board committee that meets on a regular basis conducts periodic evaluations. The Board committees provide the results of any evaluation to the Nominating and Governance Committee, which will review those results and provide them to the Board for consideration in the Board's evaluation.

8.     Size of the Board

  As provided in paragraph I of Article Third of the Corporation's Articles of Incorporation, the Board is composed of no less than 7 and no more than 13 members. The exact number of directors is determined by the Board based on its current composition and requirements, and is specified in Article II, Section 1 of the Corporation's Bylaws.

9.     Advisory Directors

  The Board may designate future directors as advisory directors in advance of their formal election to the Board. Advisory directors attend Board and committee meetings, and receive the same compensation as regular directors. They do not, however, vote on matters before the Board. In this manner, they become familiar with the Corporation's business before assuming the responsibility of serving as a regular director.

10.  Directors Who Change Responsibilities

  Directors shall offer their resignations when they change employment or the major responsibilities they held when they joined the Board. This does not mean that such directors should leave the Board. However, the Board, via the Nominating and Governance Committee, should have the opportunity to review the appropriateness of such directors' nomination for re-election to the Board under these circumstances.

  Directors who are officers of the Corporation also shall offer their resignations upon retirement or other termination of active PG&E Corporation employment.

11.  Retirement Age

  The Board may not designate any person as a candidate for election or re-election as a director after such person has reached the age of 70.

12.  Compensation of Directors

  The Board sets the level of compensation for directors, based on the recommendation of the Compensation Committee, and taking into account the impact of compensation on director independence. Directors who are also current employees of the Corporation receive no additional compensation for service as directors.

  The Compensation Committee reviews periodically the amount and form of compensation paid to directors, taking into account the compensation paid to directors of other comparable U.S. companies. The Committee conducts its review with the assistance of outside experts in the field of executive compensation.

13.  Director Stock Ownership Guidelines

  In order to more closely align the interests of directors and the Corporation's shareholders, directors are encouraged to own a significant equity interest in the Corporation within a reasonable time after election to the Board. A director should own shares of the Corporation's common stock having a dollar value of at least $200,000, measured at the time the stock is acquired or on the first business day of January 2007, whichever is later. A director should achieve this ownership target within five years from the date of his or her election to the Board or the adoption of these guidelines (December 20, 2006), whichever is later. For purposes of calculating a director's level of share ownership, the following are included: (1) shares of PG&E Corporation common stock beneficially owned by the director (as determined in accordance with the rules of the Securities and Exchange Commission), and (2) PG&E Corporation restricted stock units and common stock equivalents held by the director.

14.  Meetings of the Board

  As provided in Article II, Section 4 of the Corporation's Bylaws, the Board meets regularly on previously determined dates. Board meetings shall be held at least quarterly. As provided in Article II, Section 5 of the Bylaws, the Chairman of the Board, the Chief Executive Officer, the President, the Chair of the Executive Committee, or any five directors may call a special meeting of the Board at any time.

  Each Board member is expected to regularly attend Board meetings and meetings of the committees on which the director serves (either in person or by telephone or other similar communication equipment), and to attend annual meetings of the Corporation's shareholders. Pursuant to proxy disclosure rules, the Corporation's proxy statement identifies each director who during the last fiscal year attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and each Board committee on which the director served.

15.  Lead Director

  The lead director shall be elected from among the independent chairs of the standing Board committees, and shall be selected by the independent directors based upon the recommendation of the Nominating and Governance Committee. The lead director shall be elected every three years, and shall serve a three-year term. Any lead director may serve consecutive terms. The lead director shall act as a liaison between the Chairman of the Board and the independent directors, and shall preside at all meetings at which the Chairman is not present. The lead director approves the agendas and schedules for meetings of the Board, and approves information sent to the members of the Board. The lead director has authority to call special meetings of the independent directors.

16.  Meetings of Independent Directors

  The independent directors meet at each regularly scheduled Board meeting in executive session. These executive session meetings are chaired by the lead director. Following each such meeting, the lead director, or one or more other independent directors designated by the lead director, has a discussion with the Chairman of the Board (if the Chairman is not an independent director) and the Chief Executive Officer (if the Chairman is not the CEO) regarding the executive session meeting.

  The lead director establishes the agenda for each executive session meeting of independent directors, and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting.

17.  Board Agenda Items

  The Chairman of the Board, in consultation with the Chief Executive Officer (if the Chairman is not the CEO), establishes the agenda for each meeting.

  Board members are encouraged to suggest the inclusion of items on the agenda.

18.  Board Materials and Presentations

  The agenda for each meeting is provided in advance of the meeting, together with written materials on matters to be presented for consideration, for the directors' review prior to the meeting. As a general rule, written materials are provided in advance on all matters requiring Board action. Written materials are concise summaries of the relevant information, designed to provide a foundation for the Board's discussion of key issues and make the most efficient use of the Board's meeting time. Directors may request from the Chairman of the Board and the Chief Executive Officer (if the Chairman is not the CEO) any additional information they believe to be necessary to perform their duties.

19.  Regular Attendance of Non-Directors at Board Meetings

  Members of management, as designated by the Chairman of the Board and the Chief Executive Officer (if the Chairman is not the CEO), attend each meeting of the Board.

20.  Board Committees

  The Board establishes committees to assist the Board in overseeing the affairs of the Corporation.

  Currently, there are six committees. The Executive Committee exercises all powers of the Board (subject to the provisions of law and limits imposed by the Board) and meets only at such times as it is infeasible to convene a meeting of the full Board. The Audit Committee, the Compensation Committee, the Finance Committee, the Nominating and Governance Committee, and the Public Policy Committee are each responsible for defined areas delegated by the Board.

21.  Membership of Board Committees

  All permanent Board committees, other than the Executive Committee, are chaired by independent directors. Each such independent committee chair shall be elected to serve a three-year term (provided that such committee chair continues to be re-elected to the Board during that term). Any such committee chair may serve consecutive terms. The terms for each of the committee chair positions shall be staggered such that roughly one-third of the positions are appointed each year. Each independent committee chair shall act as a liaison between the Chairman of the Board and the respective committee, and shall preside at all meetings of that committee. Each independent committee chair approves the agendas and schedules for meetings of the respective committee, and approves information sent to the committee members. Each independent committee chair has authority to call special meetings of the respective committee.

  The Audit Committee, the Compensation Committee, the Finance Committee, the

  Nominating and Governance Committee, and the Public Policy Committee are composed entirely of independent directors, as defined in Section 3 of these guidelines.

  Members of the Audit Committee also must satisfy the audit committee independence and qualification requirements established by the Securities and Exchange Commission and any stock exchange on which securities of the Corporation or Pacific Gas and Electric Company are listed. If an Audit Committee member simultaneously serves on the audit committees of three or more public companies other than the Corporation and its subsidiaries, that Committee member must inform the Corporation's Board of Directors and, in order for that member to continue serving on the Corporation's Audit Committee, the Board of Directors must affirmatively determine that such simultaneous service does not impair the ability of that member to serve effectively on the Corporation's Audit Committee.

22.  Appointment of Committee Members

  The composition of each committee is determined by the Board of Directors.

  The Nominating and Governance Committee, after consultation with the Chairman of the Board and the Chief Executive Officer (if the Chairman is not the CEO) and with consideration of the wishes of the individual directors, recommends to the full Board the chairmanship and membership of each committee.

23.  Committee Agenda Items

  The chair of each committee, in consultation with the appropriate members of management, establishes the agenda for each meeting.

  At the beginning of the year, each committee issues a work plan of subjects to be discussed during the year, to the extent such subjects can be foreseen. Copies of these annual work plans are provided to all directors.

24.  Committee Materials and Presentations

  The agenda for each committee meeting is provided in advance of the meeting, together with written materials on matters to be presented for consideration, for the committee members' review prior to the meeting. As a general rule, written materials are provided in advance on all matters to be presented for committee action.

25.  Attendance at Committee Meetings

  The chair of each committee, after consultation with the Chairman of the Board and the Chief Executive Officer (if the Chairman is not the CEO), determines the appropriate members of management to attend each meeting of the Committee.

  Any director or advisory director may attend any meeting of any committee with the concurrence of the committee chair.

26.  Formal Evaluation of the Chief Executive Officer

  The independent directors annually review and evaluate the performance of the Chief Executive Officer. The review is based upon objective criteria, including the performance of the business and accomplishment of objectives previously established in consultation with the Chief Executive Officer.

  The results of the review and evaluation are communicated to the Chief Executive Officer by the Chair of the Compensation Committee, and are used by that Committee and the Board when considering the compensation of the CEO.

27.  Management Development and Succession Planning

  The Chief Executive Officer reports annually to the Board on management development and succession planning. This report includes the CEO's recommendation for a successor should the CEO become unexpectedly disabled.

28.  Communications with External Entities

  The Chief Executive Officer is responsible for all communications with the media, the financial community, or other external entities pertaining to the affairs of the Corporation. Directors refer any inquiries from such entities to the CEO for handling.

29.  Access to Independent Advisors

  The Board of Directors and its committees have the right to retain independent outside financial, legal, or other advisors, as necessary and appropriate. The Corporation shall bear the costs of retaining such advisors.

30.  Director Orientation and Continuing Education

  The Corporation provides information to new directors on subjects that would assist them in discharging their duties, and periodically provides briefing sessions or materials for all directors on such subjects.

  The Corporation also provides each director with information regarding opportunities for continuing education. The Corporation encourages each director to stay current on important developments pertaining to such director's function and duties to the Corporation by attending such programs as appropriate or otherwise.

31.  Communications with Shareholders

  The lead director shall be designated as the director who receives written communications from the Corporation's shareholders, in care of the Corporate Secretary. The Corporate Secretary shall forward to the lead director any shareholder communications addressed to the Board of Directors as a body or to all the directors in their entirety, and such other communications as the Corporate Secretary, in his or her discretion, determines is appropriate. If requested by major shareholders, the lead director shall be available for consultation and direct communication with such major shareholders.

32.  Legal Compliance and Business Ethics

  The Board of Directors is responsible for exercising reasonable oversight with respect to the implementation and effectiveness of the Corporation's legal compliance and ethics program. In that role, the Board of Directors shall be knowledgeable about the content and operation of the Corporation's compliance and ethics program, but may delegate more detailed oversight to a committee of the Board of Directors.

Exhibit A

PG&E Corporation
Corporate Governance Guidelines

Categorical Standards for Identifying "Material"
Relationships That May Affect Director Independence

Adopted: December 17, 2003
Amended as of February 18, 2004, December 15, 2004, December 20, 2006, and December 17, 2008

The following categories of relationships between a director and PG&E Corporation shall be considered "material." The existence of a "material" relationship provides a rebuttable presumption that the affected director is not "independent," absent a specific determination by the Board of Directors to the contrary.

A director has a "material" relationship with the Corporation in the following circumstances:

Employment

•
If a director is a current or former employee of the Corporation.

•
If a member of the director's immediate family is or was employed as a Section 16 Officer of the Corporation, unless such employment ended more than three years ago.

Direct Compensation from the Corporation

•
If a director is a consultant to the Corporation.

•
If a director or his or her immediate family member receives, or during the past three years received, more than $120,000 per year or rolling 12-month period in direct compensation from the Corporation. "Direct compensation" does not include director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) or compensation received by a director's immediate family member for service as an employee (unless the immediate family member received compensation for services as a Section 16 Officer, in which case the director has a material relationship with the Corporation).

Internal or External Auditors

•
If a director is, or during the past three years was, affiliated with, or employed by, a firm that serves or served during the past three years as the Corporation's internal or external auditor.

•
If a director's immediate family member (1) is a current partner of the Corporation's internal or external auditor, (2) is a current employee of such a firm and personally works on the Corporation's audit, or (3) was within the last three years a partner or employee of such a firm and personally worked on the Corporation's audit within that time.

Director Interlock

•
If a director is a current or former officer or employee of any other company on whose board of directors any officer of the Corporation serves as a member.

•
If a director's immediate family member is, or during the past three years was, employed by another company where any of the Corporation's present Section 16 Officers concurrently serves on that company's compensation committee.

Business Relationships

•
If a director is a current Section 16 Officer or employee, or his or her immediate family member is a current Section 16 Officer, of a company (which does not include charitable, non-profit, or tax-exempt entities) that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2 percent of such other company's consolidated gross revenues, during any of the past three years. The director is not "independent" until three years after falling below such threshold. (Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Corporation and the director's or immediate family member's current employer; the Corporation need not consider former employment of the director or immediate family member.)

Charitable Relationships

•
If the director (or a relative) is a trustee, director, or employee of a charitable or non-profit organization that receives grants or endowments from the Corporation or its affiliates exceeding the greater of $200,000 or 2 percent of the recipient's gross revenues during the Corporation's or the recipient's most recent completed fiscal year.

Notes

•
"Immediate family member" includes a person's spouse, parents, children, siblings, mothers-and fathers-in-law, sons- and daughters-in-law, brothers-and sisters-in-law, and anyone (other than domestic employees) who shares such person's home, or is financially dependent on such person.

•
"Corporation" includes any consolidated subsidiaries or parent companies.

•
"Section 16 Officer" means "officer" as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, and includes the president, the principal financial officer, the principal accounting officer, any vice president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policymaking function, or any other person who performs similar policymaking functions for that company.

Item No. 1:
Election of Directors of PG&E Corporation and
Pacific Gas and Electric Company

Shareholders are being asked to elect nine directors to serve on the Board of Directors of PG&E Corporation and nine directors to serve on the Board of Directors of Pacific Gas and Electric Company. If elected as director, those individuals will hold office until the next annual meetings or until their successors shall be elected and qualified, except in the case of death, resignation, or removal of a director.

The nine nominees for director of PG&E Corporation and the nine nominees for director of Pacific Gas and Electric Company whom the respective Boards propose for election are the same.

The composition of the PG&E Corporation and Pacific Gas and Electric Company slates of director nominees are consistent with the policy set forth in each company's Corporate Governance Guidelines that at least 75% of the Board shall be composed of "independent" directors, as defined in the Corporate Governance Guidelines.

Information is provided on the following pages about the nominees for director, including their principal occupations for the past five years, certain other directorships, age, and length of service as a director of PG&E Corporation and/or Pacific Gas and Electric Company. Membership on Board committees, attendance at Board and committee meetings, and ownership of stock of PG&E Corporation and Pacific Gas and Electric Company are provided in separate sections following the biographical information on the nominees.

All of the nominees have agreed to serve if elected. If any of the nominees become unavailable at the time of the annual meetings to accept nomination or election as a director, the proxyholders named on the PG&E Corporation or Pacific Gas and Electric Company proxy cards (as applicable) will vote for substitute nominees at their discretion.

The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company Unanimously Recommend a Vote FOR Each of the Nominees for Director Presented in This Joint Proxy Statement.

Nominees for Directors of PG&E Corporation and
Pacific Gas and Electric Company
 Biographical Information

David R. Andrews
Mr. Andrews is retired Senior Vice President, Government Affairs, General Counsel, and Secretary of PepsiCo, Inc. (food and beverage businesses). He held that position from February 2002 to November 2004. Prior to joining PepsiCo, Inc., Mr. Andrews was a partner in the law firm of McCutchen, Doyle, Brown & Enersen, LLP from May 2000 to January 2002 and from 1981 to July 1997. From August 1997 to April 2000, he served as the legal advisor to the U.S. Department of State. Mr. Andrews, 67, has been a director of PG&E Corporation and Pacific Gas and Electric Company since 2000. He also is a director of UnionBanCal Corporation.

C. Lee Cox
Mr. Cox is retired Vice Chairman of AirTouch Communications, Inc. and retired President and Chief Executive Officer of AirTouch Cellular (cellular telephone and paging services). He was an executive officer of AirTouch Communications, Inc. and its predecessor, PacTel Corporation, from 1987 until his retirement in April 1997. Mr. Cox, 68, has been a director of PG&E Corporation and Pacific Gas and Electric Company since 1996 and the non-executive Chairman of the Board of Pacific Gas and Electric Company since January 2008.

Peter A. Darbee
Mr. Darbee is Chairman of the Board, Chief Executive Officer, and President of PG&E Corporation and has held those positions since September 2007 and also from January 2006 to June 2007. He also is President and Chief Executive Officer of Pacific Gas and Electric Company and has held those positions since September 2008. Mr. Darbee was Chairman of the Board and Chief Executive Officer of PG&E Corporation from July 2007 to September 2007, Chairman of the Board of Pacific Gas and Electric Company from January 2006 to June 2007, President and Chief Executive Officer of PG&E Corporation from January 2005 to December 2005, and Senior Vice President and Chief Financial Officer of PG&E Corporation from September 1999 to December 2004. Mr. Darbee, 56, has been a director of PG&E Corporation and Pacific Gas and Electric Company since January 2005.

Maryellen C. Herringer
Ms. Herringer is an attorney-at-law. She held various executive positions at APL Limited (intermodal shipping and rail transportation company) from 1991 until it was acquired by Neptune Orient Lines in December 1997, most recently serving as Executive Vice President, General Counsel, and Secretary. Prior to joining APL Limited, Ms. Herringer was a partner in the law firm of Morrison & Foerster. Ms. Herringer, 65, has been a director of PG&E Corporation and Pacific Gas and Electric Company since October 2005. She also is a director and the non-executive Chairman of the Board of ABM Industries Incorporated.

Roger H. Kimmel
Mr. Kimmel is Vice Chairman of Rothschild Inc. (investment banking) and has held that position since January 2001. Prior to joining Rothschild Inc., Mr. Kimmel was a partner in the law firm of Latham & Watkins LLP from December 1986 to January 2001. Mr. Kimmel, 62, has been a director of PG&E Corporation and Pacific Gas and Electric Company since January 2009. He also is a director and the non-executive Chairman of the Board of Endo Pharmaceuticals Holdings Inc. and a director of Schiff Nutrition International, Inc.

Richard A. Meserve
Dr. Meserve is President of the Carnegie Institution of Washington (scientific research institution) and has held that position since April 2003. He also has served as Senior Of Counsel to the law firm of Covington & Burling LLP since April 2004 and was a partner in that firm from 1984 to 1999. Prior to joining the Carnegie Institution of Washington, Dr. Meserve was Chairman of the U.S. Nuclear Regulatory Commission from October 1999 to March 2003. Dr. Meserve, 64, has been a director of PG&E Corporation and Pacific Gas and Electric Company since December 2006.

Forrest E. Miller
Mr. Miller is Group President—Corporate Strategy and Development of AT&T Inc. (communications holding company) and has held that position since June 2007. He has held various executive positions with AT&T Inc. and its predecessor companies, SBC Communications and Pacific Telesis Group, since 1984, including Group President—Strategic Initiatives and Human Resources, Group President—AT&T Corp., Group President—External Affairs and Planning, Group President—Corporate Planning, and President and CEO—SBC Southwestern Bell. Mr. Miller, 56, has been a director of PG&E Corporation and Pacific Gas and Electric Company since February 2009.

Barbara L. Rambo
Ms. Rambo is Vice Chair of Nietech Corporation (payments technology company) and has held that position since October 2006. Ms. Rambo joined Nietech in November 2002 as President and Chief Executive Officer. Prior to joining Nietech, she served as Chairman and Chief Executive Officer of OpenClose Technologies (financial services company) from July 2001 to December 2001 and from January 2000 to June 2001, respectively. Ms. Rambo served as Group Executive Vice President of Bank of America from 1993 to 1998 and held various positions of responsibility with the Bank since 1974. Ms. Rambo, 56, has been a director of PG&E Corporation and Pacific Gas and Electric Company since January 2005. She also is a director of UnionBanCal Corporation.

Barry Lawson Williams
Mr. Williams is President of Williams Pacific Ventures, Inc. (business investment and consulting) and has held that position since 1987. He also served as interim President and Chief Executive Officer of the American Management Association (management development organization) from November 2000 to June 2001. Mr. Williams, 64, has been a director of Pacific Gas and Electric Company since 1990 and a director of PG&E Corporation since 1996. He also is a director of CH2M Hill Companies, Ltd., The Northwestern Mutual Life Insurance Company, R.H. Donnelley Corporation, The Simpson Manufacturing Company Inc., and SLM Corporation.

Information Regarding the
Boards of Directors of PG&E Corporation and
Pacific Gas and Electric Company

The following section describes (1) the composition of the Boards of Directors and key Board committees of PG&E Corporation and Pacific Gas and Electric Company, (2) the functioning of the Boards and key Board committees, (3) qualifications and compensation of directors, and (4) other information regarding the director nominees.

Director Independence

What independence guidelines apply to the Boards of Directors?

The PG&E Corporation Corporate Governance Guidelines set forth a policy that 75% of the directors should be independent, as defined in the Guidelines. The Board of Directors of PG&E Corporation also is subject to New York Stock Exchange rules, which require that a majority of the directors be independent, as defined in the stock exchange's rules, and that independent directors meet regularly.

The Pacific Gas and Electric Company Corporate Governance Guidelines also set forth a policy that 75% of the directors should be independent, as defined in the Guidelines. In addition, the Board of Directors of Pacific Gas and Electric Company is subject to NYSE Alternext rules requiring that the independent directors meet regularly. NYSE Alternext was formerly known as the American Stock Exchange. The Pacific Gas and Electric Company Board is not subject to NYSE Alternext rules requiring that at least a majority of the directors meet the stock exchange's definition of "independent director." Pacific Gas and Electric Company is exempt from these requirements because PG&E Corporation holds approximately 96% of the voting power of Pacific Gas and Electric Company, and Pacific Gas and Electric Company is a "controlled subsidiary."

Are the directors independent?

The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each have affirmatively determined that the following directors are independent: David R. Andrews, C. Lee Cox, Maryellen C. Herringer, Roger H. Kimmel, Richard A. Meserve, Forrest E. Miller, Mary S. Metz, Barbara L. Rambo, and Barry Lawson Williams. The Boards have determined that each of these directors is independent because they:

•
Do not have any material relationship with either PG&E Corporation or Pacific Gas and Electric Company that would interfere with the exercise of independent judgment,

•
Are "independent" as defined by applicable New York Stock Exchange and NYSE Alternext rules, and

•
Satisfy each of the categorical standards adopted by the Boards for determining whether a specific relationship is "material" and a director is independent. Those categorical standards are set forth on pages 13 and 14 of this Joint Proxy Statement.

Only independent directors may serve on PG&E Corporation's Audit Committee, Compensation Committee, Finance Committee, Nominating and Governance Committee, and Public Policy Committee, and on Pacific Gas and Electric Company's Audit Committee. Audit Committee members must meet additional independence standards. Only independent directors may serve as chairs of any key Board committees of PG&E Corporation or Pacific Gas and Electric Company, with the exception of the Executive Committees.

In the process of determining each director's independence, the Boards of Directors considered transactions between PG&E Corporation or Pacific Gas and Electric Company and their respective directors and their immediate family members, and entities with which the directors or their immediate family members were affiliated. Other than transactions with AT&T Inc. and Covington & Burling LLP, these transactions only involved Pacific Gas and Electric Company's provision of utility services at rates or charges fixed in conformity with law or governmental authority, which the Boards determined were not material and did not affect the director's independence. PG&E Corporation and Pacific Gas and Electric Company received from AT&T Inc. (of which Mr. Miller serves as an executive officer) utility services at rates or charges fixed in conformity with law or governmental authority, and other telecommunications services and related equipment in the ordinary course of business, which the Boards determined were not material and did not affect Mr. Miller's independence. Within the past three years,

PG&E Corporation and Pacific Gas and Electric Company have received legal services from Covington & Burling LLP (to which Dr. Meserve is Senior Of Counsel), all of which were performed in the ordinary course of business, and the annual dollar value of which was significantly less than the $120,000 disclosure threshold for Related Person Transactions (as described in Regulation S-K, Item 404(a)) and which the Boards determined were not material and did not affect Dr. Meserve's independence.

Do the Boards of Directors have an independent lead director?

PG&E Corporation and Pacific Gas and Electric Company have each had an independent lead director since 2003. The lead director of each company is selected by the independent directors, from among the independent directors who chair the Board committees of PG&E Corporation or Pacific Gas and Electric Company following nomination by the PG&E Corporation Nominating and Governance Committee. The independent lead director serves a term of three years, and may be re-elected to consecutive terms. Currently, C. Lee Cox serves as independent lead director of both PG&E Corporation and Pacific Gas and Electric Company.

Do the independent directors meet without the other directors?

At each regularly scheduled Board meeting, the independent directors of PG&E Corporation and Pacific Gas and Electric Company meet in executive session without the other directors. The independent lead director establishes the agenda for each executive session meeting of independent directors, and presides over these executive session meetings. At the end of each executive session meeting, the independent lead director has a discussion with the PG&E Corporation Chairman of the Board or the Pacific Gas and Electric Company Chairman of the Board (if the Chairman of the Board is not an independent director) and the PG&E Corporation Chief Executive Officer regarding the executive session meeting.

Why does PG&E Corporation have an independent lead director and a separate Chairman of the Board?

The Chairman of the Board of PG&E Corporation also is PG&E Corporation's CEO. The Chairman presides over meetings of the Board of Directors. Because the CEO bears primary responsibility for managing the Corporation's business day to day, we believe that he is well positioned to chair regular Board meetings and help ensure that key business issues and stakeholder interests are brought to the Board's attention.

The lead director acts as a liaison between the Chairman of the Board (if the Chairman of the Board is not an independent director) and the independent directors. Among other things, the lead director approves the agendas and schedules for meetings of the Board, and also determines which, if any, other individuals, including members of management and independent advisors, should attend each executive session meeting.

Board Committees

What are the key committees of the PG&E Corporation and Pacific Gas and Electric Company Boards of Directors?

The key committees of the PG&E Corporation Board of Directors are the Executive Committee, the Audit Committee, the Compensation Committee, the Finance Committee, the Nominating and Governance Committee, and the Public Policy Committee. The Pacific Gas and Electric Company Board of Directors has two key committees, the Executive Committee and the Audit Committee.

With the exception of the Executive Committees where the Chief Executive Officer of PG&E Corporation serves as the Chair, the Chair of each Board committee is selected by the independent members of the applicable Board of Directors from among the independent directors.

All committee members are directors of PG&E Corporation or Pacific Gas and Electric Company, as appropriate. To ensure that all committee members can perform their duties in a fully informed manner, committee members and other directors have access to all of PG&E Corporation's and Pacific Gas and Electric Company's respective books, records, and other documents.

The current membership and duties of the companies' key Board committees are described below.

	Executive Committees		Audit Committees		Compensation Committee		Finance Committee		Nominating and Governance Committee		Public Policy Committee
Non-Employee Directors:
D. R. Andrews	X		X						X		X	*
C. L. Cox(1)	X				X	*	X
M. C. Herringer	X		X						X	*
R. H. Kimmel(2)
R. A. Meserve									X		X
M. S. Metz (through May 13, 2009)			X								X
F. E. Miller(2)
B. L. Rambo	X				X		X	*	X
B. L. Williams	X		X	*(3)	X		X

Employee Directors:
P. A. Darbee	X	*

Number of Meetings in 2008 (PG&E Corporation/Pacific Gas and Electric Company where applicable)	0/0		14/14		6		5		4		4
*
Committee Chair
(1)
Lead director of PG&E Corporation and Pacific Gas and Electric Company.
(2)
Committee appointments for Mr. Kimmel and Mr. Miller are expected to be considered by the PG&E Corporation and Pacific Gas and Electric Company Boards of Directors in April 2009.
(3)
Audit Committee financial expert as defined by the Securities and Exchange Commission.

Committee Charters

Each company's Board of Directors has adopted a formal charter for each of the Board committees listed above, which sets forth that committee's duties and responsibilities. A current copy of the charter for each of the listed PG&E Corporation Board committees can be found in the Corporate Governance section of the corporation's website, at www.pgecorp.com/aboutus/. A copy of the charter for each of the listed Pacific Gas and Electric Company Board committees can be found through the Corporate Governance section of the company's website, at www.pge.com/about/. Shareholders also may obtain a print copy of any Board committee's charter by sending a written request to the Corporate Secretary of the appropriate company.

Executive Committees

What are the Executive Committees' responsibilities?

Each Executive Committee may exercise any of the powers and perform any of the duties of the PG&E Corporation Board or the Pacific Gas and Electric Company Board (as the case may be). This authority is subject to provisions of law and certain limits imposed by the PG&E Corporation Board or the Pacific Gas and Electric Company Board (as the case may be). The Executive Committees meet as needed.

Audit Committees

What are the Audit Committees' responsibilities?

The Audit Committees of PG&E Corporation and Pacific Gas and Electric Company advise and assist the appropriate Board of Directors with respect to:

•
Monitoring the integrity of the respective company's financial statements,

•
Financial and accounting practices,

•
Internal controls, and external and internal auditing programs,

•
The selection and appointment of the respective company's independent registered public accounting firm, pre-approval of all audit and non-audit services provided by the independent registered public accounting firm, and evaluation of the independence, qualifications, and performance of the independent registered public accounting firm,

•
Business ethics, and compliance with laws, regulations, and policies that may have a material impact on the consolidated financial statements of PG&E Corporation, Pacific Gas and Electric Company, and their respective subsidiaries,

•
Review and oversight of related party transactions, and

•
Guidelines and policies for managing and assessing major risks, and review of processes used by other committees of the PG&E Corporation Board or the Pacific Gas and Electric Company Board to monitor and control major financial risk exposures.

Do special requirements apply to members of the Audit Committees?

Independence. Each member of the PG&E Corporation and Pacific Gas and Electric Company Audit Committees must be independent, as defined in the appropriate company's Corporate Governance Guidelines, in Securities and Exchange Commission rules regarding audit committee independence, and in applicable stock exchange rules.

The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each have determined that all members of each company's Audit Committee are independent under applicable standards.

Financial literacy and expertise. Each member of the PG&E Corporation and Pacific Gas and Electric Company Audit Committees must be financially literate, as defined in the applicable stock exchange rules. The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each have affirmatively determined that all members of the Audit Committees are financially literate.

One member of each Audit Committee also must be an "audit committee financial expert" or otherwise have accounting or related financial management expertise. The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each have determined that Barry Lawson Williams, the independent chair of each company's Audit Committee, is an "audit committee financial expert," as defined by the Securities and Exchange Commission.

Service on other audit committees. Each company's Corporate Governance Guidelines set forth a policy regarding the number of other public company audit committees on which an Audit Committee member may serve. If an Audit Committee member simultaneously serves on the audit committees of three or more public companies other than PG&E Corporation, Pacific Gas and Electric Company, and their subsidiaries, that Committee member must inform the appropriate company's Board of Directors. In order for that member to continue serving on the Audit Committee, the Board of Directors must affirmatively determine that the simultaneous service does not impair that committee member's ability to serve effectively on the Audit Committee.

No member of the Audit Committees currently serves on three or more additional public company audit committees.

Compensation Committee

What are the Compensation Committee's responsibilities?

The Compensation Committee of PG&E Corporation advises and assists the Boards of PG&E Corporation and Pacific Gas and Electric Company with respect to:

•
The compensation of directors,

•
Employment, compensation, and benefits policies and practices,

•
The development, selection, and compensation of policy-making officers, and

•
The evaluation of management and long-range planning for officer development and succession.

The PG&E Corporation Board of Directors has delegated to the Compensation Committee the authority to administer the PG&E Corporation 2006 Long-Term Incentive Plan (LTIP), under which equity-based awards are made. The Board of Directors also has delegated to the Chief Executive Officer of PG&E Corporation the authority to make LTIP awards to certain eligible participants within the guidelines adopted by the Compensation Committee. The Compensation Committee may delegate its authority with respect to ministerial matters under the LTIP to the Chief Executive Officer or the Senior Vice President, Human Resources of PG&E Corporation. The Compensation Committee also oversees other employee benefit plans.

Among other things, the Committee:

•
Reviews and acts upon the compensation of officers of PG&E Corporation and its subsidiaries, although the Committee has delegated to the PG&E Corporation Chief Executive Officer the authority to approve compensation for certain officers, and

•
Recommends to the independent members of the appropriate Board of Directors the compensation of the Chief Executive Officers of PG&E Corporation and Pacific Gas and Electric Company.

Do special requirements apply to members of the Compensation Committee?

The Compensation Committee must be composed entirely of independent directors, as defined in the Corporate Governance Guidelines and in the New York Stock Exchange rules. All Committee members meet these independence requirements.

Because PG&E Corporation holds approximately 96% of the voting power of Pacific Gas and Electric Company, that company is a "controlled subsidiary" of PG&E Corporation and will not be subject to certain NYSE Alternext rules that otherwise would require that all members of the Committee meet the NYSE Alternext definition of "independent director" and would impose requirements on Pacific Gas and Electric Company's methods for determining executive compensation.

What is the compensation setting process?

The PG&E Corporation Compensation Committee is responsible for overseeing and establishing officer compensation policies for PG&E Corporation and its subsidiaries, including Pacific Gas and Electric Company.

The Committee retains an independent consulting firm, Hewitt Associates, LLC (Hewitt), to help evaluate PG&E Corporation's compensation policies, to provide information about industry compensation practices and competitive compensation levels at companies within a comparator group, and to recommend compensation alternatives that are consistent with PG&E Corporation's compensation policies.

Each year, the Committee (and with respect to the Chief Executive Officers of PG&E Corporation and Pacific Gas Electric Company, the independent members of the applicable Board of Directors based on the Committee's recommendation) approves the amounts of total target compensation for executive officers, based on a review of comparative data as well as the PG&E Corporation Chief Executive Officer's recommendations (and Hewitt's recommendations with respect to Chief Executive Officer compensation only). In addition, the Committee uses comparative data throughout the year to set the total target compensation of new executive officers, whether they are promoted internally or new hires.

In determining specific compensation amounts for individual officers, the Committee (or the independent members of the applicable Board of Directors, in the case of the Chief Executive Officers of PG&E Corporation and Pacific Gas and Electric Company) considers such factors as (1) the officer's experience,

(2) individual performance, (3) the officer's role in achieving corporate objectives established at the beginning of the year, (4) the officer's compensation compared to individuals in similar positions in the comparator group of companies used for purposes of setting officer compensation, as well as compared to other officers internally, and (5) when appropriate, other relevant factors.

The PG&E Corporation Board of Directors has delegated to the Chief Executive Officer of PG&E Corporation the authority to approve compensation, within guidelines approved by the Committee, to lower-level officers and to non-officer employees. With respect to annual equity awards, such Committee-approved guidelines include the LTIP award value ranges for different categories of employees, as well as the terms and conditions of all LTIP awards to be made in the following year. The guidelines also specify the grant date for annual LTIP awards. Actual awards are generally made within the range of target LTIP values previously approved by the Committee.

Finance Committee

What are the Finance Committee's responsibilities?

The Finance Committee of PG&E Corporation advises and assists the Board of Directors with respect to the financial and capital investment policies and objectives of PG&E Corporation and its subsidiaries, including specific actions required to achieve those objectives. Among other things, the Committee reviews:

•
Long-term financial and investment plans and strategies,

•
Annual financial plans,

•
Dividend policy,

•
Short-term and long-term financing plans,

•
Proposed capital projects,

•
Proposed divestitures,

•
Strategic plans and initiatives,

•
Certain major commercial banking, investment banking, financial consulting, and other financial relationships, and

•
Certain major financial risk exposures and the overall steps that management has taken to monitor and control them.

Each year the Finance Committee also presents for the Board of Directors' review and approval (1) a five-year financial plan for PG&E Corporation and its subsidiaries that incorporates, among other things, the Corporation's business strategy goals, and (2) an annual budget that reflects elements of the approved five-year plan. Members of the Board of Directors receive a monthly report that compares the Corporation's performance to the budget and provides other information about financial performance.

Do special requirements apply to members of the Finance Committee?

The Finance Committee must be composed entirely of independent directors, as defined in the Corporate Governance Guidelines. All Committee members meet these independence requirements.

Nominating and Governance Committee

What are the Nominating and Governance Committee's responsibilities?

The Nominating and Governance Committee of PG&E Corporation advises and assists the Boards of PG&E Corporation and Pacific Gas and Electric Company with respect to:

•
The selection of directors, including reviewing the appropriate skills and characteristics required of Board members, reviewing the qualifications of Board candidates, and recommending nominees for election to the Boards,

•
The chairmanship and membership of Board committees, and the nomination of a lead director of each company's Board,

•
Corporate governance matters, including the companies' governance principles and practices, and the review of shareholder proposals, and

•
Evaluation of the Boards' performance and effectiveness.

Do special requirements apply to members of the Nominating and Governance Committee?

The Nominating and Governance Committee must be composed entirely of independent directors, as defined in the Corporate Governance Guidelines and in the New York Stock Exchange rules. All Committee members meet these independence requirements.

Because PG&E Corporation and a subsidiary hold approximately 96% of the voting power of Pacific Gas and Electric Company, that company is a "controlled subsidiary" of PG&E Corporation and will not be subject to certain NYSE Alternext rules that otherwise would require that all members of the Committee meet the NYSE Alternext definition of "independent director" and would impose requirements on Pacific Gas and Electric Company's director nomination process.

Public Policy Committee

What are the Public Policy Committee's responsibilities?

The Public Policy Committee of PG&E Corporation advises and assists the Board of Directors with respect to public policy and corporate responsibility issues that could affect significantly the interests of the customers, shareholders, or employees of PG&E Corporation or its subsidiaries.

Among other things, the Committee reviews the policies and practices of PG&E Corporation and its subsidiaries with respect to:

•
Protection and improvement of the quality of the environment, and compliance with environmental and hazardous waste management standards and regulations,

•
Charitable and community service organizations and activities,

•
Political contributions,

•
Diversity, inclusion, and workforce development,

•
Development of diverse suppliers to PG&E Corporation, Pacific Gas and Electric Company, and their respective subsidiaries, and

•
Significant societal, governmental, and environmental trends and issues that may affect operations.

Do special requirements apply to members of the Public Policy Committee?

The Public Policy Committee must be composed entirely of independent directors, as defined in the Corporate Governance Guidelines. All Committee members meet these independence requirements.

Attendance at Board and Committee Meetings and at the 2008 Annual Meetings of Shareholders

How many Board and committee meetings did the directors attend during 2008?

During 2008, there were 8 meetings of the PG&E Corporation Board of Directors and 33 meetings of the PG&E Corporation Board committees. Overall attendance of incumbent directors at those meetings was 96%. Each incumbent PG&E Corporation director attended at least 93% of the total number of Board and Board committee meetings held during the period of their service on the Board and Board committees during 2008.

During 2008, there were 8 meetings of the Pacific Gas and Electric Company Board of Directors and 14 meetings of the Pacific Gas and Electric Company Board committees. Overall attendance of incumbent directors at those meetings was 95%. Each incumbent Pacific Gas and Electric Company director attended at least 91% of the total number of Board and Board committee meetings held during the period of their service on the Board and Board committees during 2008.

How many directors attended the 2008 annual meetings?

Each member of the Board of Directors of PG&E Corporation or Pacific Gas and Electric Company is expected to attend that company's annual meeting. Nine directors (including all of the incumbent directors who were Board members at the time of PG&E Corporation's 2008 annual meeting of shareholders) attended PG&E Corporation's 2008 annual meeting.

Ten directors (including all of the incumbent directors who were Board members at the time of Pacific Gas and Electric Company's 2008 annual meeting of shareholders) attended Pacific Gas and Electric Company's 2008 annual meeting.

Compensation of Non-Employee Directors

The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each establish the level of compensation for that company's directors, based on the recommendation of the PG&E Corporation Compensation Committee (Committee), and taking into account the impact of compensation on director independence. Directors who also are current employees of either company receive no additional compensation for service as directors.

The Committee periodically reviews the amount and form of compensation paid to directors of PG&E Corporation and Pacific Gas and Electric Company, taking into account the compensation paid to directors of other comparable U.S. companies. The Committee conducts its review with the assistance of its independent compensation consultant, Hewitt Associates, LLC.

In December 2006, the PG&E Corporation Nominating, Compensation, and Governance Committee (the Compensation Committee's predecessor) reaffirmed the following approach for determining Board of Directors compensation levels:

•
Target total compensation (i.e., Board and committee retainers, meeting fees, chairperson retainer, and equity) should be competitive with the average of the comparator group,

•
Director compensation should be set for two-year periods, to achieve the preceding objective at the midpoint of each period,

•
Target total compensation for the Audit Committees and their Chair should reflect a premium to account for their increased responsibility and accountability pursuant to stock exchange requirements and legislation, and

•
Target total compensation for the lead director should reflect the same premium as for the Chair of the Audit Committee.

The following provides additional information regarding compensation paid to the non-employee directors of PG&E Corporation and Pacific Gas and Electric Company during 2008, and discusses changes in compensation that the Boards of Directors approved for 2009.

2008 Director Compensation

        This table summarizes the principal components of compensation paid or granted during 2008, or the compensation cost of equity-based awards granted in 2008 and prior years, to the non-employee directors of PG&E Corporation and Pacific Gas and Electric Company. Mr. Kimmel and Mr. Miller joined the Boards of Directors during 2009 and therefore did not receive compensation during 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
D. R. Andrews	$116,750	$48,667	$43,826	$95	$209,338
L. S. Biller (resigned effective May 14, 2008)	$33,750	$74,000	$6,152	$95	$113,997
D. A. Coulter (resigned effective May 14, 2008)	$35,750	$40,000	$0	$95	$75,845
C. L. Cox	$140,750	$68,667	$0	$95	$209,512
M. C. Herringer	$114,250	$47,000	$4,346	$2,595	$168,191
R. A. Meserve	$79,750	$32,667	$0	$1,095	$113,512
M. S. Metz	$110,500	$68,667	$0	$2,595	$181,762
B. L. Rambo	$95,750	$73,500	$0	$95	$169,345
B. L. Williams	$171,750	$68,667	$25,106	$2,595	$268,118
(1)
Represents receipt of retainers and meeting fees consistent with the schedule described in the narrative following this table. Note that the retainers paid to the Chairs of the Finance Committee (Mr. Coulter until May 13, 2008, and Ms. Rambo effective May 14, 2008) and the Public Policy Committee (Dr. Metz until May 13, 2008, and Mr. Andrews effective May 14, 2008) were prorated to reflect the percentage of committee meetings presided over. Total meeting fees were: Mr. Andrews $63,000, Mr. Biller $8,750, Mr. Coulter $7,000, Mr. Cox $33,250, Ms. Herringer $56,750, Dr. Meserve $29,750, Dr. Metz $56,750, Ms. Rambo $42,000, and Mr. Williams $71,750.

(2)
Represents the 2008 compensation cost of restricted stock, phantom stock, and restricted stock units granted in 2008 and prior years, measured in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R, without taking into account an estimate of forfeitures related to service conditions. Grant date fair value is measured using the closing price of PG&E Corporation common stock. For restricted stock, the grant date fair value is amortized over the five-year vesting period. For phantom stock and restricted stock units, the grant date fair value is amortized over the period until the director is retirement-eligible (i.e., has completed five years of service). In 2008, each non-employee director received 1,055 shares of restricted stock with a grant date value of $39,995. Mr. Biller, Mr. Coulter, Mr. Cox, Ms. Herringer, Dr. Meserve, Dr. Metz, Ms. Rambo, and Mr. Williams each received 1,055.13 restricted stock units with a grant date value of $40,000 and Mr. Andrews received 527.57 restricted stock units with a grant date value of $20,000. The aggregate number of stock awards outstanding for each non-employee director at December 31, 2008 was: Mr. Andrews 4,063, Mr. Biller 0, Mr. Coulter 10,033, Mr. Cox 8,944, Ms. Herringer 4,643, Dr. Meserve 3,723, Dr. Metz 11,517, Ms. Rambo 6,479, and Mr. Williams 6,034.

(3)
Represents the 2008 compensation cost of stock options granted in 2008 and prior years, measured in accordance with SFAS No. 123R, without taking into account an estimate of forfeitures related to service conditions. Assumptions used in determining the grant date fair value are set forth in the Stock Options section of Note 14 to the Consolidated Financial Statements in the 2007 and 2008 Annual Reports to Shareholders of PG&E Corporation and Pacific Gas and Electric Company. In 2008, Mr. Andrews received 4,032 stock options with a grant date value of $17,983. The exercise price of the stock options, $37.91, is the closing price of PG&E Corporation common stock on the March 3, 2008 grant date. The aggregate number of option awards outstanding for each non-employee director at December 31, 2008 was: Mr. Andrews 35,484, Mr. Biller 0, Mr. Coulter 0, Mr. Cox 0, Ms. Herringer 2,491, Dr. Meserve 0, Dr. Metz 5,721, Ms. Rambo 0, and Mr. Williams 29,076.

(4)
Represents (i) premiums paid for accidental death and dismemberment insurance and (ii) matching gifts to qualified educational and environmental nonprofit organizations pursuant to the PG&E Corporation Matching Gifts Program, which each year establishes a set fund for matching eligible gifts made by employees and directors on a dollar-for-dollar basis, up to a total of $2,500 per calendar year per individual, as follows: Ms. Herringer $2,500, Dr. Meserve $1,000, Dr. Metz $2,500, and Mr. Williams $2,500.

What retainers and fees do directors receive as compensation?

During 2008, each director who was not an officer or employee of PG&E Corporation or Pacific Gas and Electric Company received a quarterly retainer of $12,500. The non-employee directors who chaired the Compensation Committee, the Finance Committee, the Nominating and Governance Committee, and the Public Policy Committee each received an additional quarterly retainer of $1,875. The non-employee director who chaired the Audit Committees received an additional quarterly retainer of $12,500. In addition, the non-employee director who served as lead director received an additional quarterly retainer of $12,500.

Non-employee directors also receive a fee of $1,750 for each Board or Board committee meeting attended, except that members of the Audit Committees receive a fee of $2,750 for each Audit Committee meeting attended.

Effective January 1, 2009, each director who is not an officer or employee of PG&E Corporation or Pacific Gas and Electric Company receives a quarterly retainer of $13,750. Directors also receive a $1,750 per meeting fee for attending shareholder meetings that are not held on the same day as a meeting of the respective company's Board of Directors.

What types of stock-based compensation do non-employee directors receive?

Under the PG&E Corporation 2006 Long-Term Incentive Plan (LTIP), each non-employee director of PG&E Corporation is entitled to receive annual awards of stock-based compensation.

Awards for 2008 were granted on the first business day of March. Such grants had a total aggregate value of $80,000, composed of:

•
Restricted shares of PG&E Corporation common stock valued at $40,000 (based on the closing price of PG&E Corporation common stock on the grant date), and

•
A combination, as elected by the director, of non-qualified stock options and restricted stock units with a total value of $40,000, based on increments valued at $5,000 (or if no election is made, stock options and restricted stock units with a value of $20,000 each).

The per-option value is based on the Black-Scholes stock option valuation method, discounting the resulting value by 20%. The exercise price of stock options is the market value of PG&E Corporation common stock (i.e., the closing price) on the grant date. The value of each restricted stock unit is based on the closing price of PG&E Corporation common stock on the grant date.

Stock options vest over a four-year period following the grant date, with one-third of the grant vesting on each of the second, third, and fourth anniversaries of grant, except that stock options will vest immediately upon mandatory retirement from the Board, or upon a director's death or disability. If a director ceases to be a member of the Board for any other reason, any unvested stock options will be forfeited.

Restricted stock awards vest over the five-year period following the grant date, except that restricted stock will vest immediately upon mandatory retirement from the Board or upon a director's death or disability. If a director ceases to be a member of the Board for any other reason, any unvested shares of restricted stock will be forfeited.

Restricted stock units granted to non-employee directors are payable only in the form of PG&E Corporation common stock following a director's retirement from the Board after five consecutive years of service or upon reaching mandatory retirement age, or upon a director's death or disability. If a director ceases to be a member of the Board for any other reason, all restricted stock units will be forfeited.

A non-employee director's equity-based awards also will vest or accelerate in full if there is a Change in Control as defined in the LTIP.

Effective for grants in 2009, equity-based grants under the LTIP have a total aggregate value of $90,000, composed of:

•
Restricted shares of PG&E Corporation common stock valued at $45,000 (based on the closing price of PG&E Corporation common stock on the grant date), and

•
A combination, as elected by the director, of non-qualified stock options and restricted stock units with a total value of $45,000, based on increments valued at $5,000 (or if no election is made, stock options and restricted stock units with a value of $22,500 each).

How much stock-based compensation did directors receive during 2008?

On March 3, 2008, each non-employee director received stock-based compensation under the PG&E Corporation 2006 Long-Term Incentive Plan. Each non-employee director received 1,055 restricted shares of PG&E Corporation common stock. In addition, directors who were granted stock options received options to purchase 1,008 shares of PG&E Corporation common stock for each $5,000 increment of value (subject to a $40,000 limit) at an exercise price of $37.91 per share, and directors who were granted restricted stock units received 132 restricted stock units for each $5,000 increment of value (subject to a $40,000 limit).

Are directors paid for attending meetings of both PG&E Corporation and Pacific Gas and Electric Company?

Directors who serve on both the PG&E Corporation and Pacific Gas and Electric Company Boards and corresponding committees do not receive additional compensation for concurrent service on Pacific Gas and Electric Company's Board or its committees. However, separate meeting fees are paid for each meeting of the Pacific Gas and Electric Company Board, or a Pacific Gas and Electric Company Board committee, that is not held concurrently or sequentially with a meeting of the PG&E Corporation Board or a corresponding PG&E Corporation Board committee. It is the usual practice of PG&E Corporation and Pacific Gas and Electric Company that meetings of the companies' Boards and corresponding committees are held concurrently and, therefore, that a single meeting fee is paid to each director for each set of meetings.

May directors defer receiving retainers and fees?

Under the 2005 Deferred Compensation Plan for Non-Employee Directors, directors of PG&E Corporation or Pacific Gas and Electric Company may elect to defer all or part of their retainers and fees. Directors who participate in the Deferred Compensation Plan may elect either to (1) convert their deferred compensation into common stock equivalents, the value of which is tied to the market value of PG&E Corporation common stock, or (2) have their deferred compensation invested in the Utility Bond Fund.

Are the directors reimbursed for travel and other expenses?

Directors of PG&E Corporation or Pacific Gas and Electric Company are reimbursed for reasonable expenses incurred for attending Board, Board committee, or shareholder meetings, or participating in other activities undertaken on behalf of PG&E Corporation or Pacific Gas and Electric Company.

Do directors receive retirement benefits from PG&E Corporation or Pacific Gas and Electric Company?

The PG&E Corporation Retirement Plan for Non-Employee Directors was terminated effective January 1, 1998. Directors who had accrued benefits under the Plan were given a one-time option of either (1) receiving the benefit accrued through 1997, upon their retirement, or (2) converting the present value of their accrued benefit into a PG&E Corporation common stock equivalent investment held in the Deferred Compensation Plan for Non-Employee Directors. The payment of accrued retirement benefits, or distributions from the Deferred Compensation Plan relating to the conversion of retirement benefits, cannot be made until the later of age 65 or retirement from the Board.

Review, Approval, and Ratification of Related Person Transactions

At their December 20, 2006, February 20, 2008, and February 18, 2009 meetings, the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company each adopted or amended the joint Related Party Transaction Policy (Policy). The Policy generally applies to transactions that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 (Item 404(a)), except that the Policy has a lower dollar threshold than Item 404(a).

Under the Policy, at the first meeting of each year, each Company's Audit Committee must review, approve, and/or ratify related party transactions (other than the types of transactions that are excluded from disclosure under Item 404(a) as described below) with values exceeding $10,000, in which either company participates and in which any "Related Party" has a material direct or indirect interest. For these purposes, "Related Party" generally includes (1) any director, nominee for director, or executive officer, (2) holders of greater than 5% of that company's voting securities, or (3) those parties' immediate family members.

After the annual review and approval of related party transactions, if either company wishes to enter into a new related party transaction, then that transaction must be either pre-approved or ratified by the appropriate Audit Committee. If a transaction is not ratified in accordance with the Policy, management shall make all reasonable efforts to cancel or annul that transaction.

Where it is not practical or desirable to wait until the next Audit Committee meeting to obtain Committee approval or ratification, the Chair of the appropriate Audit Committee may elect to approve a particular related party transaction and then report on such approval to the full Audit Committee at the Committee's next regularly scheduled meeting. If the Chair of the Audit Committee has an interest in the proposed related party transaction, then that transaction may be reviewed and approved by another independent and disinterested member of the applicable Audit Committee, provided that such member reports such approval to the full Committee at the Committee's next regularly scheduled meeting.

As part of the Audit Committees' review of any transaction, the Committees consider whether the transaction is on terms comparable to those that could be obtained in arm's-length dealings with an unrelated third party. The Policy also requires that each Audit Committee disclose to the respective Board any material related party transactions.

However, as provided in Item 404(a), the following types of transactions are excluded:

•
Transactions where the rates or charges are determined by competitive bids,

•
Transactions for the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority,

•
Transactions for services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services,

•
Benefits received on a pro rata basis by holders of company securities,

•
Transactions where the individual's interest arises solely from (1) such person's position as a director of another corporation or organization which is a party to the transaction, or (2) the direct or indirect ownership of such person and a specific group (consisting of directors, nominees for director, and executive officers of the corporation, or any member of their immediate families), in the aggregate, of less than a 10% equity interest in another person (other than a partnership) which is a party to the transaction, or (3) both such position and ownership,

•
Transactions where the individual's interest arises solely from the holding of an equity interest (including a limited partnership interest, but excluding a general partnership interest) or a creditor interest in another person that is party to the transaction with PG&E Corporation, Pacific Gas and Electric Company, or any of their respective subsidiaries or affiliates, and the transaction is not material to such other person,

•
Transactions where the individual's interest arises only from such person's position as a limited partner in a partnership engaged in a transaction with PG&E Corporation or Pacific Gas and Electric Company, in which the individual's interest (when aggregated with any other related parties) is less than 10% and the individual does not serve as a general partner, nor hold another position in the partnership,

•
An employment relationship or transaction involving an executive officer of the respective company (and any related compensation resulting solely from that relationship or transaction), if the compensation is reported pursuant to Item 402 of Regulation S-K (Item 402),

•
An employment relationship or transaction involving an executive officer of the respective company (and any related compensation resulting solely from that relationship or transaction), if the compensation would have been reported pursuant to Item 402 as compensation earned for services if that individual were a named executive officer, and such compensation had been approved or recommended to the Board of Directors by the PG&E Corporation Compensation Committee (or its predecessor, the PG&E Corporation Nominating, Compensation, and Governance Committee) and the executive officer is not an immediate family member of another related party, and

•
Compensation provided to a director, provided that compensation is reported pursuant to Item 402.

During 2008, there were no related party transactions, and both PG&E Corporation and Pacific Gas and Electric Company were in conformance with the Related Party Transaction Policy.

Board of Directors Retirement Policy

PG&E Corporation's and Pacific Gas and Electric Company's Corporate Governance Guidelines state that the Board may not designate any person as a candidate for election or re-election as a director after such person has reached the age of 70.

Security Ownership of Management

The following table sets forth the number of shares of PG&E Corporation common stock beneficially owned (as defined in the rules of the Securities and Exchange Commission) as of March 9, 2009 by the directors, the nominees for director, and the individuals named in the Summary Compensation Table appearing in this Joint Proxy Statement, and all directors and executive officers of PG&E Corporation and Pacific Gas and Electric Company as a group. As of March 9, 2009, no listed individual owned shares of any class of Pacific Gas and Electric Company securities. The table also sets forth common stock equivalents credited to the accounts of directors and executive officers under PG&E Corporation's deferred compensation and equity plans.

Name	Beneficial Stock Ownership(1)(2)(3)	Percent of Class(4)	Common Stock Equivalents(5)	Total
David R. Andrews(6)	31,886	*	1,714	33,600
C. Lee Cox(6)	9,106	*	9,363	18,469
Peter A. Darbee(7)	119,488	*	72,207	191,695
Maryellen C. Herringer(6)	7,728	*	7,324	15,052
Roger H. Kimmel(6)	1,266	*	0	1,266
Richard A. Meserve(6)	3,167	*	0	3,167
Mary S. Metz(6)	16,391	*	10,232	26,623
Forrest E. Miller(6)	1,266	*	0	1,266
Barbara L. Rambo(6)	4,875	*	0	4,875
Barry Lawson Williams(6)	35,518	*	9,819	45,337
Christopher P. Johns(8)	49,702	*	28,542	78,244
Hyun Park(9)	27,652	*	332	27,984
Rand L. Rosenberg(10)	16,176	*	0	16,176
John S. Keenan(11)	27,307	*	9,818	37,125
Barbara L. Barcon(12)	4,972	*	0	4,972
William T. Morrow(13)	72	*	0	72
G. Robert Powell(14)	0	*	0	0
All PG&E Corporation directors and executive officers as a group (19 persons)	392,910	*	154,962	547,872
All Pacific Gas and Electric Company directors and executive officers as a group (27 persons)	487,000	*	158,494	645,494
*
Less than 1 percent

(1)
This column includes any shares held in the name of the spouse, minor children, or other relatives sharing the home of the listed individuals and, in the case of current and former executive officers, includes shares of PG&E Corporation common stock held in the defined contribution retirement plan maintained by PG&E Corporation. Except as otherwise indicated below, the listed individuals have sole voting and investment power over the shares shown in this column. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of the shares held.

  This column also includes the following shares of PG&E Corporation common stock in which the listed individuals share voting and investment power: Mr. Andrews 6,951 shares, Mr. Cox 9,106 shares, Mr. Darbee 28,000 shares, Ms. Herringer 2,100 shares, Dr. Metz 12,274 shares, all PG&E Corporation directors and executive officers as a group 58,431 shares, and all Pacific Gas and Electric Company directors and executive officers as a group 58,431 shares.

(2)
This column includes the following shares of PG&E Corporation common stock which the listed individuals have the right to acquire within 60 days of March 9, 2009 through the exercise of vested stock options granted under the PG&E Corporation Long-Term Incentive Program or the PG&E Corporation 2006 Long-Term Incentive Plan: Mr. Andrews 24,935 shares, Ms. Herringer 1,661 shares, Dr. Metz 1,890 shares, Mr. Williams 23,584 shares, Mr. Johns 30,400 shares, all PG&E Corporation directors and executive officers as a group 90,570 shares, and all Pacific Gas and Electric Company directors and executive officers as a group 132,508 shares. The listed individuals have neither voting power nor investment power with respect to these shares unless and until they are purchased through the exercise of the options, under the terms of the PG&E

  Corporation Long-Term Incentive Program or the PG&E Corporation 2006 Long-Term Incentive Plan, as appropriate. This column also includes 5,298 shares of PG&E Corporation common stock underlying restricted stock units granted to Mr. Darbee in May 2008 and January 2009. Because Mr. Darbee is retirement-eligible, under the terms of those awards he would have the right to acquire such stock within 60 days if he resigned from PG&E Corporation on March 9, 2009.

(3)
This column includes restricted shares of PG&E Corporation common stock granted under the PG&E Corporation Long-Term Incentive Program or the PG&E Corporation 2006 Long-Term Incentive Plan. As of March 9, 2009, the listed individuals held the following numbers of restricted shares that may not be sold or otherwise transferred until certain vesting conditions are satisfied: Mr. Andrews 3,118 shares, Mr. Cox 3,118 shares, Ms. Herringer 2,937 shares, Mr. Kimmel 1,266 shares, Dr. Meserve 2,617 shares, Dr. Metz 3,118 shares, Mr. Miller 1,266 shares, Ms. Rambo 3,118 shares, Mr. Williams 3,118 shares, Mr. Johns 16,135 shares, Mr. Park 15,628 shares, Mr. Rosenberg 15,799 shares, all PG&E Corporation directors and executive officers as a group 107,867 shares, and all Pacific Gas and Electric Company directors and executive officers as a group 133,297 shares.

(4)
The percent of class calculation is based on the number of shares of PG&E Corporation common stock outstanding as of March 9, 2009, excluding shares held by a subsidiary.

(5)
This column reflects the number of stock units that were purchased by listed individuals through salary and other compensation deferrals or that were awarded under equity compensation plans. The value of each stock unit is equal to the value of a share of PG&E Corporation common stock and fluctuates daily based on the market price of PG&E Corporation common stock. The listed individuals who own these stock units share the same market risk as PG&E Corporation shareholders, although they do not have voting rights with respect to these stock units.

(6)
Mr. Andrews, Mr. Cox, Ms. Herringer, Mr. Kimmel, Dr. Meserve, Dr. Metz, Mr. Miller, Ms. Rambo, and Mr. Williams are directors of both PG&E Corporation and Pacific Gas and Electric Company.

(7)
Mr. Darbee is a director and the Chief Executive Officer of PG&E Corporation. He is a director and, effective September 5, 2008, the Chief Executive Officer of Pacific Gas and Electric Company. He is named in the Summary Compensation Table.

(8)
Mr. Johns is the Chief Financial Officer of PG&E Corporation and an executive officer of Pacific Gas and Electric Company and is named in the Summary Compensation Table.

(9)
Mr. Park is an executive officer of both PG&E Corporation and Pacific Gas and Electric Company and is named in the Summary Compensation Table.

(10)
Mr. Rosenberg is an executive officer of PG&E Corporation and is named in the Summary Compensation Table.

(11)
Mr. Keenan is an executive officer of both PG&E Corporation and Pacific Gas and Electric Company and is named in the Summary Compensation Table.

(12)
Ms. Barcon became the Chief Financial Officer of Pacific Gas and Electric Company on March 24, 2008, and is named in the Summary Compensation Table.

(13)
Mr. Morrow was an executive officer of PG&E Corporation and a director and Chief Executive Officer of Pacific Gas and Electric Company from July 1, 2007 to August 31, 2008. He is named in the Summary Compensation Table.

(14)
Mr. Powell was the Chief Financial Officer of Pacific Gas and Electric Company from June 1, 2007 through March 6, 2008, and is named in the Summary Compensation Table.

Item No. 2:
Ratification of Appointment of the Independent Registered
Public Accounting Firm for PG&E Corporation and
Pacific Gas and Electric Company

The Audit Committees of PG&E Corporation and Pacific Gas and Electric Company each have selected and appointed Deloitte & Touche LLP as the independent registered public accounting firm for that company to audit the consolidated financial statements as of and for the year ended December 31, 2009, and to audit the effectiveness of internal control over financial reporting, as of December 31, 2009. Deloitte & Touche LLP is a major national accounting firm with substantial expertise in the energy and utility businesses. Deloitte & Touche LLP has served as independent public accountants for PG&E Corporation and Pacific Gas and Electric Company since 1999.

One or more representatives of Deloitte & Touche LLP are expected to be present at the annual meetings. They will have the opportunity to make a statement if they wish, and are expected to be available to respond to appropriate questions from shareholders.

PG&E Corporation and Pacific Gas and Electric Company are not required to submit these appointments to a vote of their shareholders. If the shareholders of either PG&E Corporation or Pacific Gas and Electric Company do not ratify the appointment, the appropriate Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.

The Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company Unanimously Recommend a Vote FOR the Proposal to Ratify the Appointment of Deloitte & Touche LLP.

Information Regarding the Independent Registered
Public Accounting Firm for PG&E Corporation and
Pacific Gas and Electric Company

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committees have reviewed the audit and non-audit fees that PG&E Corporation, Pacific Gas and Electric Company, and their respective subsidiaries have paid to the independent registered public accounting firm, in order to consider whether those fees are compatible with maintaining the firm's independence.

Table 1:
Estimated Fees Billed to PG&E Corporation
(Amounts include Estimated Fees Billed to Pacific Gas and Electric Company and its Subsidiaries shown in Table 2 below)

	2008	2007
Audit Fees	$4.5 million	$4.6 million
Audit-Related Fees	$0.3 million	$0.3 million
Tax Fees	$0.7 million	$1.0 million
All Other Fees	$0	$0

Table 2:
Estimated Fees Billed to Pacific Gas and Electric Company and its Subsidiaries
(Amounts are included in Estimated Fees Billed to PG&E Corporation shown in Table 1 above)

	2008	2007
Audit Fees	$3.7 million	$3.8 million
Audit-Related Fees	$0.2 million	$0.2 million
Tax Fees	$0.7 million	$1.0 million
All Other Fees	$0	$0

Audit Fees. Audit fees billed for 2008 and 2007 relate to services rendered by Deloitte & Touche LLP in connection with reviews of Quarterly Reports on Form 10-Q, certain limited procedures on registration statements, the audits of the financial statements of PG&E Corporation and its subsidiaries and Pacific Gas and Electric Company and its subsidiaries, and the audits of both PG&E Corporation's and Pacific Gas and Electric Company's internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees. Fees billed in 2008 and 2007 relate to services rendered by Deloitte & Touche LLP to both PG&E Corporation and its subsidiaries and Pacific Gas and Electric Company and its subsidiaries for employee benefit plan audits, nuclear decommissioning trust audits, consultations on financial accounting and reporting standards, and required agreed-upon procedure reports related to contractual obligations of Pacific Gas and Electric Company and its subsidiaries.

Tax Fees. Tax fees billed in 2008 and 2007 relate to services rendered by Deloitte & Touche LLP to PG&E Corporation and its subsidiaries for tax advice provided with respect to changes in tax accounting, routine tax compliance matters, general tax planning and advice, and tax controversy support. In 2008, $699,999 of tax fees were for services provided to Pacific Gas and Electric Company related to the preparation of claims filed with the State of California and $13,382 of tax fees were for services provided to PG&E Corporation related to tax controversy support.

All Other Fees. Deloitte & Touche LLP provided no services in this category to PG&E Corporation and its subsidiaries or to Pacific Gas and Electric Company and its subsidiaries during 2008 and 2007.

Obtaining Services from the Independent Registered Public Accounting Firm

The following section describes policies and procedures regarding how PG&E Corporation, Pacific Gas and Electric Company, and their consolidated affiliates may obtain services from Deloitte & Touche LLP, including limitations on the types of services that the companies may obtain, and approval procedures relating to those services.

Services Provided by the Independent Registered Public Accounting Firm

In June 2002, PG&E Corporation adopted a policy providing that the corporation and its controlled subsidiaries only could enter into new engagements with Deloitte & Touche LLP and its affiliate, Deloitte Consulting, for three types of services. The three permitted categories of services are:

•
Audit services,

•
Audit-related services, and

•
Tax services that Deloitte & Touche LLP and its affiliates are allowed to provide to Deloitte &

  Touche LLP's audit clients under the Sarbanes-Oxley Act.

PG&E Corporation and its subsidiaries traditionally have obtained these types of services from its independent registered public accounting firm.

Audit Committee Pre-Approval Policy for Services Provided by the Independent Registered Public Accounting Firm

At the beginning of each year, the PG&E Corporation and Pacific Gas and Electric Company Audit Committees approve the selection of the independent registered public accounting firm for that fiscal year, and approve obtaining from the accounting firm a detailed list of (1) audit services, (2) audit-related services, and (3) tax services, all up to specified fee amounts.

(1)
"Audit services" generally include audit and review of annual and quarterly financial statements and services that only the independent registered public accounting firm reasonably can provide (e.g., comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the Securities and Exchange Commission).

(2)
"Audit-related services" generally include assurance and related services that traditionally are performed by the independent registered public accounting firm (e.g., employee benefit plan audits, agreed-upon procedure reports related to contractual obligations, and attest services that are not required by statute or regulation).

(3)
"Tax services" generally include compliance, tax strategy, tax appeals, and specialized tax issues, all of which also must be permitted under the Sarbanes-Oxley Act.

In determining whether to pre-approve any services from the independent registered public accounting firm, the Audit Committees assess, among other things, the impact of that service on the accounting firm's independence.

Additional Services. After the initial annual pre-approval, the Audit Committees must pre-approve any proposed engagement of the independent registered public accounting firm for any audit, audit-related, and tax services that are not included on the list of pre-approved services, and must pre-approve any listed pre-approved services that would cause PG&E Corporation or Pacific Gas and Electric Company to exceed the authorized fee amounts. Other services may be obtained from the independent registered public accounting firm only following review and approval from the applicable company's management and review and pre-approval by the applicable Audit Committee.

Delegation of Pre-Approval Authority. Each Audit Committee has delegated to the Committee Chair, or to any other independent Committee member if the Chair is not available, the authority to pre-approve audit and non-audit services provided by the company's independent registered public accounting firm. Any pre-approvals granted under this authority must be presented to the full Audit Committee at the next regularly scheduled Committee meeting.

Monitoring Pre-Approved Services. At each regular meeting of the Audit Committees, management provides a report on the nature of specific audit and non-audit services being performed by Deloitte & Touche LLP for the company and its subsidiaries, the year-to-date fees paid for those services, and a comparison of year-to-date fees to the pre-approved amounts.

Pre-Approval of Services During 2008 and 2007. During 2008 and 2007, all services provided by Deloitte & Touche LLP to PG&E Corporation, Pacific Gas and Electric Company, and their consolidated affiliates were approved under the applicable pre-approval procedures.

Item Nos. 3 and 4:
PG&E Corporation Shareholder Proposals

To Be Voted on by PG&E Corporation Shareholders Only

Certain shareholders have advised PG&E Corporation that they intend to introduce at the 2008 annual meetings the proposals set forth below. The addresses of each such shareholder will be provided upon request to the PG&E Corporation Corporate Secretary.

The shareholder proposals and related supporting statements represent the views of the shareholders who submitted them, and not the views of PG&E Corporation. PG&E Corporation is not responsible for, and does not endorse, the content of any shareholder proposal or supporting statement. These shareholder proposals and supporting statements are included in this Joint Proxy Statement pursuant to rules established by the Securities and Exchange Commission.

Item No. 3: Shareholder Proposal

Mr. Ray T. Chevedden, holder of 3,000 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

  "3—Shareholder Say on Executive Pay

  RESOLVED, that shareholders request our board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers set forth in the proxy statement's Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any named executive officers.

  Statement of Ray T. Chevedden

  Investors are increasingly concerned about mushrooming executive pay especially when it is insufficiently linked to performance. In 2008, shareholders filed close to 100 "Say on Pay" resolutions. PG&E was one of 10 companies where shareholders voted more than 50% for "Say on Pay."

  The Council of Institutional Investors www.cii.org recommended timely adoption of shareholder proposals upon receiving their first vote exceeding 50%. Large numbers of shareholders have been known to withhold votes from directors who do not adopt shareholder proposals receiving more than a 50% vote.

  Our 2008 vote exceeding 50% was a dramatic turnaround from 2007. In 2007 our directors made sure that we could not even vote on this established topic at our annual meeting. Reference: PG&E Corporation. (January 30, 2007) no action letter available through SECnet http://secnet.cch.com.

  An Advisory Vote establishes an annual referendum process for shareholders about senior executive pay. The results of this vote would provide the board and management with useful information about shareholder views on the company's senior executive pay.

  Aflac submitted an Advisory Vote in its 2008 proxy resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. To date eight other companies have also agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Blockbuster, and Tech Data.

  Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: "RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability."

  The Council of Institutional Investors endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-1 margin. As presidential candidates, Senators Obama and McCain supported the Advisory Vote.

  "There should be no doubt that executive compensation lies at the root of the current financial crisis," wrote Paul Hodgson, a senior research associate with research firm The Corporate Library. Shareholders at Wachovia and Merrill Lynch did not support "Say on Pay" ballot proposals in 2008. These investors don't have much of a say on anything now.

  I urge our board to allow shareholder to express their opinion about senior executive pay:

  Shareholder Say on Executive Pay—
  Yes on 3"

The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.

First, this proposal is unnecessary because PG&E Corporation recently announced that it will provide shareholders with a non-binding advisory vote on executive compensation (or a "say on pay") starting at its annual meeting in 2010, which is the same timing contemplated by this proposal. The Corporation's decision to adopt "say on pay" is consistent with the Corporation's belief in the importance of aligning executive compensation objectives with the interests of our shareholders, and in the merits of obtaining shareholder input regarding executive compensation. During the past several months, the Corporation requested input from its 40 largest institutional investors regarding the Corporation's executive compensation programs and the quality of its proxy statement disclosure in this area. In general, the respondents' view of the Corporation's executive compensation programs and practices was favorable. A majority of respondents agreed, and none of the respondents disagreed, with the PG&E Corporation Compensation Committee's goals and objectives for officer compensation, and that the structure of target compensation programs for executive officers supports a pay-for-performance philosophy.

Second, the Board of Directors and management of PG&E Corporation believe that the manner in which the Corporation intends to implement "say on pay" is preferable to the proponent's proposal in several ways:

  •
  The shareholder proposal only references the Summary Compensation Table and accompanying narrative, and specifically prohibits referring to the Compensation Discussion and Analysis (CD&A). The Corporation believes that it is essential for shareholders to review the CD&A to provide an informed advisory vote on executive compensation, and that the Summary Compensation Table and accompanying narrative disclosure, alone, do not give shareholders the full range of information they need.

    By contrast, the Corporation would specifically ask shareholders to reference the CD&A, as well as the tabular disclosure and accompanying narrative disclosure. The Corporation believes that the CD&A provides valuable information regarding the purpose and goals of the Corporation's executive compensation programs and practices as well as context and meaning to the compensation reported in the compensation tables, and will be very helpful to shareholders in deciding how to vote.

  •
  The shareholder proposal requests ratification of compensation amounts set forth in the Summary Compensation Table and accompanying narrative disclosure, which may differ from the actual amounts paid to named executive officers. For example, the Summary Compensation Table's values for "equity grants" are an estimate of expense to the Corporation in a given year based upon applicable accounting and disclosure rules, and do not necessarily reflect the value of the award ultimately delivered to the officer. The values for the corporate expense can differ greatly from the value to the officer. As a result, if shareholders are voting only on the compensation amounts reported in the Summary Compensation Table and accompanying narrative disclosure, then they could be voting on compensation amounts that are different from the actual compensation ultimately delivered to the named executive officers, especially with respect to certain performance-based equity awards.

    In contrast to the shareholder proposal, the Corporation will request shareholder input on overall pay-for-performance compensation policies and procedures, which would assist the Corporation in aligning executive compensation with shareholder interests.

  •
  The shareholder proposal is inflexible in its scope in that it does not permit the Corporation to adjust its approach to "say on pay" to reflect potential federal legislation that would require corporations to give shareholders a "say on pay."

Management believes that its approach to "say on pay" provides our shareholders with a much more effective means to provide input on executive compensation.

For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

Item No. 4: Shareholder Proposal

Mr. Chris Rossi, holder of 1,000 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

  "4—Reincorporate in a Shareowner-Friendly State

  Resolved: That shareholders hereby request that our board of directors initiate the appropriate process to change the Company's jurisdiction of incorporation from California to North Dakota and to elect that the Company be subject to the North Dakota Publicly Traded Corporations Act.

  Statement of Chris Rossi

Prior to our 2008 annual meeting our directors made sure that we could not vote on the long-established shareholder proposal topic calling for cumulative voting. Reference: PG&E Corporation (February 25, 2008) no action letter available through SECnet http://secnet.cch.com. In PG&E Corporation Senior Law Counsel Frances S. Chang of PG&E said that it would violate California law for PG&E to adopt cumulative voting and still maintain our beneficial majority vote standard for the election of directors. By reincorporating in North Dakota this dilemma can be resolved and there are additional benefits to ensure that our directors and officers will become more responsive to the concerns of shareowners.

This proposal requests that the board initiate the process to reincorporate the Company in North Dakota under the new North Dakota Publicly Traded Corporations Act. If our Company were subject to the North Dakota act there would be additional benefits:

  •
  The ability of the board of directors to adopt a poison pill would be limited in several respects.

  •
  There would be a right of proxy access for shareowners who have owned 5% or more of our Company's shares for at least two years.

  •
  The board of directors could not be classified.

  •
  Shareowners would be reimbursed for their expenses in proxy contests to the extent they are successful.

  •
  Shareowners would vote each year on executive pay practices.

  These provisions, together with others in the North Dakota act, would give us as shareowners more rights than are available under any other state corporation law. By reincorporating in North Dakota, our company would instantly have the best governance system available.

  The SEC recently refused to change its rules to give shareowners a right of access to management's proxy statement. And the Delaware courts recently invalidated a bylaw requiring reimbursement of proxy expenses. Each of those rights is part of the North Dakota act. As a result, reincorporation in North Dakota is now the best alternative for achieving the rights of proxy access and reimbursement of proxy expenses. And at the same time those rights would become available to us as shareowners in a North Dakota corporation, our Company would also shift to cumulative voting, "say on pay," and other best practices in governance.

  Our Company needs to improve its governance. Reincorporation in North Dakota provides a way to switch to a vastly improved system of governance in a single step.

  I urge your support for Reincorporating in a Shareowner-Friendly State."

The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This Proposal.

The Board of Directors believes that it is not in shareholders' best interest to undertake the effort and expense requested by this proposal. PG&E Corporation conducts its business principally through its utility subsidiary, Pacific Gas and Electric Company (Utility). The Utility's business is in northern and central California. It has been incorporated in California for over 100 years.

First, reincorporation in another state is an expensive and difficult process that would consume significant management resources and could trigger certain extraordinary obligations under financial arrangements. Reincorporation can only be achieved if PG&E Corporation merges into another company that is incorporated in North Dakota. In that case, all permits, licenses, contracts, and other legal documents would need to be transferred from PG&E Corporation to the new North Dakota entity. In addition, covenants in existing financial agreements may place conditions upon PG&E Corporation's merger into another entity, absent written consent from the parties to those agreements and/or satisfaction of other conditions. Finally, the new entity may be required to file new securities registration statements. Reincorporation also would require shareholder approval.

On the other hand, the Corporation's corporate governance practices consistently receive high ratings from independent ratings firms such as RiskMetrics Group (whose "Corporate Governance Quotient" ratings are cited in company profiles on Yahoo! Finance) and by GovernanceMetrics International. As

of March 1, 2009, PG&E Corporation's Corporate Governance Quotient was better than 86.7% of the companies in the S&P 500 index and 92.8% of the S&P 500 companies in the utilities sector. As rated by GovernanceMetrics International, PG&E Corporation's overall governance score was a 9.5 as of February 15, 2009, using a scale of 1.0 (lowest) to 10.0 (highest).

In contrast to the proponent's claims, it should be noted that North Dakota law does not permit a company to utilize both majority voting and cumulative voting in routine director elections. For uncontested elections, the laws clearly state that a North Dakota company may adopt a majority voting standard in director elections only if that company's articles provide that shareholders do not have a right to cumulate votes in director elections.

For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) provides information about compensation objectives, policies, and decisions applicable to the named executive officers (NEOs) of PG&E Corporation and Pacific Gas and Electric Company who are listed in the Summary Compensation Table. This CD&A also discusses the compensation that was awarded to, earned by, or paid during 2008 to these NEOs, as disclosed in this proxy statement.

This CD&A answers the following questions:

•
Who plays a role in establishing executive compensation?

•
What factors guided the Compensation Committee's 2008 Officer Compensation Program goals and objectives?

•
How did the Compensation Committee benchmark and establish the 2008 Officer Compensation Program?

•
What are the primary components of NEO compensation paid or earned during 2008?

•
Annual Compensation—2008 Officer Compensation Program

•
Base salary

•
Short-term incentives (performance-based cash incentive pay)

•
Long-term incentives

•
Other compensation

•
Perquisites and related compensation

•
Executive stock ownership program

•
Post-service benefits

•
Retirement/pension

•
Payments upon termination

•
What Compensation is Payable Upon a Change in Control of PG&E Corporation?

•
Are there any material differences in compensation paid to the different NEOs?

Who Plays a Role in Establishing Executive Compensation?

The Compensation Committee of the PG&E Corporation Board of Directors (Committee) oversees and establishes officer compensation policies for PG&E Corporation, which also covers Pacific Gas and Electric Company and each company's subsidiaries.

On an annual basis, the Committee has retained an independent consulting firm, Hewitt Associates, LLC (Hewitt), to assist in evaluating PG&E Corporation's compensation policies, to provide guidance regarding industry compensation trends and practices, to give advice on competitive compensation levels at companies within a comparator group, and to recommend compensation alternatives that are consistent with PG&E Corporation's compensation policies. During 2008, PG&E Corporation paid Hewitt approximately $225,000 for executive compensation services. Hewitt's fees were presented to the Committee during the Committee's annual review of the services provided by the independent compensation consultant.

Hewitt also performed ongoing health and welfare consulting work for Pacific Gas and Electric Company relating to employee communications, the audit of insurance rates, and other related projects. Consulting fees for these services in 2008 were approximately $360,000. Consultants from Hewitt's Health Management practice continue to support management at Pacific Gas and Electric Company on related projects on an ad hoc basis. In addition, in March 2008, Disability Management Alternatives (DMA), a Connecticut-based firm, began performing short-term disability, long-term disability, and leave management administration services for PG&E Corporation and Pacific Gas and Electric Company. Subsequently in 2008, Hewitt acquired DMA. Fees paid to DMA in 2008 were approximately $2.2 million. The Committee's independent compensation consultant at Hewitt was not involved in any of the health and welfare services stated above or any administrative services provided by DMA.

In 2009, in accordance with its practice of independently evaluating the national market of executive compensation consultants from time to time, the Committee will review proposals from several executive compensation consultants, including Hewitt, for work in 2010.

The Chief Executive Officer (CEO) of PG&E Corporation generally attends a portion of each Committee meeting, but does not participate in the Committee's deliberations or decisions with respect to his pay. At the Committee's request, the CEO reviews with the Committee the performance of the other NEOs, but no other NEO has any input into the executive compensation decisions. The CEO also recommends adjustments, if any, in base pay, the target annual incentive opportunity, and equity awards for the other NEOs. These recommendations play a significant role in the compensation-setting process, given the CEO's direct knowledge of the performance and contributions of each of the NEOs. The Committee has discretion to accept, reject, or modify the CEO's recommendations based on the Committee members' collective assessment of the officers' performance and pay position relative to market benchmarks provided by the Committee's independent compensation consultant, as well as PG&E Corporation's overall financial and operating performance.

Additional details regarding the processes for determining and setting executive compensation are set forth on pages 22 and 23 of this Joint Proxy Statement.

What Factors Guided the Compensation Committee's 2008 Officer Compensation Program Goals and Objectives?

The Committee established officer compensation programs for 2008 to meet three primary goals:

•
To emphasize long-term incentives to further align shareholders' and officers' interests, and focus employees on enhancing total return for shareholders.

•
To attract, retain, and motivate employees with the necessary mix of skills and experience for the development and successful operation of PG&E Corporation's businesses.

•
To manage the delivery of compensation in a cost-efficient and transparent manner.

To meet these goals, the Committee determined that:

•
A significant component of every officer's compensation should be tied directly to PG&E Corporation's performance for shareholders.

•
Target cash compensation (base salary and target short-term incentive) should be competitive with the average target cash compensation for comparable officers in the Pay Comparator Group (discussed more fully below).

•
Long-term compensation should be tied to PG&E Corporation's long-term performance for shareholders.

These goals and objectives were unchanged from 2007.

In 2008, the Committee solicited the views of PG&E Corporation's top 40 institutional investors about PG&E Corporation's executive compensation programs and practices. The responses were favorable. A majority supported the Committee's goals and objectives and agreed that the design of PG&E Corporation's executive compensation programs implements a pay-for-performance philosophy.

Finally, while the Committee is cognizant of the tax deductibility limitations imposed by Section 162(m) of the U.S. Internal Revenue Code, the Committee does not limit compensation to those levels or types of compensation that will be deductible.

How Did the Compensation Committee Benchmark and Establish the 2008 Officer Compensation Program?

During the last quarter of fiscal year 2007, the Committee reviewed a market analysis conducted by Hewitt of each NEO's compensation levels for 2007 to determine whether to adjust any NEO's pay for 2008. In February 2008, the Committee (and the independent members of the applicable Board of Directors in the cases of the CEOs of PG&E Corporation and Pacific Gas and Electric Company) approved adjustments to the base salaries, target short-term incentive opportunities, and long-term incentives for NEOs effective March 1, 2008.

PG&E Corporation uses a primary Pay Comparator Group of publicly traded gas and electric utilities to evaluate market practice and assess its competitive pay position. In addition, PG&E Corporation may use a secondary general industry comparator group of general industry companies having a similar revenue and market capitalization scope to that of PG&E Corporation. All elements of total direct pay are compared individually and in the aggregate to each of the comparator groups.

The Pay Comparator Group is reviewed and approved annually by the Committee and consists of all companies listed in the Standard & Poor's Multi-Utilities Index and Electrics Index, as well as the Dow Jones Utility Index. A total of 27 companies were listed in 2008:

  AES Corporation
  Allegheny Energy
  Ameren Corporation
  American Electric Power
  CenterPoint Energy, Inc.
  CMS Energy
  Consolidated Edison
  DTE Energy
  Dominion Resources, Inc.
  Duke Energy
  Edison International
  Entergy Corporation
  Exelon Corporation
  FPL Group

  First Energy
  Integrys Energy Group, Inc.
  NiSource, Inc.
  PPL Corporation
  Pinnacle West Capital
  Progress Energy, Inc.
  Public Service Enterprise Group
  Sempra Energy
  Southern Company
  TECO Energy
  TXU Corporation
  Williams Companies
  Xcel Energy, Inc.

For 2008, the secondary general industry comparator group was based on Hewitt's proprietary executive compensation database focusing on 72 companies with annual revenues between $8 billion and $20 billion (with a median revenue of $12.1 billion and a market capitalization of $15.2 billion). This secondary market reference is used, if at all, to compare compensation for officers whose job scope and skill set are easily transferable to other industries, such as officers responsible for corporate support functions. A list of the 72 companies included in the general industry comparator group is included as an appendix to this Joint Proxy Statement.

PG&E Corporation also identifies a Performance Comparator Group, which is a subset of the Pay Comparator Group, consisting of the companies with operating characteristics and business models most comparable to PG&E Corporation, and uses this group as the basis for corporate performance comparisons. Corporate performance comparisons are generally based on relative total shareholder return, defined as stock price appreciation and dividends ("TSR"). Like PG&E Corporation, these companies emphasize their core rate-regulated utility activities and have either a distribution focus or an integrated utility focus. For 2008, this industry peer group consisted of:

  Ameren Corporation
  American Electric Power
  CenterPoint Energy, Inc.
  Consolidated Edison
  Entergy Corporation
  FPL Group
  NiSource, Inc.
  Pinnacle West Capital
  Progress Energy, Inc.
  Southern Company
  TECO Energy
  Xcel Energy, Inc.

Although the Committee reviews the compensation practices of all the companies in the comparator groups, as described above, and seeks to provide a meaningful and competitive pay package to the NEOs, the Committee does not adhere to strict formulas or survey data to determine the actual mix of compensation elements, including allocation between cash and non-cash or between different forms of equity awards. The Committee considers various additional factors, including each NEO's scope of responsibility and organizational impact, experience, and performance, as well as PG&E Corporation's overall financial and operating results. This flexibility is important in supporting the overall pay philosophy and meeting the Committee's objectives of attracting, retaining, and motivating a talented executive leadership team.

What Are the Primary Components of NEO Compensation Paid or Earned During 2008?

Compensation programs for NEOs in 2008 were substantially similar to those in 2007. Starting with compensation paid in 2008, the Committee changed the effective date for adjustments to annual base salary to March 1 from January 1. The date was changed to provide PG&E Corporation and Pacific Gas and Electric Company with a complete year of individual and corporate performance data for consideration in determining annual compensation adjustments.

Annual Compensation—2008 Officer Compensation Program

Total target annual compensation each year includes (1) base salary, (2) the target amount of the annual cash incentive that could be received under the PG&E Corporation Short-Term Incentive Plan (STIP) based on a percentage of base salary, and (3) the target value of equity awards granted under the 2006 PG&E Corporation Long-Term Incentive Plan (LTIP). The actual value of short-term and long-term incentive awards is variable and reflects performance during the relevant measurement period. The following charts illustrate the percentage of target 2008 compensation allocated to base salary, short-term incentives, and long-term incentives for the PG&E Corporation CEO and for the NEOs on average.

2008 PG&E Corporation CEO Target Compensation

Average 2008 Target Compensation for Other NEOs

The Committee believes that these proportions of target base salary relative to short-term and long-term incentives provide the right mix to attract, retain, and motivate officers with the necessary skills and experience for the development and successful operation of PG&E Corporation's businesses. They also provide a direct connection between compensation and performance in both the achievement of key operating results and long-term shareholder value, as more fully described below.

Base Salary

Base salary is the fixed cash amount paid to an officer each year. The Committee aims to set base salary at levels that are competitive with the average base salary for comparable officers in the Pay Comparator Group, taking account of factors such as incumbent's skill set relative to industry peers, experience, time in position, criticality of the role, difficulty of replacement, position level relative to that of other officers, individual performance, and expected future contributions. Consistent with the Committee's objective of tying a significant component of every NEO's compensation directly to PG&E Corporation's performance for shareholders through short-term and long-term incentives, actual base salary comprises only 15% to 38% of target NEO total compensation, depending on officer level.

For 2008, the Committee approved a base salary increase budget of 4.0% intended to apply to each officer's base salary adjustments, mid-year discretionary salary increases, and lump-sum payments. The comparative data showed that the companies in the Pay Comparator Group expected to provide officers a 3.7% average salary increase in 2008, and that those companies' average salary increase in 2007 was 4.1 percent. With one exception, each NEO's base pay at PG&E Corporation and Pacific Gas and Electric Company is within a range of between 15% greater and 15% less than the appropriate benchmark position in the Pay Comparator Group average at the time of benchmarking. The Committee believes that this level of comparability is appropriate and consistent with the pay philosophy. For the one exception, there was insufficient comparative data for the position of Senior Vice President, Corporate Strategy and Development of PG&E Corporation, held by Rand L. Rosenberg. In the absence of comparative data, Mr. Rosenberg's base salary was set at a level consistent with the base salaries of the Chief Financial Officer and the General Counsel, based upon factors such as scope of responsibility, organizational impact, experience, and individual performance.

Effective January 1, 2008, the annual base salary for John S. Keenan was increased to $500,000 from $435,000. This increase reflects his increased responsibilities following his appointment as Senior Vice President and Chief Operating Officer of Pacific Gas and Electric Company. Prior to that time, Mr. Keenan served as Senior Vice President, Generation and Chief Nuclear Officer. Effective March 24, 2008, Barbara L. Barcon was hired as Vice President, Finance and Chief Financial Officer of Pacific Gas and Electric Company. Her annual base salary of $300,000 is comparable to the average base salary of comparable officers in the Pay Comparator Group.

Short-Term Incentives

The Committee aims to set target STIP awards that are competitive with the average short-term incentive awards for comparable officers in the Pay Comparator Group. Target STIP awards are based on a percentage of base pay (called the participation rate) that varies according to officer level.

2008 STIP Results

For 2008, the Committee approved target STIP awards that range from 45% of base salary for lower-level executive officers to 100% of base salary for the CEO of PG&E Corporation. This range of target STIP awards is consistent with the Pay Comparator Group's practice. Each year, the Committee establishes financial and operational performance goals at minimum (or "threshold"), target, and maximum levels, and determines the relative weightings of each component for the succeeding year (STIP structure). The Committee designs the STIP structure with the objective of aligning officer compensation with the successful management of assets and resources to generate stable and growing financial results for the benefit of shareholders, as well as to deliver safe, reliable, and exceptional service to utility customers. The relative weightings balance direct (through earnings from operations) and indirect (through key operational objectives) factors that contribute to performance for shareholders.

Actual STIP payments are determined by the Committee based on the extent to which the pre-established performance goals are met. STIP payments are calculated by multiplying an individual's target STIP award by the overall STIP performance score, which can range from zero if minimum performance goals are not met to 2.0 if maximum performance goals are met.

Under the 2008 STIP structure approved by the Committee in December 2007, 40% of the overall STIP score is based on corporate financial performance, as measured by corporate earnings from operations. The corporate financial performance goal is based on PG&E Corporation's 2008 budgeted earnings from operations that were previously approved by the Board of Directors, consistent with the basis for reporting and guidance to the financial community.(1)

(1)
PG&E Corporation uses a financial performance goal and provides earnings guidance based on "earnings from operations." This measure is not a substitute or alternative for consolidated net income presented in accordance with generally accepted accounting principles (GAAP). Earnings from operations exclude items impacting GAAP results that do not reflect the normal course of operations, such as changes in accounting methods, workforce restructuring, and one-time occurrences.

(2)
For 2008, per-share earnings on a GAAP basis were $3.63, which included income from a settlement of 2001-2004 tax audits, totaling $257 million or $0.68 per share.

The Committee has adopted threshold, target, and maximum STIP financial performance goals that correspond to STIP financial performance scores ranging from 0.5 to 2.0. The threshold goal is met if actual earnings from operations are at least 91% of budgeted earnings from operations, resulting in a minimum STIP financial performance score of 0.5. The target goal is met if actual earnings from operations are equal to budgeted earnings from operations, resulting in a target STIP financial performance score of 1.0. The maximum goal is met if actual earnings from operations exceed 106% of budgeted earnings from operations, resulting in a maximum STIP financial performance score of 2.0. To meet the maximum goal, 2008 earnings from operations would have needed to be 15.3% greater than the 2007 actual earnings from operations results. The Committee believes that this presents a significant challenge to management and, if achieved, would justify a maximum STIP financial performance score of 2.0.

Management publicly provided guidance that PG&E Corporation's 2008 earnings from operations per share were expected to be in the range of $2.90 to $3.00 per share. On February 24, 2009, PG&E Corporation disclosed that its earnings from operations per share were $2.95.(2) Based on 2008 earnings from operations per share, the Committee determined that the target 2008 STIP corporate financial performance goal resulted in an actual STIP corporate financial performance result of 0.938.

The remaining 60% of the overall 2008 STIP score was based on the extent to which key operational objectives were met. These operational STIP goals were based on some of the same measures that management uses to track operational performance generally, and are described in the table below. As such, these operational STIP goals further the Committee's objective of aligning officer compensation with, among other things, the delivery of safe, reliable, and exceptional service to utility customers.

2008 STIP – Operational Performance Measures

Measure	Relative Weight	2008 Target Goal	2008 Results
Customer Satisfaction and Brand Health Survey Index(1)	20%	77.0	76.1
Reliable Energy Delivery Index(2)	20%	1.0	1.443
Employee Engagement Premier Survey Results Index(3)	10%	66.0%	68.6%
Safety Performance(4)	10%	3.483	3.241
(1)
The index combines a Customer Satisfaction Score, which has a 75% weighting and a Brand Favorability Score, which has a 25% weighting. The Customer Satisfaction Score is a measure of overall satisfaction with Pacific Gas and Electric Company's operational performance in delivering services such as reliability, pricing of services, and customer service experience. The Brand Favorability Score is a measure of overall favorability toward the Pacific Gas and Electric Company brand. The Brand Favorability Score measures residential, small business, and medium business customer perceptions, with weightings based on revenue: 60 percent for residential customers and 40 percent for business customers. These scores are derived from the results of surveys conducted by an independent third party.

(2)
The Reliable Energy Delivery Index is a composite score that measures key drivers of reliability, including outage frequency and duration (based on the System Average Interruption Frequency Index and the Customer Average Interruption Duration Index), execution of electric-based work units, and gas transmission and distribution integrity.

(3)
This index is an average of positive responses to selected questions in the Employee Engagement Premier Survey. The Survey is the primary tool used to measure employee engagement at PG&E Corporation and Pacific Gas and Electric Company.

(4)
Safety Performance is measured as the Occupational Safety & Health Administration (OSHA) Recordable Rate, which is based on the number of OSHA Recordable injuries, illnesses, or exposures that (1) result in medical treatment beyond first aid or result in work restrictions, death, or loss of consciousness, and (2) occur in the current year. Achievement of the Safety Performance measure is based on the reduction of the OSHA Recordable Rate from the prior year.

For 2008, the Committee adopted an incentive design feature to ensure that a low STIP performance score due to weak financial performance could not be offset solely by strong operational performance. Under this design feature, if corporate financial performance does not exceed 98% of the targeted corporate financial performance goal for 2008, the aggregate operational performance STIP score cannot exceed 1.0. For example, if actual operational performance resulted in an aggregate operational performance STIP score of 2.0, but actual corporate financial performance fell below 98% and resulted in a STIP financial performance score of 0.5, the aggregate operational performance STIP score would be reduced to 1.0 and the overall STIP score would be 0.8, calculated as follows:

•
A reduced operational performance STIP score of 1.0 multiplied by 60% weighting = 0.6 plus

•
A STIP financial performance score of 0.5 multiplied by 40% weighting = 0.2 equals

•
An overall STIP score of 0.8 (and a total award of 80% of target).

The combined 2008 operational performance results yielded a combined 2008 STIP operational performance score of 1.338. This score was combined with the corporate financial performance score of 0.938 to yield an overall 2008 STIP score of 1.178. The 2008 STIP payments to the NEOs are shown in the Summary Compensation Table.

For 2008, the Committee had full discretion as to the determination of final officer STIP payments. The Committee did not exercise its discretion to modify any 2008 STIP payments.

2009 STIP Structure

In December 2008, the Committee approved the structure for the 2009 STIP and the weighting of each component. For the 2009 STIP, the Committee established a STIP structure in which corporate financial performance, as measured by earnings from operations, will account for 50% of the overall STIP performance score. The remaining 50% of the overall 2009 STIP score is based on the extent to which key operational objectives are met. These operational STIP goals are based on the same measures used in 2008, and are shown in the table below. As such, these operational STIP goals further the Committee's objective of aligning officer compensation with, among other things, the delivery of safe, reliable, and exceptional service to utility customers.

For 2009, the corporate financial performance goal for STIP is based on PG&E Corporation's budgeted earnings from operations for 2009 that were previously approved by the Board of Directors, and is consistent with the basis for reporting and guidance to the financial community. Management has publicly provided guidance that PG&E Corporation's 2009 earnings from operations are expected to be in the range of $3.15 to $3.25 per share, representing growth in earnings from operations of between 6.8% to 10.2% compared to 2008 earnings from operations. The Committee has adopted threshold, target, and maximum STIP financial performance goals that correspond to STIP financial performance scores ranging from 0.5 to 2.0. The threshold goal is met if actual earnings from operations are at least 93% of budgeted earnings from operations, resulting in a minimum STIP financial performance score of 0.5. The target goal is met if actual earnings from operations are equal to budgeted earnings from operations, resulting in a target STIP financial performance score of 1.0. The maximum goal is met if actual earnings from operations exceed 105% of budgeted earnings from operations, resulting in a maximum STIP financial performance score of 2.0. To meet the maximum goal, 2009 earnings from operations would have to range between 12.1% to 15.7% greater than 2008 earnings from operations based on the expected earnings from operations per share range for 2009. The Committee believes that this presents a significant challenge to management and, if achieved, would justify a maximum STIP financial performance score of 2.0.

The target operational performance goals for the 2009 STIP are described in the table below.

2009 STIP – Operational Performance Goals

Measure	Relative Weight	2009 Target Goal
Customer Satisfaction and Brand Health Index(1)	17.5%	76.1
Reliable Energy Delivery Index(2)	17.5%	1.0
Employee Engagement Premier Survey Index(3)	5.0%	69.5%
Safety Performance(4)	10.0%	2.755
(1)
See description under 2008 STIP.

(2)
For the 2009 STIP, the Reliable Energy Delivery index is a composite index score that measures key drivers of reliability, including outage frequency and duration (based on the System Average Interruption Frequency Index and the Customer Average Interruption Duration Index) and performance improvement in the resurvey of Pacific Gas and Electric Company's gas system.

(3)
See description under 2008 STIP.

(4)
See description under 2008 STIP.

Long-Term Incentives

The LTIP permits the grant of various types of stock-based incentives to NEOs and certain other employees of PG&E Corporation, Pacific Gas and Electric Company, and their subsidiaries. The PG&E Corporation Board of Directors has delegated the administration of the LTIP to the Committee, including the power to determine the types of awards to be granted, the amounts, terms, and conditions of LTIP awards, and the individuals to whom LTIP awards are granted. Grants to the CEOs of PG&E Corporation and Pacific Gas and Electric Company are approved by the independent members of the applicable Board of Directors. The Committee approves guidelines that include the range of target LTIP award values for different categories of employees, as well as the terms and conditions of all LTIP awards to be made in the following year. The guidelines also specify the grant date for annual LTIP awards. Actual awards are made within the range of target LTIP values previously approved by the Committee.

The amount of target LTIP awards for new executive officers is determined by referencing the range of target LTIP values specified in the guidelines approved by the Committee, as well as any unique factors taken into account in the recruiting process in order to induce the officer to join PG&E Corporation or Pacific Gas and Electric Company.

Consistent with its stated compensation philosophy, the Committee establishes target LTIP award value guidelines that generally provide compensation in line with PG&E Corporation's performance for shareholders (i.e., if PG&E Corporation performs at the 50th percentile of the Performance Comparator Group, the total long-term incentive value realized by grant recipients would be approximately equal to long-term incentive compensation at the 50th percentile of the Pay Comparator Group). For 2008, the Committee approved target LTIP values ranging from $300,000 for lower-level executive officers to $5,300,000 for the CEO of PG&E Corporation.

At its December 2007 meeting, the Committee determined that the NEOs would receive one-half of the value of their 2008 LTIP award in restricted stock and one-half of the value in performance shares. The Committee believes that this allocation of equity balances the interests of shareholders for increased share value with the interest of officers for long-term compensation as expressed by stock price appreciation and TSR. Details regarding restricted stock and performance share grants are provided below. In December 2007, the Committee (and with regard to Peter A. Darbee and William T. Morrow, the independent members of the applicable Board) approved the recommended 2008 target LTIP award values for the NEOs.

Restricted stock.    Shares of restricted stock may not be transferred or sold until certain conditions are met. Generally, the restrictions will lapse over a five-year period, provided that the recipient is then an employee. The restrictions may lapse sooner if PG&E Corporation's TSR is in the top quartile of its Performance Comparator Group and under certain other circumstances. As the restrictions lapse, the recipient's right to the shares vests and the recipient may transfer or sell the shares.

The number of shares of restricted stock granted in 2008 was determined by dividing one-half of the target LTIP award value by the average daily closing price of a share of PG&E Corporation common stock for the last five days of February 2008 (or the closing price on the grant date for a newly hired officer), as reported on the New York Stock Exchange.

Restricted stock granted in 2008 will vest in 20% increments during each of the first three years. The remaining 40% will vest on the first business day of March 2011 if PG&E Corporation's TSR for the prior three-year period is in the top quartile relative to the Performance Comparator Group. If PG&E Corporation's TSR for that period is not in the top quartile, the restrictions will continue, and the remaining 40% of the restricted stock will vest on the first business day of March 2013.

Restricted stock aligns officers' interests with those of shareholders (i.e., increasing the stock price and dividends), in addition to rewarding officers for top quartile performance through the accelerated vesting feature. Restricted stock also serves as a retention mechanism, as restricted stock generally only vests if the officer remains employed over the vesting period.

The terms of the special award of restricted stock units granted to Peter Darbee in 2008 and the modification of the special award granted to Mr. Darbee in 2007 are discussed below. Restricted stock granted in 2008 is shown in the Grants of Plan-Based Awards in 2008 table below.

Starting with the annual grants in 2009, the Committee has decided to issue restricted stock units (RSUs) in lieu of restricted stock, which would maximize NEOs' flexibility in meeting tax obligations and reduce unintended tax consequences. The RSU awards will vest 20% on the first business day of March on the first, second, and third year following the date of grant, and the remaining 40% grant will vest on the first business day of March in the fourth year following the date of grant. As with restricted stock, RSU grants will align NEO interests with those of shareholders, and also serve as a retention mechanism.

Performance shares.    Performance shares are hypothetical shares of PG&E Corporation common stock that are tied directly to PG&E Corporation's performance for shareholders, aligning officers' interests with those of shareholders.

The number of performance shares granted in 2008 was determined by dividing one-half of the target LTIP award value by the average daily closing price of a share of PG&E Corporation common stock for the last five days of February 2008, as reported on the New York Stock Exchange. Performance shares awarded in 2008 are shown in the Grants of Plan-Based Awards in 2008 table below.

Performance shares granted in 2008 will vest, if at all, at the end of a three-year period, depending on PG&E Corporation's TSR relative to the Performance Comparator Group for the period. The payment for performance shares will be in cash and will be calculated by multiplying (1) the number of vested performance shares, (2) the average closing price of PG&E Corporation common stock over the last 30 calendar days of the year preceding the vesting date, and (3) a payout factor based on corporate performance.

There will be no payout if PG&E Corporation's TSR falls below the 25th percentile of the Performance Comparator Group; there will be a 25% payout if PG&E Corporation's TSR is at the 25th percentile; there will be a 100% payout if PG&E Corporation's TSR is at the 75th percentile; and there will be a 200% payout if PG&E Corporation's TSR ranks first in the Performance Comparator Group. If PG&E Corporation's TSR is between the 25th percentile and the 75th percentile, or above the 75th percentile, award payouts will be determined by straight-line interpolation, adjusted to round numbers (i.e., the nearest multiple of five). The following table illustrates how this formula is applied when the Performance Comparator Group contains 13 companies, including PG&E Corporation.

Number of Companies in Total (including PG&E Corporation) = 13

COMPANY RANK	COMPANY PERFORMANCE PERCENTILE	ROUNDED PAYOUT
1	100	200%
2	92	170%
3	83	130%
4	75	100%
5	67	95%
6	58	75%
7	50	65%
8	42	50%
9	33	35%
10	25	25%
11	17	0%
12	8	0%
13	0	0%

Equity Grant Date Policy

In June 2007, the Committee established a new equity grant date policy to apply to future awards under the LTIP, beginning with awards to be made in 2008.

•
For annual equity grants, the grant date has been changed to the first business day in March, from the first business date in January.

•
For non-annual equity grants to employees (such as for newly hired or newly promoted officers) that must be approved by either the PG&E Corporation or Pacific Gas and Electric Company Board, by the Committee, or by the PG&E Corporation CEO, the grant date will be the later of (1) the date that the grant is approved by the Board or the Committee or PG&E Corporation CEO, as applicable, or (2) the date of hire or promotion, provided that if the grant date occurs during a period in which officers are not permitted to trade shares of PG&E Corporation common stock, then the grant date will be the third business day after PG&E Corporation's next public disclosure of quarterly or annual financial results, except where special circumstances require otherwise.

The Committee established this new equity grant date policy so that (1) PG&E Corporation and Pacific Gas and Electric Company will have a complete year of individual and corporate performance data for consideration when determining annual compensation adjustments and annual target LTIP awards, and (2) all equity grants would be made after the companies' most recent financial results have been publicly disclosed and reflected in the market price of PG&E Corporation's common stock.

Special Awards

On May 9, 2008, Peter Darbee, who then was Chairman of the Board and CEO of PG&E Corporation, received a grant of 24,875 restricted stock units (RSUs) with a grant date value of approximately $1 million. The grant was approved by the independent members of the PG&E Corporation Board to serve as an additional retention mechanism for Mr. Darbee. The RSUs will vest in full on the first business day of 2013, provided that Mr. Darbee is still employed by PG&E Corporation or any of its affiliates.

The independent members of the Board also approved a modification to the terms of an award of 21,155 restricted shares of PG&E Corporation common stock that had been granted to Mr. Darbee on January 3, 2007. The modification is intended to avoid an unintended tax consequence of the restricted stock award to Mr. Darbee. As a result of this modification, on December 31, 2008, (1) 8,462 shares of this restricted stock award (the prorated portion that would have vested if Mr. Darbee had retired on December 31, 2008) vested and (2) the remaining 12,693 shares of this restricted stock award were cancelled. In lieu of the cancelled shares, on the first business day of January 2009, Mr. Darbee was granted 12,693 RSUs (the "Replacement RSU Grant") that contain the same terms and conditions as those applicable to the cancelled portion of the restricted stock award, and have the same vesting date as the original award (i.e., the first business day of January 2012). The vesting period of the Replacement RSU Grant began on the first business day of January 2009. Mr. Darbee will be entitled to receive dividend equivalents associated with all the RSUs subject to the RSU awards. These dividend equivalents will be converted into additional RSUs that will be subject to the same vesting and other provisions that apply to the award under which such dividend equivalents are credited. Vested RSUs will be settled by the issuance of an equal number of shares of PG&E Corporation common stock. Further details regarding this grant for Mr. Darbee are described under the "Potential Payments Upon Resignation, Retirement, Termination, Change in Control, Death, or Disability" section of this proxy statement.

Pursuant to the terms of the October 6, 2006 offer letter of employment between Hyun Park and PG&E Corporation by which Mr. Park agreed to serve as Senior Vice President and General Counsel of PG&E

Corporation, on November 13, 2008, PG&E Corporation credited 13,137 shares of phantom stock, valued at $500,000, to Mr. Park's deferred compensation account in the 2005 PG&E Corporation Supplemental Retirement Savings Plan (SRSP), more fully described in the Non-Qualified Deferred Compensation Table below. The award of phantom stock as deferred compensation was approved by the PG&E Corporation Nominating, Compensation, and Governance Committee (the Compensation Committee's predecessor) to serve as an inducement for Mr. Park to accept employment and as a retention mechanism.

Other Compensation

Perquisites and Related Compensation

In general, the NEOs receive a limited range of perquisite benefits, typically encompassing a partial subsidy for financial planning services from a third-party financial advisory firm, partial reimbursement of certain health club fees, certain life insurance subsidies, parking reimbursement, and executive health services. Mr. Darbee receives, and Mr. Morrow received, car transportation services. Tax reimbursement payments made to executive officers of PG&E Corporation for the company cost of parking and for Mr. Darbee's company-provided parking and car transportation will be discontinued in 2009. Perquisites are described more fully in the Summary Compensation Table.

The Committee (and with regard to Peter A. Darbee and William T. Morrow, the independent members of the applicable Board) also approved the 2008 lump-sum annual stipend amount for each executive officer, which ranged from $15,000 to $35,000, depending on officer level. This stipend is provided in lieu of providing the NEO with additional perquisite benefits. The NEOs have discretion to use this stipend as they see fit.

Executive Stock Ownership Program

PG&E Corporation has adopted an executive stock ownership program to encourage senior executive officers to achieve and maintain a minimum investment in PG&E Corporation common stock at levels set by the Committee. Executive stock ownership guidelines have been adopted by most of the companies in the Pay Comparator Group, and are increasingly viewed as an important element of a company's governance policies.

PG&E Corporation's executive stock ownership targets are based on a multiple of base salary. The stock ownership target for the PG&E Corporation CEO is three times base salary. The target ownership level for certain other senior executive officers of PG&E Corporation and Pacific Gas and Electric Company is two times base salary. The target ownership level for other senior executive officers is one and-one-half times base salary. The program is designed to encourage executives to acquire the stock ownership target within five years after becoming subject to the program.

During each of the first three years after an executive becomes subject to the program, PG&E Corporation may award the officer phantom stock called Special Incentive Stock Ownership Premiums (SISOPs) that will be credited to the officer's deferred compensation account in the SRSP to encourage executive officers to meet the stock ownership targets. The program specifies how the amount of a SISOP award will be determined. Actual SISOPs granted in 2008 are included in the Grants of Plan-Based Awards in 2008 table below.

SISOPs vest in full on the third anniversary of the grant date, and can be forfeited if the executive fails to maintain the applicable stock ownership target. Upon retirement or termination, the vested SISOPs are distributed in the form of an equivalent number of shares of PG&E Corporation common stock. The vesting of SISOPs can be accelerated under certain circumstances, as specified in the discussion below regarding "Potential Payments Upon Resignation, Retirement, Termination, Change in Control, Death, or Disability."

If at the end of five years, an executive officer fails to meet or maintain the applicable stock ownership target, cash-based awards for future years that the officer would otherwise be eligible to receive (such as a STIP payment) may be deferred into phantom stock and credited to the officer's account under the SRSP until the stock ownership target is met.

All officers who are currently subject to stock ownership targets under the executive stock ownership program have met or exceeded their targets.

Post-Service Benefits

Retirement/Pension

The majority of companies in the Pay Comparator Group provide tax-qualified defined benefit plans (e.g., pensions or similar plans), other tax-qualified defined contribution plans (i.e., 401(k) plans), and non-tax-qualified retirement plans.

Pacific Gas and Electric Company provides retirement benefits under a tax-qualified defined benefit plan to the NEOs and other eligible employees of PG&E Corporation and Pacific Gas and Electric Company. In

addition, PG&E Corporation has adopted a Supplemental Executive Retirement Plan (SERP), a non-tax-qualified defined benefit pension plan that provides officers and key employees of PG&E Corporation and its subsidiaries, including Pacific Gas and Electric Company, with a pension benefit based on a combination of base salary and payments under the STIP. PG&E Corporation also has established a grantor trust to set aside funds to pay for a portion of the non-qualified benefits payable to participants. Assets held in the trust are subject to claims of creditors and, upon the commencement of a bankruptcy case, become part of the debtor's estate subject to the jurisdiction of the bankruptcy court.

PG&E Corporation also provides a matching contribution to officers who participate in the PG&E Corporation Retirement Savings Plan (RSP), a qualified 401(k) plan. For all NEOs and most other employees, PG&E Corporation provides a maximum matching contribution of 75 cents for each dollar contributed up to 6% of base salary. To the extent that matching contributions cannot be made to an NEO's RSP account because the Internal Revenue Code limits would be exceeded, PG&E Corporation contributes the excess amount to the NEO's account in the SRSP.

In 2003, Peter A. Darbee was credited with an additional five years of service under the SERP. Mr. Darbee was eligible to earn an additional five years of credited service under the SERP, provided that he was employed by PG&E Corporation or a subsidiary on July 1, 2008. Accordingly, the additional service was credited in 2008. Pursuant to the terms of the November 21, 2005 offer letter of employment between John S. Keenan and Pacific Gas and Electric Company, Mr. Keenan will accrue 1.5 years of credited service under the SERP for each year of actual service during his first seven years. The Committee felt that a defined benefit pension was an attractive and cost-effective recruiting tool.

The value of pension benefits accumulated as of December 31, 2008 for the executive officers named in the Summary Compensation Table is reported in the table below entitled "Pension Benefits."

What Compensation is Payable Upon a Change in Control of PG&E Corporation?

Termination Generally

The PG&E Corporation Board of Directors has adopted an Officer Severance Policy to provide certain officers with severance benefits if their employment is terminated without cause. The purpose of the severance policy is to (1) attract and retain senior management by defining the terms and conditions for severance benefits, (2) provide severance benefits that are part of a competitive total compensation package, (3) provide consistent treatment for all terminated officers, and (4) minimize potential litigation costs associated with officers' termination of employment. These severance benefits are described below under the section entitled "Potential Payments Upon Termination Without Cause."

Termination in Connection with a Change in Control

As a general policy, any compensation related to a Change in Control is contingent upon a "double trigger," and is paid only if certain events occur in addition to the Change in Control. In February 2006, the Board of Directors amended the definition of "Change in Control" to include a "double trigger." As such, this policy is more closely aligned with those of the companies in the Pay Comparator Group. In addition, the amendment addresses an issue raised in a shareholder proposal that was approved by shareholders at PG&E Corporation's 2005 annual meeting.

If a covered officer is actually or constructively terminated in connection with a "Change in Control" or "Potential Change in Control" of PG&E Corporation, the Officer Severance Policy provides covered officers with certain benefits, as described below under the section entitled "Potential Payments Following a Change in Control and Other Triggering Events." The PG&E Corporation Board of Directors has determined that the provision of such benefits in these circumstances is an integral part of PG&E Corporation's officer compensation program. In a hostile takeover or Change in Control situation, it is important for management to remain focused on maximizing shareholder value and aligning management's interests with shareholders' interest, and not be distracted by concerns about the security of their jobs. The benefit levels provided to the covered officers, including the NEOs, under different termination circumstances reflect competitive market practices among the peer groups that the Committee benchmarks.

Such Change in Control benefits may be limited by the Golden Parachute Restriction Policy, which the PG&E Corporation Board of Directors adopted in February 2006 (described below in the section entitled "Potential Payments Following a Change in Control and Other Triggering Events"). This policy requires shareholder approval of executive severance payments provided in connection with a Change in Control of PG&E Corporation, to the extent that those payments exceed 2.99 times the sum of a covered officer's base salary and target STIP award. This policy responds to a shareholder proposal that was approved by shareholders at PG&E Corporation's 2005 annual meeting.

The LTIP also provides for accelerated vesting of LTIP awards in connection with a Change in Control. For grants made in 2007 and after, acceleration will occur only if there is a Change in Control and either (1) the successor company fails to continue previously granted awards in a manner that preserves the value of those awards, or (2) the award recipient is terminated in connection with a Change in Control during a specified period of time before or after the Change in Control. The PG&E Corporation Board of Directors made this change to more closely align PG&E Corporation's policies with market trends and to (1) better balance the interests of award recipients and shareholders, (2) provide security for award recipients in a time of uncertainty, and (3) preserve the incentive for award recipients to stay with PG&E Corporation even following a transaction.

For outstanding stock-based awards granted before December 31, 2006, upon the occurrence of a Change in Control of PG&E Corporation, all outstanding stock-based awards will accelerate, regardless of whether an officer has been terminated. This provision was changed in response to issues raised in a shareholder proposal that was approved by shareholders at PG&E Corporation's 2005 annual meeting.

Are There Material Differences Between Compensation Paid to the Different NEOs?

The compensation philosophy and policies discussed throughout the CD&A apply equally to all executive officers. There are no differences in the types of compensation among the NEOs. The differences that exist in the amounts of compensation generally relate to each NEO's position and the pay differences exhibited in benchmark market practices derived from the Pay Comparator Group analysis.

The Committee's philosophy of "pay for performance" aligns the interests of executive officers with the longer-term interests of shareholders. The amount of "at risk" pay varies with executive officer level; the compensation of the most senior executive officers is subject to greater risk than that of lower-level executive officers. For 2008, only 15% of Mr. Darbee's total direct pay is allocated to base pay, 15% is allocated to the annual STIP opportunity, and the remaining 70% is allocated to long-term equity incentives. The pay allocation for other NEOs ranges from 23% to 38% to base pay, 15% to 17% to the annual STIP opportunity, and 45% to 59% to longer-term equity incentives. These allocations are consistent with market practices of companies in the Pay Comparator Group. Further differentiation may result from differences in positional scope of responsibility, organizational impact, incumbent experience and time in the executive position, and individual performance and development. For example, when determining total target compensation for the PG&E Corporation CEO, the Committee first uses competitive market data in assessing appropriate levels of base pay and total annual cash compensation, focusing on how Mr. Darbee's base pay and total cash compensation compare to the market average. Next, to determine the appropriate amount of long-term incentive opportunities, the Committee considers the comparable amounts set by companies in the second quartile of the Pay Comparator Group. The Committee then evaluates Mr. Darbee's leadership, accomplishments, personal development, and PG&E Corporation's performance results to arrive at final total compensation recommendations for the independent members of the Board to review and approve. As part of this process, the Committee considers whether Mr. Darbee has achieved his annual objectives that are reviewed and approved by the Committee at the beginning of each year. These objectives closely track short-term and long-term financial and operational goals for PG&E Corporation, which have previously been reviewed and approved by the Board. His objectives may relate to corporate financial performance and shareholder returns, operational performance, energy procurement plans, investment in utility infrastructure, corporate culture, and effective communications with key stakeholders.

The only material difference in compensation policy among the NEOs relates to the determination of retirement benefits. In the case of selected officers joining PG&E Corporation late in their careers (including Mr. Darbee), as an additional retention mechanism, PG&E Corporation provided additional years of credited service after a specified service period was completed in order to enhance the final retirement benefit calculation or accelerated accrual of credited service during a set period of time. Other than these types of arrangements, all policies, programs, and administrative guidelines are consistently applied to all NEOs.

Conclusion

The amount of executive compensation provided by PG&E Corporation and Pacific Gas and Electric Company reflects the Committee's compensation objectives and policies to (1) provide long-term incentives to align shareholders' and officers' interests and enhance total return for shareholders, (2) attract, retain, and motivate employees with the necessary mix of skills and experience for the development and successful operation of PG&E Corporation's businesses, and (3) compensate officers in a cost-efficient and transparent manner.

Compensation Committee Report

The Compensation Committee of PG&E Corporation is comprised of independent directors and operates under a written charter adopted by the PG&E Corporation Board of Directors. The Compensation Committee is responsible for overseeing and establishing officer compensation policies for PG&E Corporation and its subsidiaries, including Pacific Gas and Electric Company.

The Compensation Committee has reviewed and discussed the section of this Joint Proxy Statement entitled "Compensation Discussion and Analysis" with management. Based on its review and discussion with management, the Compensation Committee has recommended to the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company that the "Compensation Discussion and Analysis" section be included in this Joint Proxy Statement.

April 1, 2009

C. Lee Cox, Chair
Barbara L. Rambo
Barry Lawson Williams

Executive Officer Compensation Information

Summary Compensation Table – 2008

This table summarizes the principal components of compensation paid or granted during 2008, or the compensation cost of equity-based awards granted in 2008 and prior years, to the Chief Executive Officers and the Chief Financial Officers of PG&E Corporation and Pacific Gas and Electric Company, and certain other officers of those entities, including the next three most highly compensated executive officers during the past year. This table also includes information disclosed in the 2008 and 2007 Joint Proxy Statements for compensation paid to certain officers during 2007 and 2006, respectively.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Award(s) ($)(4)	Non-Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
Peter A. Darbee*	2008	$1,090,833	$0	$9,110,377	$273,868	$1,285,002	$1,461,189	$150,210	$13,371,479
Chairman, Chief Executive Officer,	2007	$1,050,000	$0	$3,631,149	$419,976	$1,250,550	$1,295,034	$174,364	$7,821,073
and President, PG&E Corporation;	2006	$975,000	$0	$3,666,389	$604,092	$1,485,900	$1,028,440	$230,237	$7,990,058
President and Chief Executive
Officer, Pacific Gas and Electric
Company
Christopher P. Johns	2008	$541,457	$0	$1,100,899	$76,592	$350,809	$193,500	$89,819	$2,353,076
Senior Vice President, Chief	2007	$523,640	$0	$350,226	$149,648	$343,010	$156,155	$88,486	$1,611,165
Financial Officer, and Treasurer,	2006	$494,000	$0	$931,415	$221,802	$414,071	$157,985	$94,638	$2,313,911
PG&E Corporation; Senior Vice
President and Treasurer Pacific
Gas and Electric Company
Hyun Park	2008	$498,091	$500,000	$1,006,437	$0	$322,713	$63,744	$46,173	$2,437,158
Senior Vice President and General	2007	$475,000	$1,000,000	$381,410	$0	$311,149	$32,256	$486,492	$2,686,307
Counsel, PG&E Corporation
Rand L. Rosenberg	2008	$515,825	$0	$1,131,892	$0	$334,203	$129,376	$47,612	$2,158,908
Senior Vice President, Corporate	2007	$496,380	$0	$457,202	$0	$325,154	$80,744	$45,613	$1,405,093
Strategy and Development,
PG&E Corporation
John S. Keenan	2008	$500,000	$0	$859,789	$0	$323,950	$183,160	$44,544	$1,911,443
Senior Vice President and Chief
Operating Officer, Pacific Gas
and Electric Company
Barbara L. Barcon**	2008	$232,143	$125,000	$165,611	$0	$123,059	$20,505	$120,136	$786,454
Vice President, Finance and Chief
Financial Officer, Pacific Gas and
Electric Company
William T. Morrow***	2008	$517,500	$0	$2,712,475	$0	$688,394	$85,198	$480,188	$4,483,755
President and Chief Executive	2007	$625,000	$0	$2,557,501		$498,731	$64,214	$55,789	$3,801,235
Officer, Pacific Gas and Electric
Company (from 1/1/08 to
8/31/08)
G. Robert Powell****	2008	57,258	$0	$239,550	$0	$0	$12,021	$653,753	$962,582
Vice President and Controller,	2007	$300,750	$0	$119,024	$0	$161,187	$25,203	$70,549	$676,713
PG&E Corporation; Vice
President, Chief Financial Officer,
and Controller, Pacific Gas
and Electric Company
(from 1/1/08 to 3/6/08)
*
Mr. Darbee became President and Chief Executive Officer of Pacific Gas and Electric Company on September 5, 2008. Mr. Darbee does not receive separate compensation for his services as an officer of Pacific Gas and Electric Company.

**
Ms. Barcon became Vice President, Finance and Chief Financial Officer of Pacific Gas and Electric Company on March 24, 2008.

***
Mr. Morrow resigned on August 31, 2008.

****
Mr. Powell resigned on March 6, 2008.

(1)
Includes 2008 base salary deferred at the election of the officer.

(2)
Includes amounts deferred under the terms of the award.

(3)
Represents the compensation cost to the company of restricted stock, restricted stock units, performance shares, and SISOPs measured in accordance with SFAS No. 123R, without taking into account an estimate of forfeitures related to service-based vesting. Assumptions are set forth in Note 14 to the Consolidated Financial Statements in the 2008 Annual Report to Shareholders of PG&E Corporation and Pacific Gas and Electric Company.

The compensation cost can be affected by several factors, including the age and years of service of the award recipient, and the performance of PG&E Corporation common stock relative to the company's comparators. For example, Mr. Darbee became eligible for retirement (as defined in the LTIP) in 2008. As a result, the "Stock Awards" value reported in the Summary Compensation Table above represents the full compensation cost of his 2008 LTIP awards. By contrast, the other NEOs are not retirement-eligible and the compensation cost of their LTIP awards is spread over the applicable award's vesting period. If Mr. Darbee were not retirement-eligible, the 2008 compensation cost of his LTIP awards, as reported above, would have been $3.6 million in 2008 rather than $9.1 million.

In addition, the reported value of performance share grants may vary significantly from year to year based on accounting rules that require the recalculation of the performance share compensation cost each year. The recalculated compensation cost is based, in part, on the performance of PG&E Corporation common stock relative to performance of companies in our Performance Comparator Group. Performance is measured by comparing PG&E Corporation's TSR with that of companies in the Performance Comparator Group during the applicable performance period. For example, the compensation cost reported for Mr. Darbee's 2007 performance share award was $0 in the 2007 Summary Compensation Table, but increased to $1.3 million for the 2008 Summary Compensation Table.

The "Stock Awards" reported in the Summary Compensation Table can differ significantly from the actual income realized by an officer. By way of further comparison, Mr. Darbee's Form W-2 for 2008 included approximately $514,000 of income that was attributed to performance shares, and his Form W-2 for 2007 also included approximately $516,000 of income that was attributed to performance shares.

(4)
Represents the compensation cost of stock options granted in prior years, measured in accordance with SFAS No. 123R without taking into account an estimate of forfeitures related to service-based vesting. Assumptions used in determining the grant date fair value are set forth in the Stock Options section of Note 14 to the Consolidated Financial Statements in the 2007 Annual Report to Shareholders of PG&E Corporation and Pacific Gas and Electric Company.

(5)
Amounts represent payments received or deferred in 2009, 2008, and 2007 for achievement of corporate and organizational objectives in 2008, 2007, and 2006, respectively, under the STIP.

(6)
Amounts reported for 2008 consist of (i) the change in pension value during 2008 (Mr. Darbee $1,453,329, Mr. Johns $193,390, Mr. Park $63,744, Mr. Rosenberg $129,376, Mr. Keenan $183,160, Ms. Barcon $20,505, Mr. Morrow $85,198, and Mr. Powell $12,021), and (ii) the above-market earnings on deferred compensation in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP) (Mr. Darbee $7,860 and Mr. Johns $110). Amounts reported for 2007 consist of (i) the change in pension value during 2007 (Mr. Darbee $1,294,641, Mr. Johns $156,150, Mr. Park $32,256, Mr. Rosenberg $80,744, Mr. Morrow $64,214, and Mr. Powell $25,203), and (ii) the above-market earnings on deferred compensation in the SRSP (Mr. Darbee $393, and Mr. Johns $5). Amounts reported for 2006 consist of (i) the change in pension value during 2006 (Mr. Darbee $1,023,619, and Mr. Johns $157,918), and (ii) the above-market earnings on deferred compensation in the SRSP (Mr. Darbee $4,821, and Mr. Johns $67). The SRSP earnings for the Utility Bond Fund are based on Moody's Investors Service's long-term Aa bond rate for utilities. The above-market earnings are calculated as the difference between actual earnings from the Utility Bond Fund investment option of the SRSP and hypothetical earnings that would have resulted using an interest rate equal to 120% of the applicable federal rate.

(7)
Amounts reported for 2008 consist of (i) perquisites and personal benefits, as detailed below (Mr. Darbee $61,018, Mr. Johns $12,057, Mr. Park $7,771, Mr. Rosenberg $6,862, Mr. Keenan $7,356, Ms. Barcon $64,626, Mr. Morrow $34,133, and Mr. Powell $530), (ii) tax reimbursement payments (Mr. Darbee $5,104, Mr. Johns $2,195, Mr. Park $2,195, Mr. Rosenberg $2,195, Ms. Barcon $40,475, and Mr. Morrow $1,155), (iii) sale of earned but unused vacation pursuant to the terms of programs available to all employees of PG&E Corporation (Mr. Johns $26,202 and Mr. Powell $15,994) or available to all employees of Pacific Gas and Electric Company (Mr. Morrow $82,271), (iv) a lump-sum annual stipend paid in lieu of providing perquisite benefits, with the exception of perquisite benefits noted in the chart below (Mr. Darbee $35,000, Mr. Johns $25,000, Mr. Park $25,000, Mr. Rosenberg $25,000, Mr. Keenan $25,000, Ms. Barcon $15,000, Mr. Morrow $25,000, and Mr. Powell $15,000), (v) company contributions to defined contribution retirement plans (Mr. Darbee $49,088, Mr. Johns $24,365, Mr. Park $11,207, Mr. Rosenberg $13,555, Mr. Keenan $12,188, and Mr. Morrow $2,813), (vi) post-employment payments made in connection with Mr. Morrow's resignation ($334,816) (vii) payments made in connection with a separation agreement (Mr. Powell $622,229), and (viii) non-monetary awards (Ms. Barcon $35).

The following chart provides additional information regarding perquisites and personal benefits that are included in the Summary Compensation Table.

	Transportation Services	Life Insurance	Parking	Executive Health	Financial Services	Relocation	Total
P. A. Darbee	$44,501		$4,570	$4,392	$7,555		$61,018
C. P. Johns			$4,570		$7,487		$12,057
H. Park		$1,620	$4,570	$1,381		$200	$7,771
R. L. Rosenberg			$4,570	$2,292			$6,862
J. S. Keenan		$3,049	$1,690	$2,617			$7,356
B. L. Barcon		$2,381				$62,245	$64,626
W. T. Morrow	$23,776	$2,100		$1,341	$6,916		$34,133
G. R. Powell		$530					$530

The above perquisites and personal benefits consist of the following:

•
Transportation services for Mr. Darbee and Mr. Morrow, consisting of car transportation for commute and incidental non-business travel. Amounts include the pro-rated salary and burden of the drivers and vehicle costs. Tax reimbursement payments also were provided to Mr. Darbee ($1,733) and Mr. Morrow ($1,155) with respect to this benefit, and such payments are reflected in section (ii) of footnote 7 above. Such tax reimbursement payments have been discontinued.

•
The cost of life insurance coverage exceeding amounts available to all employees (i.e., $50,000).

•
The cost of parking. Tax reimbursement payments also were provided to Mr. Darbee ($3,371), Mr. Johns ($2,195), Mr. Park ($2,195) and Mr. Rosenberg ($2,195) with respect to this benefit, and such payments are reflected in section (ii) of footnote 7 above. Such tax reimbursement payments have been discontinued.

•
The cost of executive health services provided to executive officers. Amounts vary among officers, reflecting the decisions of each individual officer regarding the specific types of tests and consultations provided, and the exact value of reimbursed expenses.

•
Fees paid for financial services provided by an independent contractor selected by PG&E Corporation to provide such services.

•
The cost to PG&E Corporation of relocation assistance, which may include moving services, payments to a third-party home sale assistance firm (which may include inspection, appraisal, and other costs related to sale of the home, net loss on sale of the officer's home, third-party service fees, etc.), mortgage subsidies, and commuting expenses during the relocation process. Tax reimbursement payments also were provided to Ms. Barcon ($40,475) with respect to this benefit in accordance with a broad-based program that provides relocation benefits to all employees. Such payment is reflected in section (ii) of footnote 7 above.

Other than the perquisite benefits described above, NEOs are given a set stipend which each NEO may use as the officer sees fit. The stipend is intended to cover miscellaneous items in each NEO's discretion (such as organizational dues). The amount of this stipend is included in the Summary Compensation Table in the column "All Other Compensation."

Please see the section above entitled "Compensation Discussion and Analysis" for additional information regarding the elements of compensation discussed above, including salary, short-term incentives, and long-term incentives. Additional information regarding grants of LTIP awards can be found following the table entitled "Grants of Plan-Based Awards in 2008."

Grants of Plan-Based Awards in 2008

This table provides information regarding incentive awards and other stock-based awards granted during 2008 to individuals named in the Summary Compensation Table. The 2008 compensation cost to the company of these awards also is reflected in the Summary Compensation Table.

										All Other Stock Awards
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
										Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards
		Committee Action Date
Name	Grant Date			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
P. A. Darbee				$0	$1,090,833	$2,181,667
	3/3/08	2/20/08					16,980	67,920	135,840		$2,574,847
	3/3/08	2/20/08								67,920	$2,574,847
	5/9/08	4/16/08								24,875	$999,975
C. P. Johns				$0	$297,801	$595,602
	3/3/08	2/20/08					3,204	12,815	25,630		$485,817
	3/3/08	2/20/08								12,815	$485,817
H. Park				$0	$273,950	$547,900
	3/3/08	2/20/08					3,204	12,815	25,630		$485,817
	3/3/08	2/20/08								12,815	$485,817
R. Rosenberg				$0	$283,704	$567,408
	3/3/08	2/20/08					3,204	12,815	25,630		$485,817
	3/3/08	2/20/08								12,815	$485,817
	1/2/08	n/a	(4)							24	$1,058
J. S. Keenan				$0	$275,000	$550,000
	3/3/08	2/20/08					3,204	12,815	25,630		$485,817
	3/3/08	2/20/08								12,815	$485,817
	1/2/08	n/a	(4)							590	$25,500
B. L. Barcon				$0	$104,464	$208,929
	3/3/08	3/14/08					1,554	6,215	12,430		$249,843
	3/3/08	3/14/08								6,215	$249,843
W. T. Morrow				$0	$584,375	$1,168,750
	3/3/08	2/20/08					6,408	25,630	51,260		$971,633
	3/3/08	2/20/08								25,630	$971,633
G. R. Powell(5)				$0	$25,766	$51,532
(1)
Compensation opportunity granted for 2008 under the STIP. Actual amounts earned are reported in the Summary Compensation Table in the "Non-Equity Incentive Plan Compensation" column.

(2)
Represents performance shares granted under the LTIP.

(3)
Represents shares of restricted stock, restricted stock units, and SISOPs granted under the LTIP.

(4)
Award of SISOPs under the Executive Stock Ownership Program. No specific action is required by the PG&E Corporation Compensation Committee, or by the PG&E Corporation or Pacific Gas and Electric Company Board of Directors

(5)
Mr. Powell was no longer employed as of March 6, 2008. He had been provided an opportunity to participate in the non-equity incentive plan (calculated as a percentage of salary earned), but did not receive equity-based awards in 2008.

Detailed information regarding compensation reported in the tables for Summary Compensation and Grants of Plan Based Awards, including the relative amounts apportioned to different elements of compensation, can be found in the section above entitled "Compensation Discussion and Analysis." Information regarding specific grants is provided below.

STIP Awards. Information regarding the terms and basis of STIP awards can be found in the section above entitled "Compensation Discussion and Analysis."

Restricted Stock Grants. Shares of restricted stock carry the same dividend rights as shares of PG&E Corporation common stock. Shares of restricted stock granted in 2008 will vest in 20% increments during each of the first three years. The remaining 40% will vest on the first business day of March 2011 if PG&E Corporation's TSR for the prior three-year period is in the top quartile relative to the Performance Comparator Group. If PG&E Corporation's TSR for that period is not in the top quartile, the restrictions will continue, and the remaining 40% of the restricted stock will vest on the first business day of March 2013.

Different vesting provisions may apply to restricted stock granted as a retention award. Those awards, and their vesting provisions, are discussed in more detail below in the subsection entitled "Retention Awards."

Performance Shares. Performance shares granted in 2008 will vest at the end of a three-year period, depending on PG&E Corporation's TSR relative to the Performance Comparator Group for the period. The payment for performance shares will be in cash and will be calculated by multiplying (1) the number of vested performance shares, (2) the average closing price of PG&E Corporation common stock over the last 30 calendar days of the year preceding the vesting date, and (3) a payout factor based on corporate performance. The specific payout formula is discussed in the section above entitled "Compensation Discussion and Analysis."

Each time that a cash dividend is paid on PG&E Corporation common stock, an amount equal to the cash dividend per share multiplied by the number of performance shares awarded to the recipient will be accrued on behalf of the recipient. At the end of the vesting period, the amount of accrued dividend equivalents will be increased or decreased by the same percentage (i.e., the payment factor based on corporate performance) used to increase or decrease the number of vested performance shares for the period.

Retention Awards. On May 9, 2008, Peter A. Darbee was granted a retention award of 24,875 restricted stock units (RSUs). The RSUs will vest in full on the first business day of 2013, provided that Mr. Darbee is still employed by PG&E Corporation or any of its affiliates. The RSUs may vest sooner, in whole or in part, in connection with Mr. Darbee's death, disability, or termination of employment. The RSUs also would vest in full upon a Change in Control of PG&E Corporation (as defined in the LTIP) if (1) these grants are not assumed by the Acquiror (as defined in the LTIP) or (2) if Mr. Darbee's employment is terminated without cause in connection with a Change in Control of PG&E Corporation, during a set period before or after the Change in Control event. If Mr. Darbee retires from PG&E Corporation and its affiliates before the end of the five-year vesting period, a prorated portion of the RSUs will vest based on the number of months that Mr. Darbee was employed after the grant date divided by 56 months (i.e., the normal vesting period). Mr. Darbee will be entitled to receive dividend equivalents associated with the RSUs. These dividend equivalents will be converted into additional RSUs based on the closing price of PG&E Corporation common stock on the dividend payment date, and will be subject to the same vesting and other provisions that apply to the underlying RSUs. The award will be settled in shares of PG&E Corporation common stock upon vesting.

SISOPs. During each of the first three years after an executive becomes subject to the Executive Stock Ownership Program, PG&E Corporation may award the officer phantom stock called Special Incentive Stock Ownership Premiums (SISOPs) that will be credited to the officer's deferred compensation account in the SRSP to encourage executive officers to meet the stock ownership targets. Each time a dividend is paid on PG&E Corporation common stock, an amount equal to such dividend, multiplied by the number of SISOPs held, shall be credited to the NEO's account as additional units. The conversion to units shall be based on the closing price of PG&E Corporation common stock on the dividend payment date. SISOPs vest in full on the third anniversary of the grant date, and can be forfeited if the executive fails to maintain the applicable stock ownership target. Upon retirement or termination, the vested SISOPs are distributed in the form of an equivalent number of shares of PG&E Corporation common stock. The vesting of SISOPs can be accelerated under certain circumstances, as specified in the discussion below regarding "Potential Payments Upon Resignation, Retirement, Termination, Change in Control, Death, or Disability."

For more information regarding the terms of plan-based awards, please see the discussion above in the section entitled "Compensation Discussion and Analysis."

Outstanding Equity Awards at Fiscal Year-End – 2008

This table provides additional information regarding stock options, restricted stock, performance shares, and other equity-based awards that were held as of December 31, 2008 by the individuals named in the Summary Compensation Table, including awards granted prior to 2008. Any awards described below that were granted in 2008 are also reflected in the Grants of Plan-Based Awards in 2008 table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
P. A. Darbee		27,175	(5)	$33.02	1/4/15	169,196	(6)	$6,549,560	167,050	(7)	$12,933,011
C. P. Johns	33,600			$27.23	1/3/14	29,923	(8)	$1,158,319	35,140	(9)	$2,720,539
	22,800	7,600	(10)	$33.02	1/4/15
H. Park						26,763	(11)	$1,035,996	33,075	(12)	$2,560,667
R. L. Rosenberg						29,676	(13)	$1,148,769	33,190	(14)	$2,569,570
J. L. Keenan						26,045	(15)	$1,008,205	26,535	(16)	$2,054,340
B. L. Barcon						6,215	(17)	$240,583	6,215	(18)	$481,165
W. T. Morrow						60,258	(19)	$2,332,587	17,910	(20)	$1,386,592
G. R. Powell						2,757	(21)	$106,723	3,817	(22)	$295,512
(1)
Includes restricted stock, SISOPs, and individual retention and incentive awards. See the section above entitled "Compensation Discussion and Analysis" for additional details regarding grants in 2008.

(2)
Value based on the December 31, 2008 closing price of PG&E Corporation common stock ($38.71).

(3)
Consists of performance shares. See the section above entitled "Compensation Discussion and Analysis" for additional details regarding grants in 2008.

(4)
Value based on the December 31, 2008 closing price of PG&E Corporation common stock ($38.71). Consistent with Securities and Exchange Commission rules, performance shares are valued at the highest payout factor (maximum) because PG&E Corporation exceeded the corresponding threshold performance goal for 2008.

(5)
27,175 stock options vested on January 3, 2009.

(6)
45,573 shares of restricted stock vested on January 2, 2009, 13,584 shares vested on March 2, 2009, 10,085 shares will vest on January 4, 2010, 13,584 shares will vest on March 1, 2010, 13,584 shares will vest on March 1, 2011, 20,170 shares will vest on January 3, 2012 (unless PG&E Corporation's TSR for the three years ending December 31, 2009 is in the top quartile of the Performance Comparator Group, in which case such shares will vest instead on January 4, 2010), and 27,168 shares will vest on March 1, 2013 (unless PG&E Corporation's TSR for the three years ending December 31, 2010 is in the top quartile of the Performance Comparator Group, in which case such shares will vest instead on March 1, 2011). 25,448 restricted stock units will vest on January 2, 2013.

(7)
48,705 performance shares vested on January 2, 2009, 50,425 performance shares are scheduled to vest on January 4, 2010, and 67,920 performance shares are scheduled to vest on March 1, 2011.

(8)
11,225 shares of restricted stock vested on January 2, 2009, 2,563 shares vested on March 2, 2009, 1,961 shares will vest on January 4, 2010, 2,563 shares will vest on March 1, 2010, 2,563 shares will vest on March 1, 2011, 3,922 shares will vest on January 3, 2012 (unless PG&E Corporation's TSR for the three years ending December 31, 2009 is in the top quartile of the Performance Comparator Group, in which case such shares will vest instead on January 4, 2010), and 5,126 shares will vest on March 1, 2013 (unless PG&E Corporation's TSR for the three years ending December 31, 2010 is in the top quartile of the Performance Comparator Group, in which case such shares will vest instead on March 1, 2011).

(9)
12,520 performance shares vested on January 2, 2009, 9,805 performance shares are scheduled to vest on January 4, 2010, and 12,815 performance shares are scheduled to vest on March 1, 2011.

(10)
7,600 stock options vested on January 3, 2009.

(11)
8,572 shares of restricted stock vested on January 2, 2009, 2,563 shares vested on March 2, 2009, 1,792 shares will vest on January 4, 2010, 2,563 shares will vest on March 1, 2010, 2,563 shares will vest on March 1, 2011, 3,584 shares will vest on January 3, 2012 (unless PG&E Corporation's TSR for the three years ending December 31, 2009 is in the top quartile of the Performance Comparator Group, in which case such shares will vest instead on January 4, 2010), and 5,126 shares will vest on March 1, 2013 (unless PG&E Corporation's TSR for the three years ending December 31, 2010 is in the top quartile of the Performance Comparator Group, in which case such shares will vest instead on March 1, 2011).

(12)
11,300 performance shares vested on January 2, 2009, 8,960 performance shares are scheduled to vest on January 4, 2010, and 12,815 performance shares are scheduled to vest on March 1, 2011.

(13)
11,289 shares of restricted stock vested on January 2, 2009, 2,563 shares vested on March 2, 2009, 1,849 shares will vest on January 4, 2010, 2,563 shares will vest on March 1, 2010, 2,563 shares will vest on March 1, 2011, 3,698 shares will vest on January 3, 2012 (unless PG&E Corporation's TSR for the three years ending December 31, 2009 is in the top quartile of the Performance Comparator Group, in which case such shares will vest instead on January 4, 2010), and 5,126 shares will vest on March 1, 2013 (unless PG&E Corporation's TSR for the three years ending December 31, 2010 is in the top quartile of the Performance Comparator Group, in which case such shares will vest instead on March 1, 2011). 25 SISOPs will vest on January 2, 2011.

(14)
11,130 performance shares vested on January 2, 2009, 9,245 performance shares are scheduled to vest on January 4, 2010, and 12,815 performance shares are scheduled to vest on March 1, 2011.

(15)
6,082 shares of restricted stock vested on January 2, 2009, 2,563 shares vested on March 2, 2009, 1,075 shares will vest on January 4, 2010, 2,563 shares will vest on March 1, 2010, 2,563 shares will vest on March 1, 2011, 2,150 shares will vest on January 3, 2012 (unless PG&E Corporation's TSR for the three years ending December 31, 2009 is in the top quartile of the Performance Comparator Group, in which case such shares will vest instead on January 4, 2010), and 5,126 shares will vest on March 1, 2013 (unless PG&E Corporation's TSR for the three years ending December 31, 2010 is in the top quartile of the Performance Comparator Group, in which case such shares will vest instead on March 1, 2011). 3,314 SISOPs will vest on January 3, 2010 and 609 SISOPs will vest on January 2, 2011.

(16)
8,345 performance shares vested on January 2, 2009, 5,375 performance shares are scheduled to vest on January 4, 2010, and 12,815 performance shares are scheduled to vest on March 1, 2011.

(17)
1,243 shares vested on March 2, 2009, 1,243 shares will vest March 2, 2010, 1,243 shares will vest on March 2, 2011, and 2,486 shares will vest on March 1, 2013 (unless PG&E Corporation's TSR for the three years ending December 31, 2010 is in the top quartile of the Performance Comparator Group, in which case such shares will vest instead on March 1, 2011).

(18)
6,215 performance shares are scheduled to vest on March 1, 2011.

(19)
17,034 shares of restricted stock vested on January 2, 2009 and 43,224 shares vested on January 29, 2009.

(20)
17,910 performance shares vested on January 2, 2009.

(21)
2,757 shares of restricted stock vested on January 2, 2009.

(22)
2,510 performance shares vested on January 2, 2009 and 1,307 performance shares are scheduled to vest on January 4, 2010.

The table includes stock options that were issued to executive officers in previous years. No options have been awarded to executive officers since 2005. Stock options are exercisable on a cumulative basis at the rate of one-fourth each year, commencing one year from the grant date. All options expire 10 years and one day after the grant date. The option exercise price was set as the closing price of a share of PG&E Corporation common stock on the grant date, as reported on the New York Stock Exchange.

Option Exercises and Stock Vested During 2008

This table provides additional information regarding the amounts received during 2008 by individuals named in the Summary Compensation Table upon exercise, vesting, or transfer of stock options, restricted stock, and other stock-based awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
P. A. Darbee	43,975	$555,533	63,033	$2,122,231
C. P. Johns			17,671	$606,500
H. Park			4,052	$175,249
R. L. Rosenberg			6,837	$296,622
J. S. Keenan			2,744	$118,744
B. L. Barcon
W. T. Morrow			48,599	$1,993,336
G. R. Powell			1,367	$59,080

(1)
Based on the difference between the option price and the fair market value of PG&E Corporation common stock at exercise.

(2)
Reflects restricted stock and performance shares that vested on January 2, 2008, SISOPs that vested on January 3, 2008, and restricted stock that vested on December 31, 2008. For Mr. Johns, the value of stock awards includes the following amounts that Mr. Johns has deferred under the SRSP, and which he will not receive until the seventh month following termination of his employment: $118,623, from the vesting of 2,734 SISOPs, and $107,935 from the vesting of 5,258 performance shares.

Pension Benefits – 2008

This table provides information for each individual named in the Summary Compensation Table relating to accumulated benefits as of December 31, 2008 under any plan that provides for payments or other benefits at, after, or relating to retirement.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
P. A. Darbee	Pacific Gas and Electric Company Retirement Plan	1.8	(1)	$56,578	$0
	PG&E Corporation Supplemental Executive Retirement Plan	15.5	(2)	$5,192,303	$0
C. P. Johns	Pacific Gas and Electric Company Retirement Plan	12.6		$879,690	$0
	PG&E Corporation Supplemental Executive Retirement Plan	12.6		$120,328	$0
H. Park	Pacific Gas and Electric Company Retirement Plan	1.8	(1)	$33,342	$0
	PG&E Corporation Supplemental Executive Retirement Plan	2.1		$72,614	$0
R. L. Rosenberg	Pacific Gas and Electric Company Retirement Plan	1.8	(1)	$44,959	$0
	PG&E Corporation Supplemental Executive Retirement Plan	3.2		$228,338	$0
J. S. Keenan	Pacific Gas and Electric Company Retirement Plan	3.0		$97,809	$0
	PG&E Corporation Supplemental Executive Retirement Plan	4.5	(3)	$299,416	$0
B. L. Barcon	Pacific Gas and Electric Company Retirement Plan	0.8		$15,739	$0
	PG&E Corporation Supplemental Executive Retirement Plan	0.8		$4,766	$0
W. T. Morrow	PG&E Corporation Supplemental Executive Retirement Plan	2.0		$166,673	$0
G. R. Powell	PG&E Corporation Supplemental Executive Retirement Plan	0.9		$37,224	$0
(1)
Effective April 1, 2007, participation in the Pacific Gas and Electric Company Retirement Plan also was made available to all employees of PG&E Corporation. Prior to that time, the only PG&E Corporation employees who could participate in the retirement plan were individuals who had previously been employed by Pacific Gas and Electric Company and participated in the retirement plan, and were subsequently transferred to PG&E Corporation.

(2)
Effective July 1, 2003, Mr. Darbee became a participant in the SERP with five years of credited service. He received an additional five years of credited service on July 1, 2008.

(3)
During his first seven years of employment with Pacific Gas and Electric Company, Mr. Keenan will receive 1.5 years of credited service under the PG&E Corporation Supplemental Executive Retirement Plan for each year of actual service.

Detailed information regarding compensation reported in the Pension Benefits table can be found in the section above entitled "Compensation Discussion and Analysis." Assumptions used in calculating the present value of accumulated pension benefits are the same as were used in preparing the PG&E Corporation and Pacific Gas and Electric Company 2008 financial statements. Assumptions are set forth in the 2008 Annual Report to Shareholders.

Pension benefits are provided to executive officers under two plans. Pacific Gas and Electric Company provides retirement benefits to all of its employees, including its officers, under the Pacific Gas and Electric Company Retirement Plan (Retirement Plan), which is a tax-qualified defined benefit pension plan. The Retirement Plan historically also has covered a significant number of PG&E Corporation's employees and officers. As of April 1, 2007, all PG&E Corporation employees and officers may participate in the Retirement Plan.

A participant may begin receiving pension benefits at age 55, but benefits will be reduced unless the individual has at least 35 years of service. At age 65, a participant becomes eligible for an unreduced pension, irrespective of the years of service. Between age 55 and age 65, any pension benefit may be reduced based on the number of years of service, and in accordance with pre-set charts set forth in the Retirement Plan. The benefit formula is 1.7% of the average annual salary for the last 36 months of service multiplied by years of credited service. Payments are in the form of a single life annuity or, at the election of the participant, a joint spousal annuity.

PG&E Corporation has also adopted a non-tax qualified defined benefit pension plan that provides benefits to officers and key employees. The benefit formula for the SERP is 1.7% of the average of the three highest combined salary and annual STIP payments during the last 10 years of service multiplied by years of credited service. The benefit payable from the SERP is reduced by any benefit payable from the Retirement Plan. Payments are in the form of a single life annuity or, at the election of the officer, a joint spousal annuity. Normal retirement age is 65. Benefits may begin earlier, subject to reduction depending on years of credited service.

Mr. Darbee and Mr. Keenan currently are the only NEOs who are over 55 years of age. Mr. Darbee and Mr. Keenan each have less than 35 years of service and are entitled to receive a reduced pension benefit under the Retirement Plan and the SERP. Mr. Powell is eligible for early retirement under the SERP, pursuant to the terms of the PG&E Corporation Officer Severance Policy.

Additional information regarding the plans that provide these pension benefits and the Committee's decisions regarding these plans, including any decision to grant extra years of service, are provided in the section above entitled "Compensation Discussion and Analysis."

Non-Qualified Deferred Compensation

This table provides information for 2008 for each individual named in the Summary Compensation Table regarding such individual's accounts in non-qualified defined contribution plans and other deferred compensation plans as of December 31, 2008.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE ($)(4)
P. A. Darbee	$0	$39,375	$(457,434)	$0	$2,075,718
C. P. Johns	$763,984	$15,709	$(275,329)	$0	$2,687,022
H. Park	$500,000	$1,781	$41,171	$985,514	$517,768
R. L. Rosenberg	$0	$5,697	$324	$0	$7,878
J. S. Keenan	$129,522	$4,649	$(21,785)	$0	$420,754
B. L. Barcon	$20,000	$0	$(1,800)	$0	$18,200
W. T. Morrow	$0	$6,188	$258	$0	$6,446
G. R. Powell	$0	$0	$465	$12,885	$0
(1)
Includes the following amounts that were reported as compensation in the Summary Compensation Table: Mr. Johns $678,507, Mr. Park $500,000, and Ms. Barcon $20,000.

(2)
Represents amounts earned in 2007 and credited to the officer's deferred compensation account on the first business day of February 2008.

(3)
Represents earnings from the supplemental retirement savings plans described below. Includes the following amounts that were reported for 2008 as compensation in the Summary Compensation Table: Mr. Darbee $7,860 and Mr. Johns $110.

(4)
Includes the following amounts that were reported as compensation in the Summary Compensation Table for 2008 and prior years: Mr. Darbee $1,788,546, Mr. Johns $1,950,897, Mr. Park $516,267, Mr. Rosenberg $5,697, Ms. Barcon $20,000, and Mr. Morrow $6,188.

The table presents balances from both the PG&E Corporation Supplemental Retirement Savings Plan, for deferrals made prior to January 1, 2005, and the 2005 SRSP, for deferrals made on and after January 1, 2005.

PG&E Corporation will also contribute an amount equal to any employer contributions due under the 401(k) plan that were not made due to limitations under Internal Revenue Code Sections 401(m), 401(a)(17), or 415.

Under the SRSP, officers also may defer 5% to 50% of their base salary, and all or part of their perquisite allowance, STIP payment, and performance share award. SISOPs must be deferred pursuant to the terms of the Executive Stock Ownership Program.

Earnings are calculated based on the performance of the following funds available in the 401(k) plan: Large Company Stock Index Fund (2008 return of -36.93%), International Stock Index Fund (2008 return of -43.22%), Conservative Asset Allocation Fund (2008 return of -13.29%), Moderate Asset Allocation Fund (2008 return of -22.24%), Aggressive Asset Allocation Fund (2008 return of -30.55%), Stable Value Fund (2008 return of 4.60%), Bond Index Fund (2008 return of 5.52%), and Small Company Stock Index Fund (2008 return of -38.72%). Other available measures are the PG&E Corporation Phantom Stock Fund, which mirrors an investment in PG&E Corporation common stock (2008 return of -6.42%), and the AA Utility Bond Fund. The AA Utility Bond Fund accrues interest based on the long-term corporate bond yield average for Aa utilities reported by Moody's Investors Service (yields reported during 2008 ranged from 5.98% to 7.16%). Pre-2005 deferrals are limited to the Large Company Stock Index Fund, the PG&E Corporation Phantom Stock Fund, and the AA Utility Bond Fund. In general, the earnings measures are selected by the officer and may be reallocated subject to restrictions imposed by regulations of the Securities and Exchange Commission. However, SISOP deferrals and Mr. Park's $500,000 bonus may only be invested in the PG&E Corporation Phantom Stock Fund and may not be reallocated.

Pre-2005 deferrals may be distributed in 1 to 10 installments commencing in January of the year following termination of employment. For deferrals made in 2005 and thereafter, distributions may be made in the seventh month following termination of employment or in January of a year specified by the officer.

Potential Payments Upon Resignation, Retirement, Termination,
Change in Control, Death, or Disability

The executive officers named in the Summary Compensation Table are eligible to receive certain benefits upon termination, a change in the officer's responsibilities, or a Change in Control. PG&E Corporation's and Pacific Gas and Electric Company's policy is not to provide benefits conditioned solely upon a Change in Control. In general, payments are triggered only if the Change in Control has been implemented (not just approved by shareholders) and (1) there has been termination or constructive termination of the individual or (2) with respect to vesting of equity-based awards, the successor entity has elected not to continue any equity-based grants in a manner that preserves the value of those grants.

The following discussions of potential payments upon termination or a Change in Control assume that the executive officer left employment on December 31, 2008 and that, except where noted, the value of any stock-based compensation received was $38.71 per share, which was the closing price of a share of PG&E Corporation common stock on December 31, 2008. The tables below exclude amounts that represent payment for services rendered (such as unpaid and earned salary or STIP payments) and that would be due to the executive officer even if the individual had remained employed with PG&E Corporation or Pacific Gas and Electric Company (as the case may be). Amounts do not reflect changes to plans and arrangements that became effective on January 1, 2009 and reflect implementation of Internal Revenue Code Section 409A.

Potential Payments Upon Resignation/Retirement

This table estimates potential payments for each individual named in the Summary Compensation Table (other than Mr. Powell) as if that individual resigned from employment effective December 31, 2008. Amounts reported for Mr. Morrow reflect actual payments.

Name	Present Value Of Accumulated Pension Benefits	Non-Qualified Deferred Compensation Aggregate Balance	Post- Employment Payments(1)	Value of Equity-Based Grants(2)	Total
P. A. Darbee	$5,968,191	$2,075,718	$0	$15,109,740	$23,153,649
C. P. Johns	$1,167,023	$2,687,022	$0	$0	$3,854,045
H. Park	$123,708	$517,768	$0	$0	$641,476
R. L. Rosenberg	$391,153	$7,878	$0	$0	$399,031
J. S. Keenan	$494,458	$420,754	$0	$0	$915,212
B. L. Barcon	$30,057	$18,200	$0	$0	$48,257
W. T. Morrow(3)	$245,094	$6,446	$336,749	$3,250,939	$3,839,228
(1)
Following his August 31, 2008 resignation, Mr. Morrow continued to receive an amount equal to his base salary through January 31, 2009 ($327,083). He also continued to participate in the 2008 Short-Term Incentive Plan, receiving an award of $688,394 and received COBRA premiums through January 31, 2009 of $9,666. Mr. Morrow's Short-Term Incentive Plan award is reflected in the Summary Compensation Table and is not included above.

(2)
If Mr. Darbee had resigned effective December 31, 2008, he would have been eligible for benefits under the PG&E Corporation 2006 Long-Term Incentive Plan (LTIP) and its predecessor, the PG&E Corporation Long-Term Incentive Program. Those payments are discussed separately in the narrative discussion following this table. Mr. Morrow's equity awards continued to vest as if he remained employed through January 31, 2009.

(3)
Because Mr. Morrow resigned on August 31, 2008, Securities and Exchange Commission rules permit Mr. Morrow to be excluded from the disclosures that follow.

If an officer resigns, he or she is entitled to receive accrued pension benefits and the aggregate balance in the officer's deferred compensation account, as described in the narrative accompanying the Pension Benefits table and the Non-Qualified Deferred Compensation table.

In general, vested stock options are exercisable within 30 days after resignation or the original option term, whichever is shorter. Unvested stock options, restricted stock, performance shares, and SISOPs generally are cancelled upon resignation.

However, if the individual's resignation also qualifies as a "retirement" under the LTIP or its predecessor (the PG&E Corporation Long-Term Incentive Program), (1) all unvested options immediately vest and are exercisable for the shorter of five years or the option term, (2) the restrictions on annual restricted stock awards continue to lapse as if the officer remained employed, (3) performance shares continue to vest as if the officer remained employed, and (4) unvested SISOPs immediately vest and are payable in the seventh month following termination of employment. Mr. Darbee was the only NEO who is retirement-eligible under the LTIP as of December 31, 2008.

With respect to Mr. Darbee's retention grants of restricted stock and restricted stock units, a prorated portion of these awards would vest immediately upon Mr. Darbee's retirement or resignation, in accordance with the percentage of time that he was employed by PG&E Corporation during the applicable vesting period.

Mr. Morrow resigned on August 31, 2008. In connection with his resignation, Mr. Morrow continued to receive an amount equal to his base pay through January 31, 2009 and he continued to participate in the 2008 Short-Term Incentive Plan at his target participation rate. His outstanding restricted stock and performance share awards continued to vest as if he remained employed through January 31, 2009. Mr. Morrow's COBRA premiums were paid through January 31, 2009.

Potential Payments Upon Termination With Cause

This table estimates potential payments for each individual named in the Summary Compensation Table (other than Mr. Morrow and Mr. Powell) as if that individual were to be terminated with cause effective December 31, 2008.

Name	Present Value Of Accumulated Pension Benefits	Non-Qualified Deferred Compensation Aggregate Balance	Total
P. A. Darbee	$5,968,191	$2,075,718	$8,043,909
C. P. Johns	$1,167,023	$2,687,022	$3,854,045
H. Park	$123,708	$517,768	$641,476
R. L. Rosenberg	$391,153	$7,878	$399,031
J. S. Keenan	$494,458	$420,754	$915,212
B. L. Barcon	$30,057	$18,200	$48,257

If an officer is terminated for cause, he or she is not eligible to receive a STIP payment for that year. All outstanding unvested stock options, restricted stock, performance shares, restricted stock units, and SISOPs are cancelled.

The officer is entitled to receive accrued pension benefits and the aggregate balance in the officer's deferred compensation account, as described in the narrative accompanying the Pension Benefits table and the Non-Qualified Deferred Compensation table.

For these purposes, an officer is terminated for "cause" if the officer's employer determines in good faith that the officer has engaged in, committed, or is responsible for:

•
Serious misconduct, gross negligence, theft, or fraud against PG&E Corporation and/or the officer's employer,

•
Refusal or unwillingness to perform his or her duties,

•
Inappropriate conduct in violation of PG&E Corporation's equal employment opportunity policy,

•
Conduct which reflects adversely upon, or making any remarks disparaging of, PG&E Corporation, its Board of Directors, officers, or employees, or its affiliates or subsidiaries,

•
Insubordination,

•
Any willful act that is likely to have the effect of injuring the reputation, business, or business relationship of PG&E Corporation or its subsidiaries or affiliates,

•
Violation of any fiduciary duty, or

•
Breach of any duty of loyalty.

Potential Payments Upon Termination Without Cause

This table estimates potential payments for each individual named in the Summary Compensation Table (other than Mr. Powell) as if that individual were terminated without cause effective December 31, 2008. Amounts reported for Mr. Powell reflect actual payments.

Name	Severance Payment	Value of Stock Options Vesting(1)	Value of Stock Awards Vesting(2)	Value of Accumulated Pension Benefits(3)	Non-Qualified Deferred Compensation Aggregate Balance	Health Care Insurance	Career Transition	Total
P. A. Darbee	$4,396,000	$155,195	$14,954,545	$5,968,191	$2,075,718	$34,798	$15,000	$27,599,447
C. P. Johns	$951,707	$43,244	$1,801,891	$1,904,878	$2,687,022	$34,264	$15,000	$7,438,006
H. Park	$1,465,939	$0	$1,454,323	$216,167	$517,768	$34,798	$15,000	$3,703,995
R. L. Rosenberg	$1,611,113	$0	1,730,832	$391,153	$7,878	$34,798	$15,000	$3,790,774
J. S. Keenan	$1,550,000	$0	$1,537,817	$494,458	$420,754	$25,150	$15,000	$4,043,179
B. L. Barcon	$328,199	$0	$163,784	$37,171	$18,200	$21,761	$15,000	$584,115
G. R. Powell(4)	$605,097	$0	$259,320	$109,116	$0	$34,264	$15,000	$1,022,797
(1)
Value based on the difference between the option exercise price and $38.71, which was the closing price of PG&E Corporation common stock on December 31, 2008.

(2)
Performance shares granted in 2006 are valued at $37.3976 per share, the average closing price for the last 30 calendar days of the year. All other stock awards are valued at the December 31, 2008 closing price of $38.71. Payout percentages applied to performance shares reflect performance through December 31, 2008.

(3)
For Mr. Powell, reflects conversion of $62,628 of severance payments into additional age under the SERP.

(4)
Because Mr. Powell's employment was terminated during 2008, Securities and Exchange Commission rules permit Mr. Powell to be excluded from the other disclosures relating to post-employment payments.

The PG&E Corporation Officer Severance Policy, which covers most officers of PG&E Corporation and its subsidiaries, including the officers named in the Summary Compensation Table, provides benefits if a covered officer is terminated without cause. For these purposes, "cause" has the same meaning as described above in the section "Potential Payments Upon Termination With Cause." In most situations, benefits under the policy include:

1.
A lump sum payment of up to one and one-half or two times annual base salary and STIP target (the applicable severance multiple being dependent on an officer's level),

2.
Continued vesting of equity-based incentives for one and one-half or two years after termination (depending on the applicable severance multiple), unless otherwise specified in specific award agreements,

3.
Accelerated vesting of up to two-thirds of the SISOPs (depending on an officer's level), and

4.
Payment of health care insurance premiums for 18 months after termination.

The severance benefit is generally paid to the officer in a lump sum. However, if the officer is covered by the SERP and is under age 55, a portion of that officer's severance benefits will be automatically converted to additional years of age, up to 55 years, for purposes of calculating pension benefits, with the remaining portion of the severance benefit, if any, paid in a lump sum. If the additional age resulting from such conversion does not result in an age of 55, the officer will be paid the entire severance benefit in a lump sum. As of January 1, 2009, the Officer Severance Policy has been amended so that no portion of the officer's severance benefit will be converted to additional years of age. As a result of these Policy amendments, the values reported above could change.

Under the PG&E Corporation Officer Severance Policy, if an officer is terminated without cause before December 31 of a given year and has less than six months of service in the year, the officer is not eligible for that year's STIP award. If the officer is terminated before December 31 and has at least six months of service in the year, he or she is eligible for a prorated STIP award for that year, if any. If the officer is terminated on December 31, he or she is eligible for that year's STIP award, if any.

Unvested annual restricted stock awards continue to vest for a number of months equivalent to the severance multiple set forth in the Officer Severance Policy. Vested stock options are exercisable within five years after termination or the original option term, whichever is shorter. Performance share agreements provide that performance shares vest proportionately based on the number of months during the performance period that the officer was employed divided by 36 months. Two-thirds of unvested SISOPs vest and the remaining one-third is forfeited.

If the officer is at least 55 years of age with at least five years of service, his or her termination is treated as a retirement under the terms of the LTIP (and its predecessor). In that case, any unvested stock options immediately vest. Stock options are exercisable within five years after termination or the original option term, whichever is shorter. Annual restricted stock awards and performance shares continue to vest as if the officer remained employed. Unvested SISOPs immediately vest.

With respect to Mr. Darbee's retention grants of restricted stock and restricted stock units, a prorated portion of these awards would vest immediately upon termination, in accordance with the percentage of time that he was employed by PG&E Corporation during the applicable vesting period.

The terminated officer is entitled to receive accrued pension benefits and the aggregate balance in the officer's deferred compensation account, as described in the narrative accompanying the Pension Benefits Table and the Non-Qualified Deferred Compensation Table. Career transition services and COBRA premiums for a period of 18 months also are provided.

In consideration of such severance benefits, (1) the officer agrees not to divulge any confidential or privileged information obtained during his or her employment, (2) during a period equal to the severance multiple, the officer agrees to a covenant to, among other things, refrain from soliciting customers and employees, and (3) the officer also agrees to assist in legal proceedings as reasonably required during this period.

Potential Payments Following a Change in Control and Other Triggering Events

This table estimates potential payments for each individual named in the Summary Compensation Table (other than Mr. Morrow and Mr. Powell) as if there were a Change in Control of PG&E Corporation and its affiliates during 2008, and (1) the successor company does not continue the outstanding awards in a manner that preserves their value, and (2) the individual is terminated or constructively terminated in connection with the Change in Control effective December 31, 2008. Officers who hold a position of Senior Vice President or higher at PG&E Corporation, or who are the principal executive officer of a subsidiary listed in the PG&E Corporation Officer Severance Policy, are eligible to receive enhanced severance benefits when termination is in connection with a change in control. Other officers are eligible to receive standard (non change in control) severance benefits.

Name	Short-Term Incentive Plan Award	Severance Payments(1)	Tax Restoration	Value of Stock Options Vesting(2)	Value of Stock Awards Vesting(3)	Present Value of Accumulated Pension Benefits	Non-Qualified Deferred Compensation Aggregate Balance	Total
P. A. Darbee	$1,090,833	$6,594,000	$0	$155,195	$15,360,828	$5,968,191	$2,075,718	$31,244,765
C. P. Johns	$297,801	$2,534,343	$0	$43,244	$2,872,497	$1,167,023	$2,687,022	$9,601,930
H. Park	$273,950	$2,337,597	$2,039,407	$0	$2,644,277	$123,708	$517,768	$7,936,707
R. L. Rosenberg	$283,704	$2,416,670	$2,119,464	$0	$2,788,437	$391,153	$7,878	$8,007,306
J. S. Keenan	$0	$1,590,150	$0	$0	$2,554,102	$494,458	$420,754	$5,059,464
B. L. Barcon	$0	$364,960	$0	$0	$655,340	$37,171	$18,200	$1,075,671
(1)
The nature of severance benefits for PG&E Corporation officers at the Senior Vice President level and higher are described in the narrative following this table. Because Mr. Keenan and Ms. Barcon would receive benefits consistent with a termination event that is not in connection with a change in control, the specific severance benefits for these officers is described in the preceding section entitled "Potential Payments Upon Termination Without Cause."

(2)
Value based on the difference between the option exercise price and $38.71, which was the closing price of PG&E Corporation common stock on December 31, 2008.

(3)
Performance shares are valued at $37.3976 per share, the average closing price for the last 30 calendar days of the year. All other stock awards are valued at the December 31, 2008 closing price of $38.71. Payout percentages applied to performance shares reflect performance through December 31, 2008.

PG&E Corporation's and Pacific Gas and Electric Company's policy is not to provide benefits conditioned solely upon a Change in Control. In general, payments are triggered only if the Change in Control has been implemented (not just approved by shareholders) and (1) there has been termination or constructive termination of the individual in connection with a Change in Control or potential Change in Control, or (2) with respect to vesting of equity-based awards, the successor entity has elected not to continue any equity-based awards in a manner that preserves the value of those awards or substitute those awards with substantially equivalent awards.

These benefits are provided by the PG&E Corporation Officer Severance Policy, the LTIP and related award agreements, and the Executive Stock Ownership Program. Benefits under the Officer Severance Policy may be limited by the PG&E Corporation Golden Parachute Restriction Policy, which was adopted on February 15, 2006.

What is a "Change in Control"?

The PG&E Corporation Officer Severance Policy and LTIP both define a Change in Control as follows:

1.
Any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, but excluding any benefit plan for employees or any trustee, agent, or other fiduciary for any such plan acting in such person's capacity as such fiduciary), directly or indirectly, becomes the beneficial owner of securities of PG&E Corporation representing 20% or more of the combined voting power of PG&E Corporation's then outstanding securities,

2.
During any two consecutive years, individuals who at the beginning of that period constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless the election, or the nomination for election by the shareholders of PG&E Corporation, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period,

3.
Any consolidation or merger of PG&E Corporation shall have been approved by the shareholders and consummated, other than a merger or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent of such surviving entity) at least 70% of the combined voting power of the Corporation, such surviving entity, or the parent of such surviving entity outstanding immediately after the merger or consolidation, or

4.
The shareholders of PG&E Corporation shall have approved:

a.
Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation, or

b.
Any plan or proposal for the liquidation or dissolution of the Corporation.

For purposes of this definition, the term "combined voting power" means the combined voting power of the then outstanding voting securities of PG&E Corporation or the other relevant entity.

Prior to February 15, 2006, the definition of "Change in Control" reflected in the PG&E Corporation Officer Severance Policy and the LTIP included shareholder approval of certain consolidation or merger transactions, but did not require consummation. PG&E Corporation amended its definitions of "Change in Control" to require consummation of such transactions, in response to issues raised in a shareholder proposal that was approved by shareholders at PG&E Corporation's 2005 annual meeting.

The prior definition of "Change in Control" applies to all equity grants made prior to the 2007 annual equity grants.

Severance Payments and Benefits

PG&E Corporation Officer Severance Policy.    The PG&E Corporation Officer Severance Policy provides enhanced "change in control" severance benefits to covered officers, i.e., officers of PG&E Corporation at the Senior Vice President level or higher, and the principal executive officer of any entity listed in the Officer Severance Policy, which typically includes PG&E Corporation's primary subsidiaries. If other officers are terminated in connection with a Change in Control, they will receive standard severance benefits as discussed in the section entitled "Potential Payments Upon Termination Without Cause."

These Change in Control severance payments and benefits apply only upon a "double trigger," i.e., after (1) the covered officer's termination without cause or constructive termination, and (2) in connection with a Change in Control (which may include following a Potential Change in Control, as defined in the Policy). Constructive termination includes certain changes to a covered officer's responsibilities, compensation, or place of employment.

If a covered officer is terminated without cause or is constructively terminated in connection with a Change in Control, the Policy provides for a lump sum payment equal to the total of:

1.
Unpaid base salary earned through the termination date,

2.
STIP target calculated for the fiscal year in which termination occurs (Target Bonus),

3.
Any accrued but unpaid vacation pay, and

4.
Three times the sum of Target Bonus and the officer's annual base salary in effect immediately before either the date of termination or the Change in Control, whichever base salary is greater.

For these purposes, "cause" means:

(i)
The willful and continued failure of the executive officer to perform substantially his or her duties with the Corporation or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive officer by the Board of Directors or the Chief Executive Officer of PG&E Corporation, which specifically identifies the manner in which the Board of Directors or Chief Executive Officer believes that the executive officer has not substantially performed the executive officer's duties, or

(ii)
The willful engaging by the executive officer in illegal conduct or gross misconduct which is materially demonstrably injurious to the Corporation.

Change in Control termination benefits also include reimbursement of excise taxes levied upon the severance benefit under Internal Revenue Code Section 4999. In addition, benefits conditioned upon continued future employment will accelerate in full.

Officers also are entitled to receive accrued pension benefits and the aggregate balance in the officer's deferred compensation account, as described in the narrative accompanying the Pension Benefits table and the Non-Qualified Deferred Compensation table.

PG&E Corporation Golden Parachute Restriction Policy.    Benefits provided under the Officer Severance Policy also are subject to the Golden Parachute Restriction Policy, which was adopted on February 15, 2006, in response to a shareholder proposal that was approved by shareholders at PG&E Corporation's 2005 annual meeting.

The Golden Parachute Restriction Policy requires shareholder approval of executive severance payments provided in connection with a Change in Control of PG&E Corporation, to the extent that those payments exceed 2.99 times the sum of a covered officer's base salary and target annual bonus.

The policy applies to the value of cash, special benefits, or perquisites that are due to the executive following or in connection with both (1) a Change in Control, and (2) the termination or constructive termination of an officer covered by the Officer Severance Policy. It does not apply to the value of benefits that would be triggered by a Change in Control without severance, or to the value of benefits that would be triggered by severance in the absence of a Change in Control. The Golden Parachute Restriction Policy also does not apply to certain enumerated payments, including, among others, compensation for services rendered prior to termination, tax restoration payments, and accelerated vesting or settlement of equity awards.

Vesting of Equity-Based Incentive Awards

Annual equity grants made for 2007 and 2008 under the LTIP accelerate or automatically vest (1) following a Change in Control, and (2) if (a) the successor company fails to continue previously granted awards in a manner that preserves the value of those awards, or (b) the award recipient is terminated in connection with a Change in Control during a set period of time before and after the Change in Control. Specific accelerations and vesting are as follows (subject to any delays necessary to comply with Section 409A of the Internal Revenue Code):

1.
Any time periods relating to the exercise or realization of any stock-based incentive (including performance shares, stock options, performance units, and SISOPs) will be accelerated so that such incentive may be exercised or realized in full immediately upon the Change in Control,

2.
All shares of restricted stock will immediately cease to be forfeitable, and

3.
All conditions relating to the realization of any stock-based incentive will terminate immediately.

Effective January 1, 2009, the methodology for calculating death benefits under the SERP is amended to conform to Section 409A of the Internal Revenue Code. These changes may affect the value of accumulated pension benefits upon death.

These vesting provisions also apply to Mr. Darbee's restricted stock retention awards.

For awards granted prior to 2007 under the LTIP or its predecessor, the PG&E Corporation Long-Term Incentive Program, equity grants would accelerate or vest automatically upon a Change in Control only. The above amendments to the Change in Control triggers were adopted in response to issues raised in a shareholder proposal that was approved by shareholders at PG&E Corporation's 2005 annual meeting.

With respect to Mr. Darbee's retention awards of restricted stock units, if these restricted stock units are neither assumed, continued, or substituted with a substantially equivalent award, all outstanding restricted stock units vest immediately before, and contingent upon, the Change in Control, and will be paid on the applicable original vesting date. If Mr. Darbee is terminated (i) following a Potential Change in Control or (ii) within two years following the Change in Control, all outstanding restricted stock units relating to his retention awards (to the extent they did not already vest) automatically vest when Mr. Darbee has a separation from service.

For these purposes, a Potential Change in Control is the earlier of (i) the date on which PG&E Corporation executes an agreement or letter of intent, where the consummation of the transaction described in such agreement or letter would result in a Change in Control, (ii) the date on which the Board of Directors of PG&E Corporation approves a transaction or series of transactions, the consummation of which would result in a Change in Control, or (iii) the date on which a tender offer for PG&E Corporation's voting stock is publicly announced, the completion of which would result in a Change in Control.

Effective January 1, 2009, the vesting provisions for annual LTIP grants are amended to conform to Section 409A of the Internal Revenue Code. These changes are not expected to change the amount reported above.

Potential Payments Upon Termination Due to Death or Disability

This table estimates potential payments for each individual named in the Summary Compensation Table (other than Mr. Morrow and Mr. Powell) as if that individual's employment were terminated due to death or disability effective December 31, 2008.

Name	Value of Stock Options Vesting(1)	Value of Stock Awards Vesting(2)	Value of Accumulated Pension Benefits (Upon Death)	Non-Qualified Deferred Compensation Aggregate Balance	Total
P. A. Darbee	$155,195	$15,968,628	$4,323,401	$2,075,718	$22,522,942
C. P. Johns	$43,244	$2,993,359	$589,696	$2,687,022	$6,313,321
H. Park	$0	$2,763,495	$62,464	$517,768	$3,343,727
R. L. Rosenberg	$0	$2,908,210	$283,358	$7,878	$3,199,446
J. S. Keenan	$0	$2,514,485	$309,760	$420,754	$3,244,999
B. L. Barcon	$0	$704,706	$13,265	$18,200	$736,171
(1)
Value based on the difference between the option exercise price and $38.71, which was the closing price of PG&E Corporation common stock on December 31, 2008.

(2)
Performance shares granted in 2006 are valued at $37.3976 per share, the average closing price for the last 30 calendar days of 2008. All other stock awards are valued at the December 31, 2008 closing price of $38.71. Payout percentages applied to performance shares reflect performance through December 31, 2008.

If an officer's employment is terminated by reason of disability, the officer is entitled to pension payments consistent with benefits paid upon resignation. These payments are detailed above in the table entitled "Potential Payments Upon Resignation/Retirement."

If an officer's employment is terminated due to the officer's death, the amount of pension benefits depends on the officer's age and the number of years worked at PG&E Corporation and Pacific Gas and Electric Company. If (1) the officer was at least 55 years of age or (2) the combined total of his or her age and the number of years worked exceeded 70, then the officer's surviving spouse would be entitled to an immediate payment of 50% of the single life pension benefit that would have otherwise been available to the officer at age 65. For all other officers, the surviving spouse pension benefits would commence in the month that starts the day after that officer would have reached age 55. The value of this benefit would be 50% of the single life pension benefit that would have otherwise been available to the participant at age 55.

Upon termination following death or disability, the officer's designated beneficiary(ies) or the officer would be entitled to receive the aggregate balance in the officer's deferred compensation account.

With respect to annual LTIP grants upon death or disability:

•
All unvested options vest immediately and are exercisable for the shorter of one year or the option term.

•
All unvested shares of restricted stock vest on the next annual vesting date.

•
Unvested performance shares vest immediately. Vested shares are payable, if at all, as soon as practicable after completion of the performance period relevant to the performance share grant and in any event within 60 days of the original vesting date. The payout percentage is based on the same formula applied to active employees' performance shares. Beneficiaries also may receive a cash payment equal to the amount of dividends accrued over a performance period with respect to the performance shares, multiplied by the same payout percentage used to determine the amount, if any, of the performance shares.

•
SISOPs vest immediately and are payable in the seventh month following termination.

Vested LTIP awards are payable to the officer's designated beneficiary(ies), or otherwise in accordance with the officer's instructions or by law.

Report of the Audit Committees

The Audit Committees of PG&E Corporation and Pacific Gas and Electric Company are comprised of independent directors and operate under written charters adopted by their respective Boards of Directors. The members of the Audit Committees of PG&E Corporation and Pacific Gas and Electric Company are identical. At both PG&E Corporation and Pacific Gas and Electric Company, management is responsible for internal controls and the integrity of the financial reporting process.

In this regard, management has assured the Audit Committees that the consolidated financial statements of PG&E Corporation and Pacific Gas and Electric Company were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committees reviewed and discussed these audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committees also reviewed with the independent registered public accounting firm matters that are required to be discussed by Statement on Auditing Standards No. 114 (the successor to Statement on Auditing Standards No. 61—"Communication with Audit Committees").

Deloitte & Touche LLP was the independent registered public accounting firm for PG&E Corporation and Pacific Gas and Electric Company in 2008. The independent registered public accounting firm provided to the Committees the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and the Committees discussed with the independent registered public accounting firm that firm's independence.

Based on the Committees' reviews and discussion described above, the Committees recommended to the Boards of Directors that the audited consolidated financial statements for PG&E Corporation and Pacific Gas and Electric Company be included in the PG&E Corporation and Pacific Gas and Electric Company Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

April 1, 2009

Audit Committees of the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company

Barry Lawson Williams, Chair
David R. Andrews
Maryellen C. Herringer
Mary S. Metz

Other Information

Principal Shareholders

The following table presents certain information regarding shareholders that PG&E Corporation and Pacific Gas and Electric Company know are the beneficial owners of more than 5% of any class of voting securities of PG&E Corporation or Pacific Gas and Electric Company as of March 9, 2009.

Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Pacific Gas and Electric Company stock(1)	PG&E Corporation(2) One Market, Spear Tower, Suite 2400 San Francisco, CA 94105	264,374,809	96.24%
PG&E Corporation Common stock	Franklin Resources, Inc.(3) One Franklin Parkway, San Mateo, CA 94403	22,348,423	6.2%
(1)
Pacific Gas and Electric Company's common stock and preferred stock vote together as a single class. Each share is entitled to one vote.

(2)
As a result of the formation of the holding company on January 1, 1997, PG&E Corporation became the holder of all issued and outstanding shares of Pacific Gas and Electric Company common stock. As of March 9, 2009, PG&E Corporation held 100% of the issued and outstanding shares of Pacific Gas and Electric Company common stock, and neither PG&E Corporation nor any of its subsidiaries held shares of Pacific Gas and Electric Company preferred stock.

(3)
The information relates to beneficial ownership as of December 31, 2008, as reported in Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009 on behalf of Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. In general, Franklin Resources Inc.'s (FRI) investment management subsidiaries contractually have investment and/or voting power over securities owned by such investment management subsidiaries' clients. Messrs. Johnson and Johnson each own greater than 10% of the outstanding common stock of FRI. Each of FRI and the two Messrs. Johnson are considered beneficial owners of 22,348,423 shares of PG&E Corporation common stock. None of these three have voting or investment power over these shares. Franklin Advisers, Inc. is an investment management subsidiary of FRI and has beneficial ownership of 21,713,100 shares of PG&E Corporation common stock. Of those shares, Franklin Advisors, Inc. has sole voting power with respect to 21,713,100 of these shares and sole dispositive power with respect to 21,713,100 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations, PG&E Corporation's and Pacific Gas and Electric Company's directors and certain officers, and persons who own greater than 10% of PG&E Corporation's or Pacific Gas and Electric Company's equity securities must file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and the principal national securities exchange on which those securities are registered, and must furnish PG&E Corporation or Pacific Gas and Electric Company with copies of all such reports that they file.

Based solely on review of copies of such reports received or written representations from certain reporting persons, PG&E Corporation and Pacific Gas and Electric Company believe that during 2008 all filing requirements applicable to their respective directors, officers, and 10% shareholders were satisfied. No information is reported for individuals during periods in which they were not directors, officers, or 10% shareholders of the respective company.

By Order of the Boards of Directors of
PG&E Corporation and
Pacific Gas and Electric Company,

Linda Y.H. Cheng
Vice President, Corporate Governance and Corporate Secretary of
PG&E Corporation and
Pacific Gas and Electric Company

Appendix A
PG&E Corporation
Pacific Gas and Electric Company

Secondary Pay Comparator Group of General Industry Companies

November 2007

For the 2008 Officer Compensation Program, the general industry comparator group provided by Hewitt Associates, LLC, the PG&E Corporation Compensation Committee's independent compensation consultant, consisted of the following 72 companies:

Accenture Ltd.	Kohl's Corporation
Air Products & Chemicals, Inc.	Limited Brands, Inc.
Amazon.com, Inc.	Marriott International, Inc.
American Standard Cos. Inc.	Masco Corporation
Anheuser-Busch Companies, Inc.	Medtronic, Inc.
ARAMARK Corporation	Mittal Steel USA Inc.
Arrow Electronics, Inc.	Nordstrom, Inc.
BAE Systems, Inc.	Northwest Airlines, Inc.
Baker Hughes Incorporated	Occidental Petroleum Corporation
Bristol-Myers Squibb Company	OfficeMax Incorporated
CHS Inc.	PACCAR Inc.
Cigna Corporation	Panasonic Corporation of America
Colgate-Palmolive Company	Phillip Morris USA
ConAgra Foods, Inc.	Philips Electronics Corporation
Constellation Energy Group, Inc.	PPG Industries, Inc.
Covidien Ltd.	Praxair, Inc.
Cox Enterprises, Inc.	Qwest Communication International, Inc.
Cummins Inc.	Reliant Energy, Inc.
Dana Corporation	Reynolds American Inc.
Delta Airlines, Inc.	Rohm and Haas Company
Dollar General Corporation	Sara Lee Corporation
Eastman Kodak Company	Schering-Plough Corporation
Eaton Corporation	Solectron Corporation
Eli Lilly & Company	Staples, Inc.
Fortune Brands, Inc.	Tenet Healthcare Corporation
General Mills, Inc.	Tennessee Valley Authority
H. J. Heinz Company	Textron, Inc.
Health Net, Inc.	Time Warner Cable Inc.
Hilton Hotels Corporation	Toys "R" Us, Inc.
Illinois Tool Works Inc.	TRW Automotive Holdings Corp.
Ingersoll-Rand Company Ltd.	UAL Corporation
International Truck & Engineer Corporation	Union Pacific Corporation
J. C. Penney Company, Inc.	Viacom Inc.
Kellogg Company	Visteon Corporation
Kimberly-Clark Corporation	Xerox Corporation
Kinder Morgan Energy Partners, L.P.	Yum! Brands, Inc.

A-1

Directions to the PG&E Corporation and Pacific Gas and Electric Company Joint Annual Meeting

San Ramon Valley Conference Center
3301 Crow Canyon Road, San Ramon, CA

The San Ramon Valley Conference Center is located in San Ramon right off Interstate 680, approximately 35 miles east of San Francisco. From Highway 680, take the Crow Canyon Road exit. Go east on Crow Canyon Road past Camino Ramon. Turn right into the Conference Center parking lot. There is ample free parking on the grounds.

Your vote is important.

If you are not executing and submitting your proxy and voting instructions over the Internet or by telephone, please mark, sign, date, and mail your proxy card as soon as possible.

Printed with soybean ink on Blended Groundwood, a stock that is produced with approximately 11% fewer trees than a comparable freesheet and that also includes a pulp bleaching process that minimizes the use of elemental chlorine, thereby reducing the release of environmental pollutants.

2009 ANNUAL MEETING OF SHAREHOLDERS ADMISSION TICKET

San Ramon Valley Conference Center

3301 Crow Canyon Road

San Ramon, California

May 13, 2009, at 10:00 a.m.

There is free parking at the San Ramon Valley Conference Center.  Doors open at 9:00 a.m.

You may bypass the shareholder registration area and present this ticket at the entrance to the meeting room.

Note: Shareholders will be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meeting.  Cell phones must be turned off prior to entering the meeting.  Cameras and video, audio, or any other electronic recording devices will not be allowed in the meeting room during the Annual Meeting, other than for Pacific Gas and Electric Company purposes.  A checkroom will be available.  For your protection, all purses, briefcases, and packages will be subject to inspection as you enter the meeting.  No items will be allowed into the meeting that might pose a safety or security risk.  We regret any inconvenience this may cause.

Real-time captioning services and assistive listening devices will be available.  Please contact an usher if you wish to be seated in the real-time captioning section or require an assistive listening device.

Please fold and detach card at perforation.

YOUR VOTE IS IMPORTANT!

As an alternative to completing and mailing the card, you may submit your voting instructions over the Internet at http://www.cesvote.com or by touch-tone telephone at 1-888-693-8683.  Please have your proxy card in hand when submitting your voting instructions over the Internet or by telephone.  These Internet and telephone voting procedures comply with California law.  If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the meeting.

Proxy must be signed and dated on the reverse side.

Please fold and detach card at perforation before mailing.

PACIFIC GAS AND ELECTRIC COMPANY	PROXY

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted FOR Items 1 and 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MANAGEMENT ITEMS 1 AND 2.

1.	Election of Directors
Nominees are:

	(1)	David R. Andrews	☐ FOR	☐ AGAINST	☐ ABSTAIN

	(2)	C. Lee Cox	☐ FOR	☐ AGAINST	☐ ABSTAIN

	(3)	Peter A. Darbee	☐ FOR	☐ AGAINST	☐ ABSTAIN

	(4)	Maryellen C. Herringer	☐ FOR	☐ AGAINST	☐ ABSTAIN

	(5)	Roger H. Kimmel	☐ FOR	☐ AGAINST	☐ ABSTAIN

	(6)	Richard A. Meserve	☐ FOR	☐ AGAINST	☐ ABSTAIN

	(7)	Forrest E. Miller	☐ FOR	☐ AGAINST	☐ ABSTAIN

	(8)	Barbara L. Rambo	☐ FOR	☐ AGAINST	☐ ABSTAIN

	(9)	Barry Lawson Williams	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm		☐ FOR	☐ AGAINST	☐ ABSTAIN

	☐	Please mark this box if you plan to attend the Annual Meeting.

IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

c/o Corporate Election Services

P. O. Box 1150

Pittsburgh, PA 15230-1150

VOTE BY TELEPHONE

Have your proxy card available when you call the toll-free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign, and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh PA  15230.

You can view the Joint Proxy Statement and the Annual Report on the Internet at:  www.pgecorp.com/investors/financial_reports/

Vote by Telephone Call toll-free using a touch-tone phone: 1-888-693-8683	Vote by Internet Access the website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Time on Wednesday, May 13, 2009 to be counted in the final tabulation.

If you vote by telephone or Internet, please do not send your proxy by mail.

Proxy must be signed and dated below.

Please fold and detach card at perforation before mailing.

PACIFIC GAS AND ELECTRIC COMPANY	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on May 13, 2009.

The undersigned hereby appoints Peter A. Darbee and Linda Y.H. Cheng, or either of them severally, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the Annual Meeting of Shareholders of Pacific Gas and Electric Company, to be held at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California, on Wednesday, May 13, 2009, at 10:00 a.m., and at any adjournment or postponement thereof, as indicated on this proxy card, and in their discretion to the extent permitted by law, upon all motions and resolutions which may properly come before said meeting, and any adjournments or postponements thereof.

Signature

Signature

Date:	, 2009

Please sign exactly as name appears hereon.  When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

PACIFIC GAS AND ELECTRIC COMPANY	PROXY

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted FOR Items 1 and 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MANAGEMENT ITEMS 1 AND 2.

1.	Election of Directors
Nominees are:

	(1)	David R. Andrews	☐ FOR	☐ AGAINST	☐ ABSTAIN

	(2)	C. Lee Cox	☐ FOR	☐ AGAINST	☐ ABSTAIN

	(3)	Peter A. Darbee	☐ FOR	☐ AGAINST	☐ ABSTAIN

	(4)	Maryellen C. Herringer	☐ FOR	☐ AGAINST	☐ ABSTAIN

	(5)	Roger H. Kimmel	☐ FOR	☐ AGAINST	☐ ABSTAIN

	(6)	Richard A. Meserve	☐ FOR	☐ AGAINST	☐ ABSTAIN

	(7)	Forrest E. Miller	☐ FOR	☐ AGAINST	☐ ABSTAIN

	(8)	Barbara L. Rambo	☐ FOR	☐ AGAINST	☐ ABSTAIN

	(9)	Barry Lawson Williams	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm		☐ FOR	☐ AGAINST	☐ ABSTAIN

	☐	Please mark this box if you plan to attend the Annual Meeting.

IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

PACIFIC GAS AND ELECTRIC COMPANY	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on May 13, 2009.

The undersigned hereby appoints Peter A. Darbee and Linda Y.H. Cheng, or either of them severally, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the Annual Meeting of Shareholders of Pacific Gas and Electric Company, to be held at the San Ramon Valley Conference Center, 3301 Crow Canyon Road, San Ramon, California, on Wednesday, May 13, 2009, at 10:00 a.m., and at any adjournment or postponement thereof, as indicated on this proxy card, and in their discretion to the extent permitted by law, upon all motions and resolutions which may properly come before said meeting, and any adjournments or postponements thereof.

Signature

Signature

Date:	, 2009

Please sign exactly as name appears hereon.  When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.